     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2002

                                          REGISTRATION NO. 333-[               ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)
                             ---------------------

             DELAWARE                             1400                            06-1579072
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)            Identification No.)

                             ---------------------
                           1133 BROADWAY, SUITE 824,
                              NEW YORK, N.Y. 10010
                                 (212) 741-8512
    (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
                             ---------------------
                               TEODOSIO V. PANGIA
                                  TVP CAPITAL
                            1133 BROADWAY, SUITE 824
                               NEW YORK, NY 10010
           (Name, Address, including Zip Code, and Telephone Number,
                   including Area Code, of Agent for Service)
                             ---------------------
                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS LLP
                        60 EAST 42ND STREET, 37TH FLOOR
                            NEW YORK, NEW YORK 10165
                             PHONE: (212) 661-3535
                              FAX: (212) 972-1677
                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  Upon consummation of the merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
      TITLE EACH CLASS OF            AMOUNT TO BE           OFFERING        AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED        PRICE PER SHARE           PRICE           REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001
  per share                           21,107,421            $1.11(1)          $23,429,237.31           $2,156
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) BASED ON THE AVERAGE OF THE BID AND ASKED PRICES OF THE COMMON STOCK OF HEDMAN RESOURCES LIMITED AS OF JULY 24, 2002; REGISTRANT'S COMMON STOCK IS NOT PUBLICLY TRADED.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CIRCULAR

                   SUBJECT TO COMPLETION, DATED JULY 31, 2002

     The information in this preliminary information circular is not complete and may be changed. Enviro may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary information circular is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                            HEDMAN RESOURCES LIMITED

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

                                 TO BE HELD ON

                       SEPTEMBER 26, 2002, AT 10:00 A.M.

                        MANAGEMENT INFORMATION CIRCULAR

                                                                August    , 2002

                             [ON HEDMAN LETTERHEAD]

                     PRESIDENT'S LETTER TO THE SHAREHOLDERS

Dear Shareholder:

     You are invited to attend the Annual and Special Meeting of Shareholders of Hedman Resources Limited to be held in Toronto on September 26, 2002.

     Since last year's shareholders meeting at which Hedman announced that it had discovered an asbestos free Serpentine deposit many changes have taken place. The company successfully completed a $3.1 million dollar plant upgrade at its Matheson processing facility. In research and development, two new products were developed targeting the plastic industry. Superfil 100 and Superfil 200. The company is presently exploring the feasibility of entering the magnesium chloride industry. Hedman's lead product Superfil is undergoing tests for various applications in various markets Worldwide. Management has achieved significant progress in arranging distributors for our products in Canada, the US and Japan. The company has in turn acquired the worldwide distribution rights to the production of vermiculite from the newly built facility located in Butler Township near North Bay, Ontario. The vermiculite project is owned by Enviro Industrial Technologies Inc. Management continues to believe that the significance of processing a replacement industrial mineral with many similar characteristics to asbestos is enormous.

     Hedman intends to create a formula combining Superfil and high-grade vermiculite to enhance the fire, heat and strength performance of its existing Superfil product. Vermiculite is currently available in the quantities required for production only from sources in China and Europe. Enviro Industrial Technologies, Inc. has acquired certain vermiculite mining claims in northeastern Ontario.

     Hedman entered into an Amalgamation Agreement with Enviro, dated as of December 13, 2000, for the amalgamation of Hedman with Enviro's Canadian subsidiary, Enviro Industrial Technologies (Canada), Inc. The proposed amalgamation will result in the shareholders of Hedman receiving common stock of Enviro on a two-for-one basis, that is, for every two common shares of Hedman, the holder thereof will receive one common share of Enviro. The proposed amalgamation will provide the resulting amalgamated company, which will continue the business and operations of Hedman, with access to necessary vermiculite resources and, it is anticipated, additional financial resources for the further development of Hedman's products. As well, management believes that the synergies between the companies will accelerate the revenue potential of the resulting organization, which management believes will, as a result of the amalgamation, become the only producer of vermiculite in Canada.

     The amalgamation will be implemented pursuant to the Amalgamation Agreement, contingent upon shareholders' and regulatory approvals and certain other terms and conditions as set forth in the Amalgamation Agreement. Shareholder approval will be sought at the Meeting, notice of which accompanies this letter. At a meeting held on January 16, 2001, the shareholders approved the Amalgamation Agreement and the amalgamation. However, the United States Securities and Exchange Commission subsequently informed us that, due to the significant number of U.S. citizens holding Hedman shares, the Enviro shares to be exchanged for such Hedman shares in the amalgamation must be registered with the SEC before the shareholders may vote upon the amalgamation. We are, therefore, conducting a revote on the amalgamation and have supplemented the enclosed Information Circular to include the information required in the form for SEC registration of the Enviro shares. This letter and the Information Circular have been filed with the SEC.

     Your board has concluded that the amalgamation is in the best interests of Hedman and its shareholders. The board of directors of Hedman unanimously recommends that the shareholders vote in favor of the proposed amalgamation. All of the directors and officers who hold shares in Hedman have confirmed that they intend to vote their shares in favor of the proposed amalgamation.

     In addition to seeking shareholder approval for the amalgamation, other matters to be addressed at the Meeting include receiving the annual report of Hedman, the election of directors of Hedman and the appointment of auditors of Hedman.

     Accompanying this letter is an information circular that sets out full particulars of the proposed amalgamation and other important information, including information relating to the other resolutions to be considered at the Meeting. It is important that your shares be represented at the Meeting. If you are unable to attend in person, please carefully follow the instructions for delivering the enclosed proxy within the time period set out in the proxy.

                                          Yours truly,

                                          CLAUDE TAILLEFER
                                          President and C.E.O.

     For a discussion of significant matters that should be considered before voting at the Hedman special meeting, see "Risk Factors" beginning on page 8.

     Hedman common stock is traded on the TSX Venture Exchange under the symbol "HDM". Enviro common stock is not listed for trading on any exchange but intends to apply for listing on the US BBX Exchange prior to completion of the amalgamation.

     Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved this information circular or the securities to be issued in the merger or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

     No securities commission or similar regulatory authority in Canada has in any way passed on the merits of the common stock offered under this information circular or the disclosure contained in this information circular. Any representation to the contrary is a criminal offense.

     This information circular is dated August   , 2002 and is first being
mailed to the holders of Hedman common stock on or about August 20, 2002.

     The information in this information circular is not complete and may be changed. Enviro may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information circular is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                               TABLE OF CONTENTS

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS........
SUMMARY OF MANAGEMENT INFORMATION CIRCULAR..................
  The Parties...............................................
  Enviro and Enviro Canada..................................
  Hedman....................................................       2
  The Amalgamation..........................................       2
  Reasons for the Amalgamation..............................       2
  What Hedman Stockholders Will Receive.....................       3
  Treatment of Hedman Options and Warrants..................       3
  Recommendations of the Board..............................       3
  Voting Agreements and Proxies.............................       3
  Hedman Annual and Special Meeting.........................       4
  Certain Relationships and Related Transactions............       4
  Interests of Hedman Officers and Directors................       4
  Dissenters Rights.........................................       4
  Conditions to the Amalgamation............................       4
  Termination of the Amalgamation Agreement.................       5
  Material United States Federal Income Tax Consequences....       5
  Material Canadian Federal Income Tax Consequences.........       6
  Foreign Taxes.............................................       6
  Comparison of Rights of Securityholders...................       6
RISK FACTORS................................................       8
SELECTED HISTORICAL FINANCIAL INFORMATION -- HEDMAN.........      16
SELECTED HISTORICAL FINANCIAL INFORMATION -- ENVIRO.........      17
COMPARATIVE PER SHARE DATA..................................      18
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL                  19
  STATEMENTS................................................
MARKET PRICE AND DIVIDEND INFORMATION.......................      24
SOLICITATION OF PROXIES.....................................      25
  Appointment of Proxy......................................      25
  Revocation of Proxies.....................................      25
  Voting of Proxies.........................................      25
  Voting Securities.........................................      26
  Principal Holders of Voting Securities....................      26
THE AMALGAMATION............................................      26
  Meeting of Shareholders...................................      26
  Votes Required for the Amalgamation.......................      26
  The Amalgamation..........................................      27
  Background of the Amalgamation............................      27
  Certain Relationships and Related Transactions............      28
  Reasons for the Amalgamation..............................      28
  The Amalgamation Agreement................................      29
  Conditions Precedent to the Amalgamation..................      29
  Recommendation of the Board...............................      30
  Reasons for the Recommendation............................      30
  Completion of the Amalgamation and Regulatory Matters.....      30
  Certain United States Federal Income Tax Consequences.....      30
  Certain Canadian Federal Income Tax Considerations........      32
  Resale of Enviro US Shares................................      35
  Stock Option Plan.........................................      36

  Treatment of Outstanding Warrants.........................      36
  Fractional Shares.........................................      36
  Delivery of Enviro US Share Certificates..................      36
  Stock Exchange Listings...................................      36
  Comparison of Shareholders' Rights........................      36
  Dissenting Shareholders Rights............................      45
AMALCO AND ENVIRO AFTER THE AMALGAMATION....................      45
  Directors and Executive Officers of Amalco................      46
  Directors and Executive Officers of Enviro after this           47
    Amalgamation............................................
  Share Capital of Amalco...................................      48
  Pro Forma Consolidated Financial Information..............      48
INFORMATION CONCERNING ENVIRO...............................      49
  The Vermiculite Property..................................      49
  Material Contracts........................................      52
  Directors and Officers....................................      52
  Auditors/Transfer Agent and Registrar.....................      52
  Security Ownership of Certain Beneficial Owners and             53
    Management of Enviro....................................
  Other Information Concerning Enviro US....................      53
INFORMATION CONCERNING HEDMAN...............................      53
  Superfil/Lizardite........................................      54
  Exploration Stage.........................................      59
  Legal Proceedings.........................................      60
  Management................................................      61
  Security Ownership of Certain Beneficial Owners and             61
    Management..............................................
  Executive Compensation....................................      62
  Stock Option Plan.........................................      62
  Certain Relationships and Related Transactions............      63
INFORMATION CONCERNING ENVIRO CANADA........................      63
  General...................................................      63
MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF                  64
  OPERATION.................................................
LEGAL MATTERS...............................................      69
EXPERTS.....................................................      69
ELECTION OF DIRECTORS.......................................      70
APPOINTMENT OF AUDITORS.....................................      71
INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS...............      71
INTERESTS OF INSIDERS IN MATERIAL TRANSACTIONS..............      71
REGISTRAR AND TRANSFER AGENT................................      71
BOARD APPROVAL..............................................      71
CONSENT OF BONDY & SCHLOSS LLP..............................      72
CONSENT OF DONAHUE LLP......................................      73
CONSENT OF ENVIRO INDUSTRIAL TECHNOLOGIES, INC..............      74
CONSENT OF KPMG LLP.........................................      75
CONSENT OF P.A.R. BROWN MINING GEOLOGISTS...................      76
CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS...................      77
FINANCIAL STATEMENTS........................................     F-1
SCHEDULE "A" -- Amalgamation Resolution.....................     A-1
SCHEDULE "B" -- Election of Directors.......................     B-1
SCHEDULE "C" -- Appointment of Auditors.....................     C-1
SCHEDULE "D" -- Amalgamation Agreement......................     D-1
SCHEDULE "E" -- Dissenters Rights...........................     E-1

                             ADDITIONAL INFORMATION

     This prospectus/proxy statement incorporates important business and financial information about Enviro that is not included in or delivered with this prospectus/information circular. This information is available without charge to Hedman stockholders on written or oral request. Stockholders should contact Enviro Industrial Technologies, Inc., 1133 Broadway, Suite 824 New York, NY 10010, attention: Teodosio Pangia, telephone number: (212) 741-8512. To obtain timely delivery of requested documents before the Hedman annual and
special meeting, you must request them no later than August   , 2002, which is
five business days before the date of the meeting.

                            HEDMAN RESOURCES LIMITED

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN THAT the annual and special meeting (the "Meeting") of the holders of common shares of Hedman Resources Limited ("Hedman") will be held on Thursday, September 26, 2002 at the hour of 10:00 a.m. (Toronto time) at the Regal Constellation Hotel (Saturn Room), 900 Dixon Road, Toronto, Ontario, M9W 1J7 for the following purposes:

          1. To consider and, if deemed advisable, pass, with or without variation, a special resolution (the "Amalgamation Resolution") to approve and adopt, with or without variation, an amalgamation agreement (the "Amalgamation Agreement") dated as of December 13, 2000, among Hedman, Enviro Industrial Technologies (Canada), Inc. ("Enviro Canada") and Enviro Industrial Technologies, Inc. ("Enviro"), providing for the amalgamation (the "Amalgamation") of Hedman with Enviro Canada, which will result in the amalgamated corporation ("Amalco") continuing as a subsidiary of Enviro and pursuant to which, among other things, shareholders of Hedman will receive one common share in Enviro for every two common shares held in Hedman;

          2. To receive the financial statements of Hedman for the fiscal year ended December 31, 2001, together with a report of the auditors thereon;

          3. To appoint the auditors of Hedman and to authorize the directors to fix their remuneration;

          4. To elect the board of directors of Hedman;

          5. To transact such further and other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The particulars of the matters referred to in the Notice and the full text of the resolutions to be voted on by the shareholders are set out in the attached information circular.

     This Notice is accompanied by a form of proxy, information circular and the financial statements of Hedman and Enviro for the three months ended March 31, 2002 and the fiscal year ended December 31, 2001.

     Only shareholders of record at the close of business on August 20, 2002 will be entitled to notice of and to attend and vote at the Meeting (except as otherwise noted in the Management Information Circular).

     IF YOU ARE NOT ABLE TO BE PRESENT AT THE MEETING, PLEASE EXERCISE YOUR RIGHT TO VOTE BY SIGNING AND RETURNING TO HEDMAN, IN THE ENVELOPE PROVIDED FOR THAT PURPOSE, THE ACCOMPANYING FORM OF PROXY SO THAT IT ARRIVES NOT LATER THAN
THE CLOSE OF BUSINESS ON AUGUST   , 2002 OR, IF THE MEETING IS ADJOURNED, 48
HOURS (EXCLUDING SATURDAYS, SUNDAYS AND HOLIDAYS) BEFORE THE COMMENCEMENT OF ANY ADJOURNED MEETING OR DEPOSIT THE SIGNED FORM OF PROXY WITH THE CHAIRPERSON OF THE MEETING ON THE DAY OF THE MEETING OR ANY ADJOURNMENT THEREOF PRIOR TO THE COMMENCEMENT OF THE MEETING.

Dated at Toronto, Ontario this      day of August, 2002.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                                 /s/ CLAUDE TAILLEFER
                                          --------------------------------------
                                                    Claude Taillefer,
                                                   President and C.E.O.

     Please also see "Where You Can Find More Information" in the prospectus/information circular to obtain further information and learn about other ways that you can get this information.

                  QUESTIONS AND ANSWERS ABOUT THE AMALGAMATION

Q: When will the merger be completed?

A: Enviro and Hedman are working to complete the amalgamation as quickly as possible. Subject to regulatory and Hedman stockholder approval, we hope to complete the amalgamation during Hedman's third fiscal quarter ending September 30, 2002.

Q: If I receive shares of Enviro common stock in the amalgamation, where will they be listed?

A: The shares of Enviro common stock issuable pursuant to the merger agreement are expected to be listed on the BBX Exchange. Management intends to apply for such listing after the completion of the amalgamation.

Q: How many shares of Enviro common stock will I receive?

A: You will receive one share of Enviro common stock for every two shares of Hedman common stock.

Q: Will the Enviro common stock I receive be immediately saleable by me?

A: Subject to the obtaining of certain exemption orders which may be required from provincial securities commissions in Canada for Canadian resident holders of common stock of Hedman, and subject to certain resale restrictions applicable to affiliates of Hedman under United States securities laws and similar provisions under Canadian securities laws, you will be able to sell your shares of Enviro common stock.

Q: Will Hedman common stock continue to be traded on the TSX Venture Exchange after the merger?

A: No. On completion of the amalgamation, Hedman will have merged with Enviro
   (Canada), which is a subsidiary of Enviro, with the surviving company stock being a wholly-owned subsidiary of Enviro. The Hedman common stock will not thereafter be listed on any exchange or otherwise be publicly traded.

Q: Do I, as a Hedman stockholder, have the right to vote on the amalgamation?

A: Yes. Holders of Hedman common stock are entitled to vote on the amalgamation.
   Holders of Hedman common stock will vote on a proposal to approve the agreement and the amalgamation at the Hedman annual and special meeting to be held on September 26, 2002.

Q: What Hedman stockholder vote is necessary to approve the amalgamation agreement and the amalgamation?

A: The amalgamation cannot be completed unless Hedman stockholders that on the record date own a two-thirds majority of the outstanding shares of Hedman common stock vote to approve the amalgamation agreement and the merger as a single class.

Q: Are Hedman stockholders entitled to dissenters' rights?

A: Yes. Under Canadian law, stockholders are entitled to dissenters' rights if they follow the requirements specified by Canadian law and do not vote to approve the amalgamation agreement and amalgamation.

Q: What do I need to do now?

A: You should carefully read and consider the information contained in this information circular. You should then complete, sign and date your proxy card and return it in the enclosed return envelope as soon as possible so that your shares of Hedman common stock may be represented at the meeting.

Q: Should I send in my stock certificates now?

A: No. After the amalgamation is completed, you will receive a letter of transmittal and written instructions for exchanging your stock certificates.

Q: Can I change my vote after I have voted by proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the meeting. You can do this in a number of ways. First, you may send in a later-dated, signed proxy card to the corporate secretary of

   Hedman so that it arrives before the Hedman meeting. Second, you can send a written notice to the corporate secretary of Hedman stating that you would like to revoke your proxy. Third, you may attend the Hedman special meeting and vote in person.

Q: If my shares of Hedman common stock are held in street name by my broker, will my broker vote my shares for me?

A: A broker will vote the shares held by you only if you provide instructions to your broker on how to vote. Without instructions, those shares will not be voted. Hedman stockholders should instruct their brokers to vote their shares by following the directions that they provide. If you do not instruct your broker to vote your shares, this will have the effect of a vote against the proposal relating to the amalgamation agreement and amalgamation.

Q. Is Enviro or Enviro (Canada) shareholder approval required?

A. No. It is not necessary to obtain the approval by Enviro shareholders of the amalgamation agreement. Enviro will approve the transaction as the sole shareholder of Enviro.

                                    SUMMARY

     This summary highlights selected information contained in this prospectus/information circular. It may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information appearing elsewhere in this document or that is incorporated by reference or attached as Annexes to this document. Page references are in parenthesis to direct you to a more complete description of the items presented in this summary. In addition, Enviro is incorporating by reference important business and financial information into this information circular. You may obtain the information incorporated by reference into this information circular without charge.

     Enviro is a corporation organized under the laws of the State of Delaware on March 31, 2000. Enviro plans to enter the industrial mining business, in part through the amalgamation of Hedman with its wholly-owned subsidiary, Enviro (Canada).

     Enviro has not generated any revenue to date, and as of March 31, 2002 it had an accumulated deficit of ($568,841).

     The core of our business will be the exploitation of a vermiculite property owned by us consisting of a block of three unpatented mining claims in Canada, covering a total of 35 claim units. Vermiculite is a member of what is known as the "phyllosilicate" group of minerals, and is typically used for industrial, fireproofing and construction applications.

     Hedman is currently producing Superfil, which is another type of high heat industrial filler made from a mineral called lizardite that we and Hedman believe has commercial advantages over currently manufactured asbestos products.

     Hedman's lack of revenues, accumulated net losses and the need for additional working capital create doubt as to whether it can carry out its business plan or continue as a going concern.

     For the reasons discussed in this information circular, Enviro plans to amalgamate with Hedman. In the amalgamation, shareholders would receive one (1) share of our common stock for every two (2) shares of Hedman common stock owned, with outstanding Hedman warrants for the purchase of its common stock being subject to the same exchange ratio.

     Enviro has supplied all information contained or incorporated by reference in this prospectus/information circular relating to Enviro and Enviro (Canada) and Hedman has supplied all information contained in this prospectus/information circular relating to Hedman.

     All dollar amounts indicated by "$" are in United States dollars, and all dollar amounts indicated by "Cdn$" are in Canadian dollars.

THE PARTIES

  Enviro Industrial Technologies, Inc.              Hedman Resources Limited
Enviro Industrial Technologies (Canada),               3875 Keele Street
                   Inc.
        1133 Broadway, Suite 824                   North York, Ontario M3J1N6
        New York, New York 10011                         (416) 630-6991
             (212) 741-8512

ENVIRO AND ENVIRO CANADA (PAGES 48 TO 52 AND 62)

     The authorized capital stock of Enviro consists of 50,000,000 shares of common stock, par value $0.001, of which 13,750,000 shares are issued and outstanding as of May 1, 2002 and is owned by 27 shareholders of record. We are also authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. No preferred stock has been issued to date. Each share of preferred stock is entitled to dividends when, and if, declared by Enviro's board of directors. There are currently no voting, conversion or liquidation rights, nor redemption or sinking fund provisions for the preferred stock.

     There was no public market for Enviro securities on the date the announcement of the proposed amalgamation with Hedman was made nor is there currently such a market.

     Enviro (Canada) was incorporated in Canada on December 13, 2000 for the sole purpose of effecting the amalgamation.

HEDMAN (PAGES 53 TO 63)

     Hedman Resources Limited was founded in 1956 as an exploration company. Hedman is a publicly traded company incorporated under the laws of Ontario, Canada and is listed on the TSX Venture Exchange with the trading symbol "HDM." Hedman is in the Industrial Mining Business and has 29 lizardite claims in the Canadian Townships of Munro and Warden where it has an open pit mining operation where any ore removed by Hedman is removed from the surface of the earth rather than beneath it. Hedman's primary mining property is located in Matheson, Ontario. In 1969, an 80,500 square-foot full-scale processing mill expected to produce 50,000 tons per year went into production at the mill site in Matheson. Hedman recently acquired new production equipment at a cost of $Cdn 1.3 million affording it the opportunity to produce more finely processed ore. In June 2001, Hedman completed the installation and testing of equipment and began processing its primary product, Superfil. Hedman's current sales are derived from materials that were stockpiled in Hedman's warehouse. Hedman's plant is located in the town of Matheson, Ontario, Canada. The mining pit is located 22 miles north of the plant. The site on which the plant is located is described as parcel 16089, being part of Lot 3, Concession 6, Bowman Twp. in the Town of Matheson, containing 71.03 acres and zoned as General Industrial. The refurbishment of the milling equipment is completed in order that Hedman may provide products that are -325 mesh, -400 mesh, and -500 mesh sizes in order to service a larger number of industries.

     Hedman is authorized to issue an unlimited number of Common Shares of which 43,519,842 are issued and outstanding as of July 29, 2002. Each holder of record of Common Shares is entitled to one vote for each share held on all matters properly submitted to the shareholders for their vote. The holders of the shares are entitled to dividends when, and if, declared by the Board of Directors. No dividends have ever been declared nor is there any intent to declare or pay any dividends in the foreseeable future. There are currently no preemptive rights connected with the Common Shares. As of May 1, 2002, there were 525 shareholders of record of Hedman's Common Shares.

THE AMALGAMATION (PAGES 26 TO 45)

     Pursuant to the Amalgamation Agreement, Hedman will amalgamate with Enviro (Canada), which is a wholly-owned subsidiary of Enviro. The amalgamated entity ("Amalco") will continue as a wholly-owned subsidiary of Enviro immediately following the amalgamation and will continue the business and operations of Hedman as currently carried on. On the effective date of the amalgamation, all of the common shares of Hedman will be converted on a two-for-one basis into common shares of Enviro. As a result, following the amalgamation, Hedman shareholders will hold one common share in Enviro for every two common shares held in Hedman prior to the amalgamation. A copy of the Amalgamation Agreement is attached to this Information Circular as Schedule D and is incorporated herein by reference.

REASONS FOR THE AMALGAMATION (PAGE 28)

     The Hedman board of directors has determined that the amalgamation is fair to and in the best interests of Hedman and its shareholders and has approved the amalgamation agreement and the amalgamation based on a number of factors, including, without limitation, the following:

     Hedman has developed an asbestos-free, heat resistant, industrial mineral filler "Superfil". Superfil is the trade name used for lizardite ore after it has been processed to remove impurities and crushed to a fine

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powder. Hedman has 29 lizardite claims in the Ontario townships of Monroe and
Warden, where it has an open pit lizardite mining operation.

     Enviro owns a vermiculite property consisting of a contiguous block of three unpatented mining claims in Canada, covering a total of 35 claim units which are in the process of being patented. These claims are believed to contain high-grade vermiculite.

     Vermiculite is a key ingredient to Hedman's intended development of Superfil's commercial applications. Management believes that Hedman will be able to create an application formula combining Superfil and high-grade vermiculite to enhance the fire and heat resistance and strength of Superfil. Vermiculite is an industrial mineral which is currently only available in the quantities required for production from sources in China and Europe. The Amalgamation will provide Amalco with access to the industrial minerals required to produce Superfil products and, it is expected, to additional financing to further develop the applications of Superfil.

     Management believes that the synergies that will be created as a result of the amalgamation between Hedman and Enviro will accelerate the revenue potential of the resulting organization and that the resulting organization will become, as a result of the amalgamation, the only commercial vermiculite producer in Canada. As well, management believes that the common shares of Enviro to be received on the amalgamation will, when they are trading on the BBX Exchange, provide Hedman shareholders with more liquidity than currently exists in respect of Hedman common shares on TSX Venture Exchange.

WHAT HEDMAN STOCKHOLDERS WILL RECEIVE IN THE AMALGAMATION

     For every two common shares of Hedman, the holder thereof will receive one common share of Enviro.

TREATMENT OF HEDMAN OPTIONS AND WARRANTS (PAGE 36)

  Stock Option Plan

     Hedman has a stock option plan, and currently has options to purchase up to 870,000 common shares outstanding thereunder. Upon completion of the amalgamation, the existing stock option plan of Hedman shall be cancelled. It is a condition to completion of the amalgamation in accordance with the terms of the Amalgamation Agreement, that Enviro will establish a new stock option plan, in form and substance satisfactory to Hedman, prior to the amalgamation.

  Treatment of Outstanding Warrants

     Hedman currently has outstanding warrants to purchase up to 5,105,319 common shares. Pursuant to the amalgamation agreement, Enviro and Hedman have agreed that it is a condition precedent to completion of the Amalgamation that each Hedman warrant outstanding immediately prior to the Amalgamation becoming effective will entitle the holder thereof to purchase shares of common stock of Enviro at the same exercise price and on the same terms and conditions applicable to the Hedman warrants except that such warrants shall be exercisable on a two-for-one basis, that is only one Enviro share shall be issued in respect of Hedman warrants exercised for every two Hedman shares.

RECOMMENDATION OF HEDMAN BOARD OF DIRECTORS TO HEDMAN STOCKHOLDERS (PAGE 30)

     The Hedman board of directors has determined that the amalgamation is fair to and in the best interests of Hedman and its stockholders and has approved the amalgamation agreement and the amalgamation. Accordingly, the Hedman board of directors recommends that stockholders vote "FOR" the approval of the amalgamation agreement and the amalgamation.

VOTING AGREEMENTS AND PROXIES

     Hedman's common shares are not subject to any existing voting agreements or proxies.

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HEDMAN ANNUAL AND SPECIAL MEETING (PAGE 25)

     The Hedman annual and special meeting will be held on Thursday, September 26, 2002 at the Regal Constellation Hotel (Saturn Room), 900 Dixon Road, Toronto, Ontario M9W 1J7.

     At the Hedman annual and special meeting, Hedman stockholders will be asked to vote to approve the amalgamation agreement and the amalgamation. Approval of the Amalgamation Agreement and the amalgamation will require the affirmative vote of a majority of the outstanding Hedman common shares.

     Hedman stockholders are entitled to vote at the annual and special meeting if they owned Hedman common shares at the close of business on August 20, 2002, the record date. On that date, there were 42,214,842 shares of common stock outstanding and entitled to vote a the meeting.

     51% approval is required by Enviro (Canada) shareholders for approval of the transaction; Enviro owns 100% of Enviro (Canada)'s outstanding common stock. Two-thirds majority approval is required by the shareholders of Hedman for the transaction; directors and officers of Hedman own 1.5% of Hedman's stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 17, 2001, Hedman and Enviro entered into a Distributor Agreement pursuant to which Hedman has agreed to distribute Enviro's products derived from the vermiculite that is the subject of Enviro's mining claims in Butler Township, Ontario. The agreement renews automatically at the end of each calendar year and may be cancelled by either party upon 90 days' written notice. Hedman is to pay a purchase price for the vermiculite based upon Enviro's standard prices to distributors in effect at the time of shipment plus taxes. The quantity of vermiculite product sold under the agreement is to be determined from year to year.

     Edward J. Blanchard, a director of Hedman, is a controlling principal of Erana Mines Limited, a Canadian exploration company. In 2000 and 2001, Erana performed certain physical exploration services for Enviro with respect to Enviro's vermiculite claims in Butler Township. The total invoiced for these services, including applicable taxes, was Cdn$148,382. Erana is not currently performing services for Enviro, but it does provide exploration services for Hedman.

     Mr. Blanchard also serves as a geological consultant to Krystar International Ltd., a Bahamas company, Enviro purchased the Butler Township vermiculite mining claims from Krystar.

INTERESTS OF HEDMAN OFFICERS AND DIRECTORS IN THE AMALGAMATION

     Other than the relationships involving Mr. Blanchard, Erana Mines and Enviro described above, none of the directors or officers of Hedman have an interest in the amalgamation.

DISSENTERS' RIGHTS (PAGE 45)

     Any holder of Hedman common shares is entitled to be paid the fair value of such shares in accordance with Section 185 of the Business Corporation Act (Ontario), or OBCA, if such holder dissents and the amalgamation becomes effective. The procedure for dissenting is set forth elsewhere herein, and a copy of Section 185 of the OCBA is attached hereto as Schedule E.

CONDITIONS TO THE AMALGAMATION (PAGE 29)

     The completion of the Amalgamation is subject to the satisfaction of certain conditions, including the following:

     - the Amalgamation Agreement shall have been approved by the shareholders of Hedman;

     - Enviro shall be satisfied with the results of its due diligence investigations of Hedman;

     - Hedman shall be satisfied with the results of its due diligence investigations of Enviro and Enviro (Canada), including the claims acquired by Enviro from Krystar of the vermiculite deposits;

     - the adoption by Enviro of a stock option plan in form and substance satisfactory to Hedman;

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

     - Hedman shall be satisfied that the outstanding options for Hedman common shares shall be entitled to be exercised for common shares of Enviro following the effective date, on a two-for-one basis or that holders of options shall otherwise receive equivalent stock options on a two-for-one basis under the Enviro stock option plan;

     - Hedman shall be satisfied that the outstanding warrants for Hedman Common Shares shall be entitled to be exercised for common shares of Enviro following the effective date, on a two-for-one basis;

     - the Enviro common shares, including the Enviro shares to be issued in respect of the Hedman warrants or Hedman stock options, shall have been approved or conditionally approved for listing on the BBX Exchange;

     - all consents, orders, ruling, approvals and assurances, including any regulatory approvals, which are required, necessary or desirable for the completion of the amalgamation shall have been received;

     - there shall not be in force any order or decree restraining or enjoining the completion of the amalgamation or any aspect thereof;

     - none of the consents, orders or approvals required for the completion of the amalgamation shall contain terms or conditions that require undertakings or security considered unsatisfactory or unacceptable by either Hedman or Enviro;

     - the board of directors of Hedman and Enviro shall have determined to proceed with the amalgamation in light of the number of Common Shares in respect of which the holders thereof have exercised the right to dissent from the amalgamation and have their shares re-purchased for fair value; and

     - the Amalgamation Agreement shall not have been terminated as provided for therein.

     If any of the conditions set forth in the amalgamation is not satisfied, the party entitled to the benefit of such condition may waive such condition or terminate the amalgamation agreement.

TERMINATION OF THE AMALGAMATION AGREEMENT

     The amalgamation agreement may be terminated prior to the amalgamation:

     1) by mutual consent of Hedman, Enviro and Enviro (Canada); or

     2) if any condition to the amalgamation for the benefit of one of the parties is not satisfied on or before the effective date of the amalgamation to the satisfaction of that party, by notice to the other parties.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGES 29 TO 31)

     SHAREHOLDERS SHOULD READ CAREFULLY THE MORE DETAILED INFORMATION UNDER "CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS" INCLUDED IN THE BODY OF THE INFORMATION CIRCULAR, WHICH QUALIFIES THE INFORMATION SET OUT BELOW.

     Because the Amalgamation will constitute a "reorganization" (as the term "reorganization" is defined in Section 368(a)(1)(C) of the Code), and because Hedman is not a controlled foreign corporation, the Amalgamation will result in the following United States income tax consequences:

     (1) No gain or loss will be recognized by the Hedman shareholders on the exchange of their Hedman common shares for Enviro common shares.

     (2) The basis to the Hedman shareholders of the Enviro common shares received by them will be the same as the Hedman common shares exchanged.

     (3) The holding period of the Enviro common shares received by the Hedman shareholders will include the period for which the Hedman common shares surrendered in exchange therefor were held, provided that the Hedman common shares were held as capital assets at the time of the Amalgamation.

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

     (4) Every United States person who is a Hedman shareholder must include in its income tax return for the year in which the exchange takes place a complete statement of all facts pertinent to the nonrecognition of gain or loss upon such exchange, including a statement of the cost or other basis of the Hedman common shares.

     If the IRS were to successfully assert that the Amalgamation does not constitute a "reorganization" under Section 368(a)(1)(C) of the Code:

     (1) Each Hedman shareholder who is a United States person would recognize gain or loss in the year of the closing of the Amalgamation equal to the difference between the fair market value of the Envio US shares received by such shareholder and the shareholder's basis in the Hedman shares exchanged, the basis to each such shareholder of the Envio US shares received would be equal to the fair market of those shares on the day received, and the shareholder's holding period for the Enviro US shares received would begin the day they are received by the shareholder; and

     (2) Any Hedman shareholder who is not a United States person would not be subject to United States income tax on any recognized gain unless either (a) the gain is effectively connected with the shareholder's conduct of a trade or business in the United States, or (b) among other things, the shareholder is an individual and is present in the United States for 183 days or more in the year of the closing.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES (PAGES 31 TO 34)

     SHAREHOLDERS OF HEDMAN SHOULD READ CAREFULLY THE MORE DETAILED INFORMATION UNDER "CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" INCLUDED IN THE BODY OF THE CIRCULAR, WHICH QUALIFIES THE INFORMATION SET OUT BELOW.

     As a result of the amalgamation, holders of Hedman shares other than dissenting shareholders will receive Enviro shares in exchange therefor. In general, the holder will be subject to tax on one-half of any excess of the fair market value on the Effective Date of the Enviro shares received, less the adjusted cost base to the holder of the Hedman shares exchanged and any costs of the disposition. The tax cost to such shareholders of the Enviro shares so acquired will equal that fair market value. Dissenting shareholders will receive cash equal to the fair market value of their Hedman shares determined as of the close of business on the Business Day before the adoption of the Amalgamation Resolution and will be subject to tax on one-half of the excess of that cash amount less the adjusted cost base to them of the Hedman shares.

     Canadian residents will be required to include the full amount of dividends received on Enviro shares in their taxable income. The Enviro share will be foreign property and will not be qualified investments under the rules pertaining to RRSPs and similar tax favored vehicles.

     Non-residents of Canada will generally not be subject to Canadian tax on the gain realized on dispositions of their Hedman shares.

FOREIGN TAXES

     NO INFORMATION IS PROVIDED IN THIS INFORMATION CIRCULAR REGARDING THE TAXATION BY ANY FOREIGN JURISDICTION OF GAINS REALIZED AS A RESULT OF THE AMALGAMATION. RESIDENT OF COUNTRIES OTHER THAN CANADA AND CITIZENS OF THE UNITED STATES WHEREVER RESIDENT ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THIS TRANSACTION IN THEIR OWN JURISDICTIONS.

COMPARISON OF RIGHTS OF SECURITYHOLDERS (PAGES 36 TO 44)

     When the amalgamation is completed, Hedman shareholders will become holders of Enviro common stock. After that time, their rights will be governed by the Delaware General Corporation Law, Enviro's Certificate of Incorporation and By-Laws and the Articles of Amalgamation. The material differences between the rights of Hedman stockholders and their rights as Enviro stockholders are summarized beginning on page 36.

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     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Circular to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supercedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Circular.

     The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a representation, an untrue statement of a material fact or an admission to stated material that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

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

                                  RISK FACTORS

     You should consider the following risk factors together with the other information included in this prospectus/information circular, including the Schedules. Any of these risks could harm the business, operating results and the financial condition of Hedman and Enviro (and Enviro (Canada) going forward after the amalgamation).

RISK FACTORS RELATING TO THE AMALGAMATION

     WE CANNOT TELL YOU THE EXACT VALUE OF THE SHARES OF ENVIRO COMMON STOCK YOU WILL RECEIVE IN THE AMALGAMATION BECAUSE THESE SHARES ARE NOT YET LISTED FOR TRADING ON ANY EXCHANGE.

     On the closing of the amalgamation, holders of Hedman common stock will be entitled to receive one share of Enviro common stock for each two Hedman common shares, which ratio has been determined by negotiations between Hedman and Enviro based on internal valuations of the common stock of both companies. Because Enviro's common stock does not trade on any exchange, its valuation was based upon management's estimate of its fair market value as well as the perceived advantage of possibly trading on the OTC Bulletin Board in the United States. However, subsequent to the execution of the Amalgamation Agreement, the National Association of Securities Dealers announced its plans to replace the OTC Bulletin Board with a new trading market to be called the BBX. The BBX will impose specific listing criteria on its listed companies which were not prerequisites to listing on the OTC Bulletin Board. We cannot be certain that the valuation of Enviro shares is accurate or that the shares of Enviro common stock will be approved for trading on the BBX or that it will be able to maintain its listing if it is so approved.

     ENVIRO FACES DIFFERENT BUSINESS AND MARKET RISKS FROM THOSE FACED BY HEDMAN, AND THESE RISKS MAY CAUSE THE VALUE OF THE SHARES OF ENVIRO COMMON STOCK ISSUED TO YOU TO DECLINE.

     In the amalgamation, you will receive shares of Enviro common stock. The planned business and strategy of Enviro (and Enviro (Canada) after the amalgamation) as well as its financial condition are different from those of Hedman. Enviro's results of operations, as well as the price of Enviro common stock, may be affected by various factors different from those affecting Hedman's historical results of operations and common stock price. Future events that may not have affected the price of Hedman's common stock may cause the price of Enviro common stock to fall. You should carefully read the description of Risk Factors Relating to Enviro appearing below.

EXPECTED SYNERGIES FROM THE AMALGAMATION MAY NOT BE REALIZED.

     There can be no assurance that the synergies that are expected to be realized by Hedman and Enviro US as a result of the amalgamation will, in fact, be realized.

     THE RIGHTS OF ENVIRO STOCKHOLDERS WILL DIFFER FROM THEIR RIGHTS AS HEDMAN STOCKHOLDERS WHICH COULD PROVIDE LESS PROTECTION TO THE HEDMAN STOCKHOLDERS FOLLOWING THE AMALGAMATION.

     On the consummation of the amalgamation, Hedman stockholders will become holders of Enviro common stock. Material differences exist between the rights of Hedman stockholders under Hedman's charter documents, bylaws and Canadian law and the rights of Enviro common stockholders under Enviro's charter documents, bylaws and Delaware law. The Delaware law and Enviro's charter and bylaws could provide less protection to Hedman stockholders and give more discretion to the officers and directors of Enviro. These differences include, among others, anti-takeover mechanisms which are provided for in the Delaware law.

CERTAIN TAX CHARACTERISTICS OF AMALCO REMAIN UNCERTAIN.

     The amalgamation does not qualify as an "amalgamation" for the purposes of
Section 87 of the Canadian Income Tax Act. There is considerable uncertainty in these circumstances regarding the Canadian tax consequences to the amalgamating entities. In particular, there is no assurance that all or any of the existing tax losses, credits, deductions, reserves or other carryforward amounts of either Hedman or Enviro (Canada)

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

will be available to Amalco nor that any excess of the fair market value of assets over their tax cost to the predecessor corporations will not be taxed.

RISK FACTORS RELATING TO ENVIRO

  Operations -- New Entity/Startup Entity

     WE HAVE NO HISTORY RUNNING OUR MINERAL EXPLORATION BUSINESS, UPON WHICH INVESTORS MAY EVALUATE OUR PERFORMANCE.

     Although Hedman has operated in the mineral exploration business since 1956, Enviro is engaged in the early exploration stage of its business. It has not engaged in any substantive business operations to date. More particularly, we have not engaged in any exploration, development or mining operations. We have only engaged in exploratory activities, feasibility studies and the establishment of initial exploration plans. Thus, we have no way to evaluate the likelihood that we will be able to operate our business successfully. Although we will, through the amalgamation, acquire the business of Hedman, and benefit from the experience and expertise of its management. Hedman's past results of operations may not be indicative of our future prospects. You should consider our business future based on the risks associated with our early stage and lack of experience.

     WE EXPECT TO FACE MANY OF THE TYPICAL CHALLENGES OF A STARTUP BUSINESS.

     We have no operating history, and our business plan consists exclusively of engaging in the amalgamation, exploiting our mining claims for the benefit of Enviro (Canada) and, since January 2002 contracting with Hedman to market samples of our vermiculite. We therefore possess many attributes of a startup business notwithstanding the fact that we are engaging in the amalgamation with Hedman. A startup business like ours faces a number of challenges. For example, engaging the services of qualified support personnel and related consultants and other experts is very important in the mineral exploration business, and there is keen competition for the services of these experts, consultants, and support personnel. Equally important in the mineral exploration business is establishing initial exploration plans for mining prospects, and analyzing relevant information efficiently. We will rely substantially on the personnel of Hedman to assist us in every aspect of Enviro (Canada)'s business. Establishing and maintaining budgets and appropriate financial controls is also very important to a startup business. We could incur operating losses for the foreseeable future, as well. The failure to address one or more of these issues, or curb operating losses, may impair our ability to carry out our business plan.

  Capital Issues

     ENVIRO ALONE DOES NOT CURRENTLY HAVE SUFFICIENT CAPITAL TO ENGAGE IN EXPLORATION ACTIVITIES.

     The cost of our planned exploration activities is approximately $1,000,000 to $1,200,000. As of the date of this prospectus/information circular, we do not have sufficient capital to engage in exploration activities, and no sources for financing other than additional debt and equity securities offering. The extent to which we will be able to implement our exploration for minerals will be determined by our ability to engage in other offerings of equity securities and/or debt securities. Without additional capital, we will have to either curtail our business plan, or abandon it altogether.

     WE DO NOT HAVE ANY IDENTIFIED SOURCES OF ADDITIONAL CAPITAL, THE ABSENCE OF WHICH MAY PREVENT US FROM CONTINUING OUR OPERATIONS.

     We do not, presently, have any arrangements with any investment banking firms or institutional lenders. Because we will need additional capital, we will have to expend significant effort to raise operating funds. These efforts may not be successful. If not, we will have to either curtail our business plan, or abandon it altogether.

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  Capital Issues -- Market for Stock

     FUTURE SALES OF SHARES BY OUR CURRENT STOCKHOLDERS COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     As part of the amalgamation, you will receive shares of Enviro common stock. Enviro currently has outstanding 13,750,000 shares of common stock all of which are "restricted securities" and in the future, may be sold in compliance with Rule 144 or other exemption under the Securities Act, unless registered under the Securities Act. Under Rule 144, a person who has owned common stock for at least one (1) year may, under certain circumstances, sell within any three-month period, a number of shares of common stock that does not exceed the greater of one (1%) percent of the then outstanding shares of common stock or the average weekly trading volume during the four (4) calendar weeks prior to such sale. In addition, a person who is not deemed to have been an affiliate at any time during the three (3) months preceding a sale and who has beneficially owned the restricted securities for the last three (3) years, is entitled to sell all such shares without regard to the volume limitations, current public information requirements, manner of sale provisions and notice requirements. We cannot predict how sales made pursuant to Rule 144 would affect the prevailing market price of the shares of Enviro common stock, if a market should develop therefore. See "Shares Eligible for Future Sale."

     THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK, AND THERE CAN BE NO ASSURANCE THAT A PUBLIC MARKET WILL DEVELOP FOR OUR COMMON STOCK.

     There has been no market for our common stock prior to this offering. The price of our common stock after the offering may fluctuate widely, and may trade at prices significantly below the offering price. We cannot give any assurance that a trading market for our common stock will develop or, if a market does develop, the depth of the trading market for the common stock or the prices at which the common stock will trade. In addition, market prices can be impacted by forces beyond our control, such as general economic or political conditions, currency fluctuations or interest rates.

     Our common stock does not, at the present time, trade on any market. This makes it difficult for investors to sell any common stock they purchase. While we eventually plan to take action so that our common stock will trade on the "Over-the-Counter Bulletin Board," no assurance can be given that we will make such an application, or that such an application will be successful. Because the OTCBB is a broker-driven market, before our stock may be listed and quoted, brokers must apply for it to be listed, and then establish market levels for it to trade. We must wait until brokers take the appropriate action before our common stock will trade in that market. There can, additionally, be no assurance that a market will develop for our common stock.

     HEDMAN SHAREHOLDERS MAY NOT BE ABLE TO RESELL THE ENVIRO SHARES ACQUIRED IN THE AMALGAMATION IN THE PUBLIC MARKETS DUE TO THEIR CLASSIFICATION AS "PENNY STOCKS."

     Enviro's shares will be defined as "penny stocks" under the relevant regulations promulgated under the Securities Exchange Act of 1934. These rules impose additional sales practice and disclosure requirements on broker-dealers who sell penny stocks to persons other than certain types of "accredited investors." For transactions covered by these regulations, a broker-dealer must make a suitability determination for each purchaser, and receive a purchaser's written agreement prior to sale. In addition, the broker-dealer must make certain mandated disclosures in transactions of penny stocks. Consequently, these rules may affect the ability of broker-dealers to make a market in our common stock, and may affect the investor's ability to resell any shares purchased in this offering.

  Corporate Governance Risks

     OUR OFFICERS AND DIRECTORS WILL DEVOTE APPROXIMATELY ONE-THIRD OF THEIR TIME TO OUR OPERATIONS.

     Our officers and directors have other interests. Because of these other interests, each will be devoting only one-third of their time to our operations, which could have a negative impact on the efficiency of our operations.

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     OUR DIRECTORS AND OFFICERS WILL HAVE SUBSTANTIAL ABILITY TO CONTROL OUR
BUSINESS DIRECTION.

     Because Enviro's directors and officers own, directly and indirectly,
approximately      % of Enviro's common stock, they are in a position to
control, or, at the least, influence the election of its directors. Therefore, they are able to influence its business operation.

RISK FACTORS RELATING TO HEDMAN

HEDMAN HAS NO PATENTS COVERING ITS PROCESSING TECHNIQUES.

     While Hedman owns its new processing equipment and the methodology it employs for the extraction and further refinement of lizardite into Superfil may be unique to Hedman, Hedman has no plans to apply for a patent of its processing techniques as they are believed to be too generic to qualify for patent protection.

HEDMAN DOES NOT HAVE EARNINGS.

     We have a limited operating history and are subject to all of the risks inherent in a developing business enterprise including lack of cash flow and market acceptance. At the present time, we have a substantial need for cash. Although Hedman was incorporated in the 1950's, it has not generated profits recently including the last three fiscal years. While Hedman has discontinued offering certain unprofitable products, Hedman may not become profitable in the future, and if it does, we cannot predict precisely when such profitability might commence. Hedman currently does not have enough cash to meet its future cash requirements.

HEDMAN'S AUDITORS HAVE INCLUDED A "GOING CONCERN" QUALIFICATION IN THEIR REPORT ON ITS AUDITED FINANCIAL STATEMENTS.

     Hedman currently has commitments for capital expenditures and estimates that it will require $1,000,000 Canadian to support its planned activities over the next twelve months. Hedman currently does not have adequate cash reserves to meet its future cash requirements. Moreover, Hedman has incurred net losses in excess of an aggregate of $4.3 million for the last three years which were in the amounts of $1,851,232, $1,708,408 and $756,722, for 2001, 2000 and 1999,
respectively. Hedman's revenues have declined for each of the past three years. Due to its lack of revenues, accumulated operating losses and the need for additional working capital, there is no assurance that Hedman's business plan will be successful or that it will be able to continue as a going concern. Hedman raised $Cdn1.6 million through the exercise of warrants through July 2001, and $Cdn1,000,000 through the sale of debentures in April, 2001.

  RISKS RELATING TO MINERAL EXPLORATION ACTIVITIES

     MINERAL EXPLORATION HAS MANY INHERENT RISKS WHICH MAY PREVENT OUR ULTIMATE SUCCESS.

     Mineral exploration has significant risks. Mineral exploration companies are dependent on locating mineral reserves on the properties over which they have mineral permits, and are also dependent on the skillful management of minerals, when and if found or located on these properties. These minerals, when found in deposits and mineralizations, can vary substantially in a prospect, rendering what was initially believed to be a profitable deposit into one of little or no value. Unforeseen changes in regulations, the value of minerals, environmental regulations, mining technology, site conditions, and/or labor conditions can all have a negative impact on our operations, and each may impair our ability to carry out our business plan.

     OUR BUSINESS FUTURE IS DEPENDENT ON FINDING MINERAL DEPOSITS WITH SUFFICIENT MINERALIZATION AND GRADE.

     Our business model depends on locating prospects with a sufficient amount of mineralization to justify surface and drilling sampling. No assurance can be given that our specific exploration target areas will be valuable in locating mineralizations. Even if initial mineralization reports are positive, subsequent activities may determine that deposits are not commercially viable. Thus, at any stage in the exploration process, we may determine that there is no business reason to continue and, at that time, our resources may not enable us to continue exploratory operations and will cause us to terminate our business.

     TO LOCATE POTENTIAL MINERAL DEPOSITS, WE ARE RELYING ON GEOLOGICAL REPORTS WHICH MAY BE INADEQUATE OR INACCURATE.

     At the present time, we own all of the mining claims in Butler Township, Ontario which are vermiculite property. The vermiculite property consists of a contiguous block of three (3) unpatented mining claims with a total of 35 claim units. Currently, based on a geological report issued by P.A.R. Brown in July, 2000, we have approximately 500,000 tons of proven vermiculite reserves. Additional exploration will be required to locate additional proven reserves.

     We rely on such geological reports to determine which of the properties, for which we have mineral permits, to explore. There is no sure method of verifying the care and manner used to prepare these reports without further verification on our part, or on our agents' part. Verification of reports is expected to be costly, and may take a considerable period of time. Verification could result in our rejecting a potential mineral prospect; however, we will have borne the expense of this verification with no likelihood of recovering the amounts expended. Decisions made without adequately checking the mining prospects could result in significant unrecoverable expenses. Mineral deposits initially thought to be valuable may, in fact, turn out to be of little value. Therefore, it is possible that investment funds will have been used, with no value having been achieved from the operations based on the reports.

     Vermiculite in the North Bay-Mattawa-Perth area has been documented since 1950. In 1958 Milldate Uranium Mines Limited optioned the claims. Also in 1958, another 148 claims were staked in Butler and Antoine townships. The claims lapsed, but in December 1960, the original claim holders restaked their various claims. However, there is no report on the vermiculite property until 1965 when a vertical 104-foot diamond drill hole was drilled. The notes regarding this drilling expedition stated that the hole had cut minor mica and vermiculite in a homblendite unit. Three additional diamond drill holes were drilled on the property in 1971. Vermiculite was found in two of the holes. There is no record of any drilling between 1971 and 1996 when the former owner of these claims, Krystar International, Ltd., identified three separate areas containing vermiculite property.

     REGULATORY COMPLIANCE IN THE MINERAL EXPLORATION BUSINESS IS COMPLEX, AND THE FAILURE TO MEET ALL OF THE VARIOUS REQUIREMENTS COULD RESULT IN FINES, OR OTHER LIMITATIONS ON THE PROPOSED BUSINESS.

     Our mineral exploration activities will be subject to regulation by numerous governmental authorities. We are subject to environmental regulations under the Environmental Act (Quebec), the Mining Act (Quebec), and the Forest Act (Quebec). The failure to comply fully with these or any other governmental regulations will adversely affect our ability to explore for economic mineralization, and our subsequent business stages. The failure to comply with any regulations or licenses may result in fines or other penalties. We expect compliance with these regulations to be substantial. Therefore, compliance with (or, conversely, the failure to so comply with) applicable regulations will affect our ability to succeed in our business plans and to generate revenues and profits.

     MINERAL EXPLORATION IS A HAZARDOUS BUSINESS, WHICH ENTAILS RISKS FOR LIABILITY AND/OR DAMAGES.

     The exploration and development of mineral properties involve numerous hazards any of which could result in damage to life, property or the environment. As a result, we may become subject to liability for such hazards, including unusual or unexpected rock formations, rock bursts, pressures, cave-ins, flooding, pollution, and other hazards which we cannot insure against, or against which we may not elect to insure. We do not currently carry any insurance to protect against the potential liability of such hazards. Even if we opt to purchase such insurance, the nature of these risks is such that liabilities could exceed policy limits or be excluded from coverage. The payment of any liabilities attributed to us may have a material adverse effect on our financial position and may cause us to delay or cease operations.

     COMPETITION MAY DEVELOP, WHICH WILL BE BETTER ABLE TO LOCATE AND EXPLORE MINERAL RESOURCES IN A QUICKER AND MORE COST EFFICIENT MANNER THAN WE CAN.

     It is our belief that there are a significant number of companies that could command greater financial and other resources than those available to us, to locate and explore mineral resources. These companies may be able to reach production stages and obtain a share of the market for mineral products sooner than we can.

     BECAUSE OUR MANAGEMENT HAS ONLY LIMITED EXPERIENCE IN MINERAL EXPLORATION, WE HAVE A HIGHER RISK OF FAILURE.

     Our management has only limited experience in mineral exploration. As a result of this limited experience, there is a higher risk of our being unable to complete our business plan in the exploration of our mineral property.

     AS ENVIRO IS THE OWNER OF THE CLAIMS, ENVIRO HAS APPLIED FOR PATENTS FOR THESE CLAIMS, BUT HAS NOT YET BEEN GRANTED THE PATENTS.

     Sampling of the vermiculite property performed exposed consistent vermiculite zones which had a vermiculite content of more than 60%, visually, across 6 to 20 meter widths.

     According to P.A.R. Brown, a mining geologist who analyzed and surveyed the vermiculite property in Butler Township, samples were also analyzed by Lakefield Research to determine whether any trace minerals might be present. The results of these tests indicate that no trace minerals such as asbestos could be found in the vermiculite property.

OUR MANAGEMENT LACKS EXPERIENCE IN MINING.

     Our viability and potential success lies in our ability to develop, exploit and generate revenue from the vermiculite property. The exploration and development of these mineral deposits involves significant financial risks, over a significant period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a mine may result in substantial rewards, few properties which are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a site. It is impossible to ensure that the current or proposed exploration programs on exploration properties in which we have an interest will result in profitable commercial mining operations. Furthermore, our management has no experience managing an industrial minerals business or putting industrial properties into production. However, we intend to hire experienced personnel within the industry to guide current management. We make no assurances that it will be able to hire and retain such individuals.

     The activities of Enviro may be subject to prolonged disruptions due to weather conditions depending on the location of operations in which Enviro has interests.

  Nature of Mineral Exploration and Development

     The exploration for and development of mineral properties include significant financial risks. It is impossible to ensure that the exploration and development programs of Enviro will result in a profitable commercial mining operation. Enviro's viability and potential success lies in its ability to develop, exploit and generate revenue from vermiculite deposits. The exploration and development of these mineral deposits involve significant financial risks over a significant period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. While discovery of a mine may result in substantial rewards, few properties which are explored or ultimately developed into producing mines. Major expenses may be required to establish resource by drilling and to construct mining and processing facilities out of site. It is impossible to ensure that the current or proposed exploration programs on exploration properties in which Enviro has an interest will result in profitable commercial mining operations.

     Whether a mineral deposit will be commercially viable depends on a number of factors, some of which are the particular attributes of the deposit, such as its size and grade, proximity to infrastructure, financing costs and governmental regulations, including regulations relating to prices, taxes, royalties, infrastructure, land use, importing and exporting and environmental protection. The effect of these factors cannot be adequately predicted, but the combination of these factors may result in Enviro not receiving an adequate return on invested capital.

WE WILL BE SUBJECT TO ENVIRONMENTAL REGULATION.

     Enviro's activities will be subject to extensive laws and regulations controlling not only the mining of and exploration for mineral properties, but also the possible effects of such activities upon the environment. Environmental legislation provides for restrictions and prohibitions on spills, releases or emissions of various substances produced in association with certain mining industry operations which could result in environmental pollution. A violation of such legislation may result in the imposition of penalties. In addition, certain types of operations require the submission and approval of environmental and impact statements. Environmental legislation is evolving in a manner which may mean stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. Permits from a variety of regulatory authorities are required for many aspects of mine operation and reclamation. Future legislation and regulations could cause additional expense, capital expenditures, restriction and delays in the development of Enviro US's properties, the extent of which cannot be predicted.

WE FACE HEAVY COMPETITION.

     The mineral exploration and mining business is competitive in all of its phases. The Superfil product does not have an established market and will be competing with other established industrial fillers.

WE MAY BE UNABLE TO OBTAIN FINANCING FOR OUR OPERATIONS.

     The completion of development projects by Enviro in future may require debt or equity financing. There can be no assurance that financing on acceptable terms will be available, in which case, Enviro's ability to develop its properties and products will depend upon internal cash flows. There can be no assurance that cash flows from operations will satisfy those additional capital requirements.

POTENTIAL LIABILITIES, INSURANCE AND LEGAL PROCEEDINGS

     Between 1974 and 1979, Hedman was a defendant in a number of lawsuits which were brought because of the amount of asbestos in its ore. Hedman had liability insurance under a number of insurance policies that were initially subscribed to during the 1970's with Royal & Sun Alliance, ITT Hartford and Travelers Property Casualty insurance companies. Since 1979, Hedman has not been eligible for any liability coverage because its products contained asbestos. In addition, since 1979, Hedman completely disclosed the fact that its products contained asbestos in order that anyone coming into contact with the product would know the risk being assumed.

     The insurance policies referenced above have covered all of Hedman's costs associated to date with the various lawsuits including Hedman's legal costs and damages assessed against Hedman. Hedman's products contained chrysotile, a type of asbestos (sometimes called "White Asbestos"), which at that time was not known to be a health hazard. Nevertheless, to date approximately $13 million Canadian has been expended by Hedman's various insurance carriers for the payment of damages associated with claims against Hedman. Legal expenses associated with these particular claims have totaled approximately $7 million Canadian which has been paid by Hedman's insurance carriers. However, there are an additional 2,374 asbestos claims in the states of Pennsylvania, Indiana, West Virginia, Ohio and Michigan. There is also an asbestos related personal injury lawsuit pending against Hedman in New York State Supreme Court, Erie County in the case of Latko v. Acands, Inc., et al. which was filed on January 15, 1999. Legal and all expenses associated with this litigation will continue to be paid by the insurance carriers as long as the indemnity limits have not been reached. As of July 29, 2002 the indemnity limit remaining under Hedman's policy with ITT Hartford was $285,412.07 while the remaining indemnity limit under the Travelers Property Casualty insurance policy was $6,872,620.99. In the event Hedman's remaining indemnity limits do not cover claims that have not yet been adjudicated, Enviro's general liability insurance in the amount of $1,000,000 will not cover such claims. Litigation currently pending against Hedman is detailed in the section entitled Hedman -- Legal Proceedings.

     Hedman has completely eliminated chrysolite from its mining processes and has ceased manufacturing Hedmanite and Envirofil because of the trace fibre elements found in both products. Hedman is not aware of any litigation commenced or being contemplated regarding Hedmanite or Envirofil.

FORWARD LOOKING STATEMENTS

     Some statements made in this document are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements as to:

     - the amount, timing and form of consideration to be received by Hedman stockholders in the amalgamation;

     - the anticipated closing date of the amalgamation;

     - the anticipated tax treatment of the amalgamation;

     - the benefits expected to result from the amalgamation; and

     - the performance and financial condition of Enviro following the amalgamation. Any statements contained herein, including, without limitation, statements to the effect that Enviro or Hedman or their respective management "believes," "expects," "anticipates," "plans," "may," "will," "projects," "continues," or "estimates" or statements concerning "potential" or "opportunity" or other variations thereof or comparable terminology or the negative thereof, that are not statements of historical fact should be considered forward-looking statements. Actual results could differ materially and adversely from those anticipated in the forward-looking statements as a result of several factors, including those set forth herein, which you should review carefully.

                            HEDMAN RESOURCES LIMITED

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     You should read the following summary financial data together with the discussion in "Hedman's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Hedman's financial statements and related notes contained elsewhere in this information circular. The data has been derived from Hedman's financial statements which are contained elsewhere in this information circular.

                              THREE MONTHS ENDED MARCH 31,      FOR THE YEAR ENDED DECEMBER 31,
                            ---------------------------------   --------------------------------
                                 2002              2001              2001             2000
                            ---------------   ---------------   --------------   ---------------
OPERATING DATA
Sales.....................  Cdn$     29,090   Cdn$    165,446   Cdn$  126,783    Cdn$   380,496
Cost of sales.............          139,507           229,235         434,198           385,894
Selling, general and
  administrative
  expenses................          219,624           195,228       1,411,536           835,024
Net loss..................          330,041           259,017       1,851,232         1,708,408
Net Income (loss) per
  common share
  outstanding.............           (0.008)           (0.009)          (0.05)            (0.06)
Weighted average number of
  shares of common stock
  outstanding.............       40,969,018                        34,332,635

BALANCE SHEET DATA
Current assets............  Cdn$  5,500,318   Cdn$  5,400,664   Cdn$5,400,664    Cdn$ 3,051,382
Total assets..............       10,300,811        10,193,759      10,193,759         7,584,080
Current liabilities.......        7,116,552         7,536,878       7,536,878         5,779,662
Long term liabilities.....               --                --              --                --
Deficit...................      (11,417,213)      (11,087,172)    (11,087,172)        9,235,940
Working capital...........       (1,616,234)       (2,136,214)     (2,136,214)       (2,728,280)

                      ENVIRO INDUSTRIAL TECHNOLOGIES INC.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     You should read the following summary financial data together with the discussion in "Hedman's Management's Discussion and Analysis of Financial Condition and Results of Operations" and Hedman's consolidated financial statements and related notes contained elsewhere in this prospectus/proxy statement. The data has been derived from Hedman's consolidated financial statements which are contained elsewhere in this prospectus/proxy statement.

                                               THREE MONTHS ENDED          FOR THE YEAR ENDED
                                                   MARCH 31,                  DECEMBER 31,
                                            ------------------------    ------------------------
                                               2002          2001          2001          2000
                                            ----------    ----------    ----------    ----------
OPERATING DATA
Revenues..................................  $       --    $       --    $       --    $       --
Operating expenses........................  $   11,335    $   64,846    $  246,470    $  322,371
Net loss..................................  $  (11,335)   $  (64,846)   $ (246,470)   $ (322,371)
Net loss per common share outstanding.....  $       --    $     (.01)   $     (.03)   $     (.09)
Weighted average number of shares of
  common stock outstanding................  13,750,000     5,201,594     8,584,375     3,773,000

BALANCE SHEET DATA
Current assets............................  $   15,719                  $   13,530
Total assets..............................  $1,796,921                  $1,782,747
Current liabilities.......................  $  355,325                  $  329,816
Long term liabilities.....................  $1,364,597                  $1,009,272
Stockholders' equity......................  $  432,324                  $  443,659
Working capital deficiency................  $ (339,606)                 $ (316,286)

                           COMPARATIVE PER SHARE DATA

     The following table sets forth the historical per share data of Enviro and Hedman. You should read the information below along with Enviro's and Hedman's consolidated financial statements included elsewhere in this information circular or incorporated by reference into this information circular.

                                                               YEAR ENDED       YEAR ENDED
                                                              DECEMBER 31,     DECEMBER 31,
                                                                  2001             2000
                                                              -------------    -------------
HISTORICAL -- ENVIRO:
  Basic income loss per share...............................       $ (0.03)         $ (0.09)
  Diluted loss per share....................................         (0.03)           (0.09)
  Book value per share......................................          0.03               --

HISTORICAL -- HEDMAN:
  Basic loss per share......................................  Cdn  $ (0.05)    Cdn  $ (0.06)
  Diluted loss per share....................................         (0.04)           (0.04)
  Book value per share......................................         0.068            0.063

PRO FORMA -- COMBINED:
  Basic loss per share......................................       $ (0.08)
  Diluted loss per share....................................         (0.08)
  Book value per share......................................          0.11

     The selected pro forma financial information is derived from the unaudited pro forma combined condensed financial statements included in this prospectus/proxy statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated at the beginning of the periods indicated, nor is it necessarily indicative of future operating results or financial position. The selected unaudited pro forma combined condensed financial information should be read in conjunction with the historical financial statements and notes thereto of Enviro and Hedman and the unaudited pro forma combined condensed financial statements and notes thereto included or incorporated by reference in this prospectus/proxy statement.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                          AND HEDMAN RESOURCES LIMITED

                      INTRODUCTION TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

     Pursuant to the terms of a letter of intent dated May 19, 2000 and a proposed plan of reorganization and merger, Enviro Industrial Technologies, Inc. will become the legal acquirer of up to 100% but not less than 80% of the issued and outstanding common shares of Hedman Resources Limited, a Canadian company, by issuing one of its common shares for every two of Hedman's common shares outstanding on the date of consummation. The consummation of the Plan is subject to, among other things, stockholder, regulatory and exchange approvals. Management expects that after the consummation of the Plan, Hedman will not be listed on the TSX Venture Exchange and its shares will not be publicly traded. However, it also expects that Enviro's shares will be publicly traded on the BBX Exchange.

     If the plan is consummated based on the proposed terms, management expects that the present stockholders of Hedman will own in excess of 50% of the outstanding shares of the combined companies. Since Hedman is a Canadian operating company and its stockholders will control the combined companies, the merger will be accounted for as a purchase business combination and a "reverse acquisition" in which Enviro will be the legal acquirer and Hedman will be the accounting acquirer. Accordingly, the financial statements of the combined companies will primarily reflect the operations of Hedman before and after the consummation of the Plan and the accompanying unaudited pro forma condensed combined financial statements are stated in Canadian dollars; however, they have been prepared in accordance with accounting principles generally accepted in the United States of America pursuant to the regulations of the United States Securities and Exchange Commission.

     The accompanying unaudited pro forma condensed balance sheet combines the historical unaudited balance sheet of Enviro and the historical unaudited balance sheet of Hedman as of March 31, 2002 as if the Plan had been consummated on that date. The accompanying unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 are, effectively, those of Hedman since Enviro has had no significant operations during those periods.

     The accompanying unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments described in the accompanying notes which management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to represent what the combined financial position and results of operations actually would have been if the acquisitions referred to above had occurred as of the dates indicated instead of the actual dates of consummation or what the financial position and results of operations would be for any future periods. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the audited and unaudited historical financial statements of Enviro and Hedman included elsewhere herein.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                          AND HEDMAN RESOURCES LIMITED

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 2002
                             (IN CANADIAN DOLLARS)

                                                                                HISTORICAL
                                         PRO FORMA      PRO FORMA        -------------------------
                                          COMBINED     ADJUSTMENTS         ENVIRO        HEDMAN
                                        ------------   ------------      ----------   ------------
                ASSETS
Current assets:
  Cash................................  $    114,454                                  $    114,454
  Accounts receivable, net............       132,015                                       132,015
  Inventory...........................       390,540                                       390,540
  Insurance proceeds recoverable......     4,795,000                                     4,795,000
  Other current assets................        93,145                     $   24,836         68,309
                                        ------------                     ----------   ------------
          Total current assets........     5,525,154                         24,836      5,500,318
Advances to Hedman....................                 $ (1,116,644)(B)   1,116,644
Property, plant and equipment, net....     4,745,559                                     4,745,559
Construction in progress -- processing
  plant...............................     1,626,159                      1,626,159
Mining properties.....................        54,934                                        54,934
                                        ------------   ------------      ----------   ------------
          Totals......................  $ 11,951,806   $ (1,116,644)     $2,767,639   $ 10,300,811
                                        ============   ============      ==========   ============
 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...  $    422,400                                  $    422,400
  Accounts payable and accrued
     expenses.........................     1,077,654   $ (1,116,644)(B)  $  295,146      1,899,152
  Accrued claims liability............     4,795,000                                     4,795,000
  Advances from stockholders..........       261,044                        261,044
                                        ------------   ------------      ----------   ------------
          Total current liabilities...     6,556,098     (1,116,644)        556,190      7,116,552
Convertible notes payable.............     1,600,000                      1,600,000
                                        ------------   ------------      ----------   ------------
          Total liabilities...........     8,156,098     (1,116,644)      2,156,190      7,116,552
                                        ------------   ------------      ----------   ------------
Stockholders' equity:
  Common stock:
     Enviro (13,750,000 shares
       outstanding, par value $.001492
       per share; 34,857,421 shares to
       be outstanding)................        52,007         31,494(A)       20,513
     Hedman (42,214,842 shares
       outstanding)...................                  (12,816,383)(A)                 12,816,383
  Additional paid-in capital..........    15,160,914     11,885,821(A)    1,490,004      1,785,089
  Accumulated deficit.................   (11,417,213)       899,209(A)     (899,209)   (11,417,213)
  Accumulated other comprehensive
     income -- foreign currency
     translation gain.................                         (141)(A)         141
                                        ------------   ------------      ----------   ------------
          Total stockholders'
            equity....................     3,795,708             --         611,449      3,184,259
                                        ------------   ------------      ----------   ------------
          Totals......................  $ 11,951,806   $ (1,116,644)     $2,767,639   $ 10,300,811
                                        ============   ============      ==========   ============

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                          AND HEDMAN RESOURCES LIMITED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                             (IN CANADIAN DOLLARS)

                                                                              HISTORICAL
                                        PRO FORMA      PRO FORMA       ------------------------
                                        COMBINED      ADJUSTMENTS       ENVIRO        HEDMAN
                                       -----------    -----------      ---------    -----------
Sales................................  $   126,783                                  $   126,783
Cost of sales........................      434,198                                      434,198
                                       -----------                                  -----------
Gross loss...........................     (307,415)                                    (307,415)
                                       -----------                                  -----------
Operating expenses:
  Selling, general and
     administrative..................    1,450,142                     $ 381,782      1,068,360
  Depreciation and amortization......      269,281                                      269,281
                                       -----------                     ---------    -----------
          Totals.....................    1,719,423                       381,782      1,337,641
                                       -----------                     ---------    -----------
Other expenses:
  Interest...........................       73,895                                       73,895
  Other..............................      132,281                                      132,281
                                       -----------                                  -----------
          Totals.....................      206,176                                      206,176
                                       -----------                                  -----------
Net loss.............................  $(2,233,014)                    $(381,782)   $(1,851,232)
                                       ===========                     =========    ===========
Basic net loss per share.............  $      (.08)                    $    (.04)   $      (.05)
                                       ===========                     =========    ===========
Weighted average common shares
  outstanding........................   27,096,695    (18,512,320)(C)  8,584,375     37,024,640
                                       ===========    ===========      =========    ===========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                          AND HEDMAN RESOURCES LIMITED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 2002
                             (IN CANADIAN DOLLARS)

                                                                              HISTORICAL
                                       PRO FORMA      PRO FORMA       --------------------------
                                       COMBINED      ADJUSTMENTS        ENVIRO         HEDMAN
                                      -----------    -----------      -----------    -----------
Sales...............................  $    29,090                                    $    29,090
Cost of sales.......................      139,507                                        139,507
                                      -----------                                    -----------
Gross loss..........................     (110,417)                                      (110,417)
Operating expenses -- selling,
  general and administrative........      228,856                     $    18,074        210,782
Other expense -- interest...........        8,842                                          8,842
                                      -----------                     -----------    -----------
Net loss............................  $  (348,115)                    $   (18,074)   $  (330,041)
                                      ===========                     ===========    ===========
Basic net loss per share............  $      (.01)                    $       (--)   $      (.01)
                                      ===========                     ===========    ===========
Weighted average common shares
  outstanding.......................   34,377,563    (20,627,562)(C)   13,750,000     41,255,125
                                      ===========    ===========      ===========    ===========

   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                          AND HEDMAN RESOURCES LIMITED

                          NOTES TO UNAUDITED PRO FORMA
                    CONDENSED COMBINED FINANCIAL STATEMENTS

PRO FORMA ADJUSTMENTS TO THE UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS:

(A) To record the assumed exchange of 100% of the shares of common stock of Hedman outstanding as of March 31, 2002 for shares of common stock of Enviro on the basis of the issuance of one share of Enviro for every two shares of Hedman. Since this exchange will be accounted for as a purchase business combination and a "reverse acquisition" in which Enviro will be the legal acquirer and Hedman will be the accounting acquirer: (i) the accompanying unaudited pro forma condensed combined financial statements are stated in Canadian dollars and in accordance with accounting principles generally accepted in the United States of America; (ii) Hedman's assets, liabilities and results of operations are reflected at historical book values since it is the accounting acquirer, and Enviro's assets, liabilities and results of operations are reflected at historical book values since it only had minimal operations through March 31, 2002; (iii) the shares of common stock of the combined companies reflect the par value of the shares of Enviro, the legal acquirer; and (iv) the accumulated deficit of Enviro has been eliminated.

(B) To eliminate the amount owed to Enviro by Hedman.

(C) To retroactively adjust Hedman's historical weighted average number of common shares outstanding to reflect the issuance of one share of Enviro for every two shares of Hedman and (ii) the inclusion of Enviro's shares assuming Enviro had been acquired as of January 1, 2001.

(D) There were no material differences between the historical losses reported by Hedman in its audited and unaudited statements of operations for the year ended December 31, 2001 and the three months ended March 31, 2002 prepared in accordance with accounting principles generally accepted in Canada and the losses it would have reported in financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

                     MARKET PRICE AND DIVIDEND INFORMATION

     Enviro's Common Stock is not publicly traded. Enviro intends to apply for listing on the BBX Exchange. We cannot be certain that Enviro will have its shares approved for listing on the BBX Exchange.

     Hedman common shares are listed for trading on the TSX Venture Exchange under the symbol "HDM."

     The high and low bid sales prices for the equity of Hedman for each full quarterly period within the two most recent fiscal years and any subsequent interim period for which financial statements are included are as follows:

YEAR                                                     QUARTER    HIGH BID*    LOW BID*
----                                                     -------    ---------    --------
2000...................................................    1st         .87         .30
2000...................................................    2nd         .60         .33
2000...................................................    3rd         .67         .25
2000...................................................    4th         .60         .30
2001...................................................    1st         .45         .30
2001...................................................    2nd         .45         .25
2001...................................................    3rd         .60         .58
2001...................................................    4th         .30         .22
2002...................................................    1st         .30         .25
........................................................    2nd         .55         .45

---------------
* Figures shown are denominated in Canadian dollars.

     On the last full trading day before the announcement of the execution of the amalgamation agreement, the closing bid price per share for the Hedman common shares was Cdn$0.55 on the Canadian Venture Exchange. On July 29, 2002, the closing per share price of Hedman common shares was Cdn$0.54. Hedman urges you to obtain current market quotations before making any decisions with respect to the amalgamation. As of May 8, 2002, there were approximately 525 holders of record of Hedman common shares.

DIVIDEND INFORMATION

     Neither Enviro nor Hedman has ever paid a dividend on its common shares. Enviro anticipates that any earnings will be retained for development and expansion of the business of Enviro (Canada) after the amalgamation and does not anticipate paying any cash dividends in the near future. Enviro's board of directors has discretion to pay cash dividends based on its financial condition, results of operations, capital requirements, contractual obligations and other relevant factors.

                           ANNUAL AND SPECIAL MEETING

     The annual and special meeting of the shareholders of Hedman Resources, Ltd. ("Hedman") will take place on Thursday, September 26, 2002, at 10:00 a.m. (Toronto time) at the Regal Constellation Hotel (Saturn Room), 900 Dixon Road, Toronto, Ontario M9W 1J7 for the following purposes:

     1. To consider and, if deemed advisable, approve an amalgamation transaction with Enviro Industrial Technologies, Inc. ("Enviro"), which will result in the amalgamated corporation continuing as a subsidiary of Enviro; and

     2. To receive the financial statements of Hedman for the fiscal year ended December 31, 2001, together with a report of the auditors thereon;

     3. To appoint the auditors of Hedman and to authorize the directors to fix their remuneration;

     4. To elect the board of directors of Hedman;

     5. To transact such further and other business as may properly come before the meeting, or any adjournments thereof.

                            SOLICITATION OF PROXIES

     This management information circular is furnished in connection with the solicitation by the management of Hedman of proxies to be used at the annual and special meeting of the shareholders of the corporation to be held at the time and place and for the purposes set forth in the enclosed notice of annual and special meeting of shareholders. It is expected that the solicitation will be primarily by mail but proxies may also be solicited personally by directors, officers, or employees of the corporation at nominal cost. The cost of solicitation by or on behalf of management will be borne directly by Hedman. None of the directors of Hedman or Enviro opposes this solicitation. Officers of Hedman or Enviro may make additional solicitation by telephone.

APPOINTMENT OF PROXY

     The persons named in the enclosed form of proxy are officers and/or directors of the corporation. A shareholder has the right to appoint a person, who need not be a shareholder, other than the persons designated in the form of proxy accompanying this circular, as nominee to attend and vote for and on behalf of such shareholder at the meeting and may exercise such right by inserting the name of such person in the blank space provided on the applicable form of proxy or by executing the proxy in the form similar to the enclosed form.

     To be effective, proxies must be received before the close of business
(Toronto time) on                at the office of the corporation as indicated
on the enclosed envelope or 48 hours (excluding Saturdays, Sundays and holidays) prior to the commencement of any adjourned meeting or deposited with the chairperson of the meeting on the day of the meeting or any adjournment thereof, prior to the commencement of the meeting or any adjournment thereof.

REVOCATION OF PROXIES

     A shareholder may revoke a proxy by depositing an instrument in writing executed by the shareholder or by his/her attorney authorized in writing, either at the registered office of the corporation at any time up to and including 5:00 p.m. local time on the last business day preceding the day of the meeting and any adjournment thereof at which the proxy is to be used, or with the chairperson of the meeting prior to the commencement of the meeting or the adjournment thereof or in any other manner permitted by law.

VOTING OF PROXIES

     The shares represented by properly executed proxies in favor of the person(s) designated in the proxy for the meeting will be voted or withheld from voting in accordance with the instructions of the shareholder, so long as such instructions are certain, on any ballot that may be called for. Where the proxy specifies a choice with respect to any matter to be voted upon, the shares to which the proxy pertains will be voted in accordance with the specifications so made.

     If no choice is specified in the proxy, the person designated in the accompanying form of proxy will vote for each of the resolutions, the texts of which are set forth as Schedules A, B and C to this information circular.

     The form of proxy accompanying this circular confers discretionary authority upon the nominees named therein with respect to amendments or variations to matters which may properly come before the meeting other than those referred to in the accompanying notice of the meeting. However, if any matters which are not now known to management should properly come before the meeting, the shares represented by proxies given in favour of the persons named therein will be voted on such matters in accordance with the best judgement of such persons.

VOTING SECURITIES

     The authorized capital of the corporation consists of an unlimited number of common shares. At July 29, 2002, Hedman has issued and outstanding 43,519,842 common shares and outstanding warrants for 3,307,859 common shares. Each common share carries a right to one vote on each matter to be voted on at the meeting.

     Each holder of record of common shares at the close of business on the record date, August 20, 2002 is entitled to vote as aforesaid at the meeting except to the extent that such holder thereafter has transferred any of such shares after the record date and the transferee produces properly endorsed share certificates or otherwise establishes that he/she owns such shares and demands, not later than ten days before the meeting, that his/her name be included on the list of shareholders entitled to vote at the meeting, in which case the transferee is entitled to vote such shares at the meeting.

     Each of the resolutions to appoint the auditors and to authorize the directors to fix their remuneration and the resolution to elect the board of directors of Hedman must be passed by the affirmative vote of not less than a majority of the votes cast by holders of common shares present in person or represented by proxy of the meeting, in order to be effective. The amalgamation resolution must be passed by not less than two-thirds of the votes cast by holders of common shares present in person or represented by proxy at the meeting in order to be effective.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     To the knowledge of the directors and officers of Hedman, as of the record date, no person beneficially owns, directly or indirectly, or exercises control or direction over more than 10% of the issued and outstanding common shares of Hedman.

                                THE AMALGAMATION

MEETING OF SHAREHOLDERS AND AMALGAMATION RESOLUTION

     The meeting has been called for the purpose, among other things, of considering and, if thought advisable, to pass, with or without variation, the Amalgamation Resolution approving and adopting the Amalgamation Agreement. Subject to the approval of the shareholders of the Meeting and provided the conditions to completion of the Arrangement as set forth in the Arrangement Agreement are met, on the Effective Date, Hedman and Enviro Canada will amalgamate and continue as one corporation.

VOTES REQUIRED FOR THE AMALGAMATION

     In order for the Amalgamation Agreement to become effective, the Amalgamation Resolution must be passed by not less than two-thirds of the votes cast by the holders of Common Shares present in person or represented by proxy at the Meeting.

     The directors and officers of the Corporation, who together own directly or indirectly, approximately 1.5% of the issued and outstanding Hedman Common Shares have advised the Corporation that all of such Common Shares will be voted in favour of the Amalgamation Resolution.

     UNLESS OTHERWISE INDICATED, PROXIES IN THE ENCLOSED FORM WILL BE VOTED FOR THE APPROVAL OF AMALGAMATION RESOLUTION ON ANY BALLOT REQUESTED OR REQUIRED BY LAW.

THE AMALGAMATION

     The amalgamation is to be carried out pursuant to the OBCA and, subject to obtaining the requisite shareholder approval, the fulfillment of certain conditions under the amalgamation agreement and the filing of Articles of Amalgamation, will become effective on the Effective Date, which management anticipates to be at the end of September 2002.

     On the Effective Date, Hedman will amalgamate with Enviro (Canada) and continue as a wholly-owned subsidiary of Enviro. The amalgamated entity, herein referred to as Amalco, will continue the business and operations of Hedman as currently carried on. The Hedman common shares will be converted on a two-for-one basis into common shares of Enviro. Provided that no Hedman shareholders exercise dissenters' rights, upon amalgamation, Hedman shareholders will collectively own approximately 50.9% of the issued and outstanding Enviro common shares on an undiluted basis, that is, prior to the exercise of any issued and outstanding options or warrants to purchase Hedman common shares.

BACKGROUND OF THE AMALGAMATION

PAST CONTACTS

     Our president, Ted Pangia, has been involved in the business of the exploration for industrial minerals. In this context, Mr. Pangia began, in 1999, to consider the acquisition of certain vermiculite claims from Krystar International, Ltd., which were located in Butler Township, Ontario, Canada. Mr. Pangia was introduced to the officers of Hedman by P.A.R. Brown, a certified mining engineer.

     In September 1999, Mr. Pangia was introduced to Hedman by a business associate. Mr. Pangia was interested in locating an industrial mineral called vermiculite for a project (automotive related) in which he had been involved for several years prior to that time.

     Several meetings took place during October and November 1999. Mr. Pangia was introduced to a possible vermiculite site located in Butler Township. Mr. Edward Blanchard, a director of Hedman, provided some information on the vermiculite deposit which was then owned by Krystar International Ltd. However, the parties concluded that an assessment of the commercial viability of the project would require an exploration program.

     Mr. Pangia founded Enviro in March 2000, and on May 8, 2000 entered into an Option Agreement with Krystar in which Enviro acquired an option to purchase the vermiculite claims. The option extended for three months from the date of the agreement to allow Enviro to conduct its due diligence examination of the vermiculite mining claims.

     In May 2000, P.A.R. Brown, Mining Geologist, was commissioned to complete a drilling program to satisfy two major concerns of Mr. Pangia. The first being that the deposit was asbestos free and the second that it was significant enough to bring to a commercial project. In August 2000, the report from P.A.R. Brown confirmed the viability of project. Enviro exercised its option and purchased the vermiculite claims from Krystar.

     In June 2000, Enviro and Hedman entered into a letter of intent setting out, in preliminary form, the terms of their agreement with respect to the amalgamation. In December 2000, the two companies executed the definitive Amalgamation Agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 17, 2001, Hedman and Enviro entered into a Distributor Agreement pursuant to which Hedman has agreed to distribute Enviro's products derived from the vermiculite that is the subject of Enviro's mining claims in Butler Township, Ontario. The agreement renews automatically at the end of each calendar year and may be cancelled by either party upon 90 days' written notice. Hedman is to pay a purchase price for the vermiculite based upon Enviro's standard prices to distributors in effect at the time of shipment plus taxes. The quantity of vermiculite product sold under the agreement is to be determined from year to year.

     Edward J. Blanchard, a director of Hedman, is a controlling principal of Erana Mines Limited, a Canadian exploration company. In 2000 and 2001, Erana performed certain physical exploration services for Enviro with respect to Enviro's vermiculite claims in Butler Township. The total invoiced for these services, including applicable taxes, was Cdn$148,382. Erana is not currently performing services for Enviro, but it does provide exploration services for Hedman.

     Mr. Blanchard also serves as a geological consultant to Krystar International Ltd., a Bahamas company, Enviro purchased the Butler Township vermiculite mining claims from Krystar.

REASONS FOR THE AMALGAMATION

     Hedman currently has an asbestos-free, heat resistant, industrial mineral filler called "Superfil". Superfil is the trade name used for lizardite ore. Hedman has 29 lizardite claims in the Ontario townships of Monroe and Warden, where it has an open pit lizardite mining operation. Hedman's primary mining property and plant are located in the town of Matheson, Ontario. Hedman has installed and tested new equipment at the plant to produce the Superfil.

     Lizardite is characterized by high tensile strength, flexibility and resistance to thermal, chemical and electrical conditions, adding desirable performance benefits when it is used as a formula component in the production of a wide range of industrial and construction products. Superfil is designed to be used by manufacturing and original equipment manufacturing customers as an ingredient of such final manufactured products as brake linings, construction materials, plastics/polymers, asphalt and gaskets.

     Hedman has received written certification from Lakefield Research, an analytical company accredited by the Standards Council of Canada and CAEAL (Canadian Association for Environmental Analytical Laboratories (Inc.)) for specific registered tests, that Superfil samples provided by Hedman and tested by Lakefield Research are 100% free of asbestos, which we expect will enable Superfil to become a desirable alternative to current, commercially available, industrial fillers. Hedman has begun a selective sampling program with various companies in the building products, plastic products and automotive brake industries. Production of Superfil began in June 2001.

     Vermiculite is a key ingredient to Hedman's development of Superfil's commercial applications. Management believes that Hedman will be able to create an application formula combining Superfil and high-grade vermiculite to enhance the fire and heat resistance and strength of Superfil. Vermiculite is an industrial mineral which is currently only available in the quantities required for production from sources in China and Europe. Enviro US has recently acquired from Krystar certain vermiculite claims located in northeastern Ontario, which claims are believed to contain high-grade vermiculite. The Amalgamation will provide Amalco with access to the industrial minerals required to produce Superfil products and, it is expected, to additional financing to further develop the applications of Superfil.

     Management believes that the synergies that will be created as a result of the Amalgamation between Hedman and Enviro US will accelerate the revenue potential of the resulting organization and that the resulting organization will become, as a result of the Amalgamation, the only commercial vermiculite producer in North America. As well, management believes that the common shares of Enviro US to be received on the Amalgamation will, when they are trading on the BBX, provide Hedman shareholders with more liquidity than currently exists in respect of Hedman Common Shares on TSX.

THE AMALGAMATION AGREEMENT

     Hedman, Enviro and Enviro (Canada) have entered into the amalgamation agreement, a copy of which is attached to this Circular as Schedule D. The amalgamation agreement sets forth the terms and conditions upon which the amalgamation will be completed, contains certain representations, warranties and covenants of each of Hedman, Enviro (Canada) and Enviro and sets forth a number of conditions to which the amalgamation is subject. See Articles 5, 6 and 7 of the amalgamation agreement for the complete text of all of the conditions precedent, covenants, representations and warranties included in the amalgamation agreement.

     The amalgamation agreement provides that it may be terminated at any time by the mutual agreement of the parties thereto without further action on the part of the shareholders of any party.

CONDITIONS PRECEDENT TO THE AMALGAMATION

     The completion of the amalgamation is subject to the satisfaction of certain conditions, including the following:

     - the amalgamation agreement shall have been approved by the shareholders of Hedman;

     - Enviro shall be satisfied with the results of its due diligence investigations of Hedman;

     - Hedman shall be satisfied with the results of its due diligence investigations of Enviro and Enviro (Canada), including the claims acquired by Enviro from Krystar International Ltd. of the vermiculite deposits;

     - the adoption by Enviro of a stock option plan in form and substance satisfactory to Hedman;

     - Hedman shall be satisfied that the outstanding options for Hedman common shares shall be entitled to be exercised for common shares of Enviro following the Effective Date, on a two-for-one basis or that holders of options shall otherwise receive equivalent stock options on a two-for-one basis under the Enviro stock option plan;

     - Hedman shall be satisfied that the outstanding warrants for Hedman common shares shall be entitled to be exercised for common shares of Enviro following the Effective Date, on a two-for-one basis;

     - the Enviro common shares, including the Enviro Shares to be issued in respect of the Hedman warrants or Hedman stock options, shall have been approved or conditionally approved for listing on the OTCBB;

     - all consents, orders, ruling, approvals and assurances, including any regulatory approvals, which are required, necessary or desirable for the completion of the amalgamation shall have been received;

     - there shall not be in force any order or decree restraining or enjoining the completion of the amalgamation or any aspect thereof;

     - none of the consents, orders or approvals required for the completion of the amalgamation shall contain terms or conditions that require undertakings or security considered unsatisfactory or unacceptable by either Hedman or Enviro;

     - the board of directors of Hedman and Enviro shall have determined to proceed with the amalgamation in light of the number of common shares in respect of which the holders thereof have exercised the right to dissent from the amalgamation and have their shares re-purchased for fair value; and

     - the amalgamation agreement shall not have been terminated as provided for therein.

     If any of the conditions set forth in the amalgamation is not satisfied, the party entitled to the benefit of such condition may waive such condition or terminate the amalgamation agreement.

RECOMMENDATION OF THE BOARD

     The board of directors of Hedman has concluded that the amalgamation is in the best interests of Hedman and the holders of Hedman Common Shares and has approved the Amalgamation and authorized its submission to the shareholders for approval.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE AMALGAMATION RESOLUTION.

REASONS FOR THE RECOMMENDATION

     The Board of Directors of the Corporation believes that the benefits to be received by holders of Common Shares as a result of the Amalgamation will include the following:

     - Enviro US could become a widely-held publicly traded company on the BBX and the market for the common shares of Enviro will be substantially more liquid than the current market for the Hedman Common Shares on the TSX Venture Exchange;

     - the Amalgamation will help eliminate concerns arising from the Corporation's declining levels of working capital; and

     - the Amalgamation will result in access to the natural resources necessary for the production and development of Hedman products.

COMPLETION OF THE AMALGAMATION AND REGULATORY MATTERS

     If the required shareholder approval is obtained at the Meeting, it is intended that the Articles of Amalgamation will be filed with the Director under the OBCA upon fulfillment of the conditions precedent set forth in the Amalgamation Agreement, which filing is anticipated to occur on or about
               . The OBCA provides that, upon receipt of such articles, the Director shall issue a certificate of amalgamation and the Amalgamation shall become effective on the date shown on such certificate.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, prepared by Bondy & Schloss, LLP, counsel to Enviro US, describes the principal United States income tax consequences of the Amalgamation insofar as those consequences apply to persons who hold Hedman shares before the Amalgamation, and who receive Enviro US shares as a result of the Amalgamation.

     This discussion does not intend to be exhaustive of all possible United States income tax consequences. For example, this discussion does not contain a description of any State, local, or foreign tax laws, nor does it deal with aspects of United States income taxation that may be relevant to Headman shareholders who are subject to special treatment under the United States income tax laws, such as, without limitation, banks and other financial institutions; insurance companies; tax-exempt organizations; dealers, brokers, or traders in securities or currencies; individual retirement and other tax-deferred accounts; persons who received their Hedman shares as compensation in connection with the performance of services for Hedman, or on exercise of Hedman employee stock options received as compensation in connection with the performance of such services; persons subject to the alternative minimum tax; persons who hold their Hedman shares as part of a straddle or similar transactions; persons whose functional currency is other than the United States dollar; and persons eligible for tax treaty benefits.

     This discussion is based on the United States income tax laws as of the date of this document, which include the United States Internal Revenue Code (the "Code"), the legislative history of the Code, the current, temporary, and proposed United States Treasury Department regulations promulgated under the Code, court decisions, and current administrative interpretations and practices of the Internal Revenue Service (the "IRS"), including the IRS's practices and policies as expressed in private letter rulings (which are not in any event binding on the IRS, except with respect to the particular taxpayer that receives such a ruling).

     There is a risk that future amendments to the Code, other legislation, and the Treasury Department regulations, and future administrative interpretations and court decisions will significantly change the current law or adversely affect existing interpretations of the United States income tax laws. Any such changes could apply retroactively to transactions preceding the date of the changes, and Enviro US does not undertake to inform the Hedman shareholders of any such changes.

There is also a risk that statements set forth in this discussion (which do not bind the IRS or the courts) will be challenged by the IRS, and that any IRS challenges will be sustained by the courts.

     This discussion is not intended to be, and should not be construed by the Hedman shareholders as, tax advice. Therefore, each Hedman shareholder is urged to consult with its own tax advisor to determine the United States, State, local, and foreign tax consequences of the Amalgamation, including the particular facts and circumstances that may be unique to such shareholder.

The terms "United States person" and "non-United States person" are relevant to this discussion.

The term "United States person" is defined as:

     (1)  a citizen or resident of the United States,

     (2) a partnership created or organized in the United States or under the laws of the United States or of any State,

     (3) a corporation created or organized in the United States or under the laws of the United States or of any State,

     (4) any estate, other than a "foreign estate" (as the term "foreign estate" is defined below), and

     (5) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust.

     A "foreign estate" is defined by the Code as an estate the income of which, from sources without the United States which is not effectively connected with the conduct of a trade or business within the United States, is not includible in gross income under the Code.

     A "non-United States person" is a person who is not a "United States person."

The Amalgamation

     Hedman (which does not constitute a "controlled foreign corporation" within the meaning of the Code) and Enviro Canada (a wholly-owned Canadian subsidiary of Enviro US) will Amalgamate under the laws of Canada, with Hedman going out of existence, and with Enviro Canada being the surviving corporation and continuing as a wholly-owned subsidiary of Enviro US.

     In the Amalgamation, the Hedman shareholders will receive solely Enviro US shares.

The United States Income Tax Consequences

     Because the Amalgamation will constitute a "reorganization" (as the term "reorganization" is defined in Section 368(a)(1)(C) of the Code), and because Hedman is not a controlled foreign corporation, the Amalgamation will result in the following United States income tax consequences:

     (1) No gain or loss will be recognized by the Hedman shareholders on the exchange of their Hedman shares for Enviro US shares.

     (2) The basis to the Hedman shareholders of the Enviro US shares received by them will be the same as the Hedman shares exchanged.

     (3) The holding period of the Enviro US shares received by the Hedman shareholders will include the period for which the Hedman shares surrendered in exchange therefor were held, provided that the Hedman shares were held as capital assets at the time of the Amalgamation.

     (4) Every United States person who is a Hedman shareholder must include in its income tax return for the year in which the exchange takes place a complete statement of all facts pertinent to the nonrecognition of gain or loss upon such exchange, including a statement of the cost or other basis of the Hedman shares.

     If the IRS were to successfully assert that the Amalgamation does not constitute a "reorganization" under Section 368(a)(1)(C) of the Code:

     (1) Each Hedman shareholder who is a United States person would recognize gain or loss in the year of the closing of the Amalgamation equal to the difference between the fair market value of the Enviro US shares received by such shareholder and the shareholder's basis in the Hedman shares exchanged, the basis to each such shareholder of the Envio US shares received would be equal to the fair market of those shares on the day received, and the shareholder's holding period for the Enviro US shares received would begin the day they are received by the shareholder; and

     (2) Any Hedman shareholder who is not a United States person would not be subject to United States income tax on any recognized gain unless either (a) the gain is effectively connected with the shareholder's conduct of a trade or business in the United States, or (b) among other things, the shareholder is an individual and is present in the United States for 183 days or more in the year of the closing.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

  Canada

     The following is a general summary, prepared by Ernst & Young LLP, of the principal Canadian federal income tax considerations with respect to the proposed Amalgamation. This summary is generally applicable to shareholders who at all relevant times deal at arm's length with the amalgamating corporations, hold Hedman common shares and will hold Enviro common shares received on the Amalgamation, as capital property and, in the case of shareholders who are not resident in Canada, who do not, and will not hold or use, and are not, and will not be, deemed to hold or use their Hedman Common Shares in connection with a business carried on in Canada, in each case within the meaning of the Income Tax Act (Canada). This summary does not apply to a holder with respect to which Enviro will be a foreign affiliate within the meaning of the Income Tax Act.

     Hedman common shares will generally be considered to be capital property to a holder unless the holder holds them in the course of carrying on a business of buying and selling such securities, or as "mark-to-market" properties, or acquired them in a transaction considered to be an adventure in the nature of trade. Certain persons resident in Canada whose Hedman common shares might not otherwise qualify as capital property may be able to qualify them as such by making the election permitted by subsection 39(4) of the Income Tax Act. Such an election would apply to all Canadian securities owned or subsequently acquired by the shareholder, and is irrevocable.

     This summary is based upon the current provisions of the Act, the regulations thereunder (the "Regulations"), the Canada-United States Income Tax Convention (the "U.S. Convention") and Ernst & Young LLP's understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency ("CCRA"). This summary also takes into account all specific proposals to amend the Act and Regulations publicly announced by or on behalf of the Minister of Finance of Canada prior to the date hereof. The proposed amendments may not be enacted at all or as tabled or announced. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed herein.

     THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. ACCORDINGLY, SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX

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ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES. IN
PARTICULAR, SHAREHOLDERS THAT ARE SUBJECT TO THE "MARK-TO-MARKET" RULES REFERRED TO ABOVE ARE RECOMMENDED TO CONSULT THEIR OWN TAX ADVISORS IN RESPECT OF THE INCOME TAX CONSEQUENCES TO THEM OF THE AMALGAMATION, AS THE FOLLOWING DISCUSSION DOES NOT APPLY TO SUCH SHAREHOLDERS.

     Shareholders Resident in Canada

     Exchange of Hedman Shares for Enviro Shares

     Due to the issuance of shares of a foreign corporation in the course of the amalgamation, the Act will not apply to permit shareholders to exchange their existing Hedman shares for Enviro shares on a tax deferred basis. A shareholder whose Common Shares of Hedman are exchanged for Enviro common shares pursuant to the Amalgamation, will realize a capital gain (or capital loss) to the extent that the proceeds received for such Common Shares, net of any reasonable costs of disposition attributable thereto, exceed (or are less than) the adjusted cost base to the shareholder of such Common Shares. For this purpose, a shareholder's proceeds of disposition will be equal to the aggregate fair market value on the Effective Date of the Enviro common shares received on the Amalgamation.

     The cost for Canadian tax purposes of the Enviro common shares received by a Shareholder on the Amalgamation will be equal to the fair market value of such shares on the Effective Date and will be averaged with the cost of any Enviro common shares already held by such shareholder as capital property for the purpose of determining the adjusted cost base per share of all such Enviro common shares.

     A holder will be required to include in his or her income one-half of any capital gain resulting from the disposition of Hedman Common Shares or will be entitled to deduct against capital gains one-half of any capital loss (an "allowable capital loss"). Allowable capital losses in excess of taxable capital gains may be carried back and deducted in any of the three preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years, to the extent and under the circumstances described in the Act and the Budget Proposals.

     Where the holder is an individual, a capital gain may give rise to alternative minimum tax under the Act. A shareholder that is a Canadian-controlled private corporation may be liable to pay an additional refundable tax of 6 2/3 per cent on taxable capital gains.

     In the case of a shareholder that is a corporation, the amount of any capital loss otherwise determined may be reduced by the amount of dividends received in respect of the Common Shares to the extent and under the circumstances prescribed in the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or where a partnership or trust of which a corporation is a member or a beneficiary is a member of a partnership or a beneficiary of a trust that owns Common Shares.

     Foreign Investment Entity Rules

     On August 2, 2001, the Minister of Finance issued draft legislation concerning the taxation of "foreign investment entities" (as defined in the draft legislation). The draft legislation was to take effect for taxation years that begin after 2001. On December 17, 2001, the Minister of Finance issued a press release to announce a one-year delay in the implementation date, in order to give the government time to consider submissions from the public. Based on subsequent public comments by senior officials of the Department of Finance, it is now anticipated that a revised version of the draft legislation will be released this year, and will take effect for taxation years that begin after 2002.

     In its current form, the draft legislation generally will apply to Canadian resident holders of Enviro common shares if Enviro is considered to be a foreign investment entity and none of the exemptions applies. A non-resident entity is generally considered to be a foreign investment entity if the total carrying value of its investment property is greater than 50% of the total carrying value of all of its property at the end of the year. A non-resident entity is not considered to be a foreign investment entity if its principal business is not an "investment business" (as defined in the Draft Legislation). The proposed definition of investment business

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

for this purpose excludes, among other things, the business of developing and exploiting Canadian resource property and/or foreign resource property (if the business is not conducted principally with non-arm's length persons).

     If applicable, these rules will require a holder, when calculating his or her income for a taxation year for Canadian income tax purposes, to include either: (i) his or her proportionate share of the income (calculated for Canadian income tax purposes) of the foreign investment entity (assuming sufficient information is available to a holder); or (ii) the amount by which the fair market value of the interest at the end of the taxation year exceeds the fair market value of such interest at the beginning of the taxation year.

     Whether the rules contained in the draft legislation will apply to the holders of Enviro common shares will depend in part on facts concerning the holdings and operations of Enviro after the date hereof, and on the extent and scope of any further amendments to the draft legislation, and no view is expressed in respect thereof. Holders should consult their tax advisors to help determine the potential impact of the draft legislation given their personal circumstances.

     Dividends

     Dividends received on an Enviro common share will be included in computing the shareholder's income. A dividend received by an individual will not be subject to the gross-up and dividend tax credit rules contained in the Act in respect of dividends from Canadian corporations. A corporation that receives a dividend on Enviro common shares will not be entitled to deduct the amount of such dividend. A shareholder that is a Canadian-controlled private corporation (as defined in the Act) may be liable to pay an additional refundable tax at a rate of 6 2/3% on such dividends or deemed dividends. Foreign withholding tax on such dividends or deemed dividends, if any, will generally be eligible for foreign tax credit or deduction treatment where applicable under the Act.

     Eligibility for Investment and Foreign Property

     Enviro common shares will not be categorized as qualified investments for trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education savings plans under the Act and the Regulations thereunder. Furthermore, the Enviro common shares will constitute foreign property for trusts governed by registered pension plans, RRSPs, RRIFs and DRSPs and for certain other persons to whom Part XI of the Act is applicable. The holding of Enviro common shares in such trusts or plans may result in tax costs or penalties and a shareholder who is such a person should consult his or her own tax advisors.

     Foreign Property Information Reporting

     A Hedman shareholder who becomes a holder of Enviro common shares pursuant to the Amalgamation, who is a "specified Canadian entity" for a taxation year or a fiscal period and whose total cost amounts of "specified foreign property," including such shares, at any time in the year or fiscal period exceeds Cdn. $100,000 will be required to file an information return for the year or period disclosing prescribed information, including the holder's cost amount, any dividends received in the year, and any gains or losses realized in the year, in respect of such property. With certain exceptions in respect to trusts, partnerships and similar entities, a taxpayer resident in Canada in the year will generally be a specified Canadian entity. Canadian shareholders of Enviro common shares should consult their own tax advisors about whether they must comply with these rules.

     Shareholders Not Resident in Canada

     The following portion of the summary is applicable to Hedman shareholders who, for purposes of the Act: (i) are neither resident nor deemed to be resident in Canada at any time while they have held their Hedman Common Shares; (ii) do not use or hold, and are not deemed to use or hold, such shares or rights in connection with a trade or business that such a holder carries on, or is deemed to carry on, in Canada at any time; and (iii) will hold such shares or rights as capital property for the purposes of the Act. Special rules which are not discussed in this summary may apply to a non-resident Hedman shareholder that is an insurer carrying on business in Canada and elsewhere and any such holder should consult such holder's own tax advisors in respect thereof.

     Disposition of Hedman Common Shares

     A non-resident Hedman shareholder will not be subject to tax under the Act in respect of capital gains, or entitled to deduct capital losses, realized on the exchange of Hedman Common Shares for Enviro common shares unless such Hedman Common Shares constitute "taxable Canadian property" (within the meaning of the Act) to the Hedman shareholders at the time of the Amalgamation. In addition, the Hedman Common Shares will generally not constitute taxable Canadian property to a non-resident Hedman shareholder at the effective time unless, at any time during the five year period immediately preceding the effective time, the non-resident Hedman shareholder or persons with whom such holder did not deal at arm's length or the non-resident Hedman shareholder and such persons have owned, or otherwise had an interest in or an option in respect of, 25% or more of the issued shares of any class or series of the capital stock of Hedman. Any non-resident Hedman shareholders to whom the Hedman Common Shares constitute taxable Canadian property should consult their own tax advisors.

     Enviro Common Shares

     Dividends paid to a non-resident Hedman shareholder on Enviro common shares will not be subject to Canadian non-resident withholding tax.

  Warrants

     It is a condition precedent to completion of the Amalgamation that shareholders who hold warrants to purchase additional shares of Hedman will have their warrants converted into or otherwise exchanged for warrants to purchase shares of Enviro. Such an exchange will be deemed for Canadian tax purposes to be a disposition of the Hedman warrants and an acquisition of the Enviro warrants. The gain realized on disposition of the original warrants will be the fair market value of the warrants at the time of the exchange (which will be based on the fair market value of the related Hedman shares less the cost to acquire the warrants and any additional cost related to the exchange) less the warrant holders' adjusted cost bases in the warrants.

FOREIGN TAXES

     NO INFORMATION IS PROVIDED IN THIS CIRCULAR REGARDING THE TAXATION OF GAINS REALIZED AS A RESULT OF THE AMALGAMATION, BY ANY FOREIGN JURISDICTION. RESIDENTS OF COUNTRIES OTHER THAN CANADA AND CITIZENS OF THE UNITED STATES, WHEREVER THEY ARE RESIDENT, ARE STRONGLY ADVISED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES OF THIS TRANSACTION IN THEIR OWN JURISDICTIONS.

RESALE OF ENVIRO US SHARES

  Canadian Securities Laws

     If the amalgamation proceeds, Hedman shareholders will hold Enviro shares. The Enviro shares issued in respect of the amalgamation will constitute a distribution of securities which is exempt from the registration and prospectus requirements of the securities legislation in Ontario. However, the Enviro shares issued pursuant to the amalgamation will be subject to statutory hold periods under applicable Canadian securities laws and may not be resold, except under a further exemption, unless certain requirements are met. For Ontario residents such requirements will be met if, at the time of the Amalgamation, Ontario residents do not beneficially own more than 10% of the outstanding Enviro shares and do not represent in number more than 10% of the total number of holders of Enviro shares and the resale is executed through the facilities of a stock exchange outside Ontario or another recognized system. Shareholders should consult with their own legal advisors for advice in respect of the resale restrictions applicable to them in respect of the amalgamation and with respect to their own particular circumstances.

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

  United States Securities Laws

     While certain transactions are exempt from registration under the Securities Act of 1933, as amended (the "Act") and the Securities and Exchange Act of 1934 (the "Exchange Act"), such as in a private offering under Regulation D of the Act or a Section 4(2) exemption to an issuer selling securities that are not part of a public offering, it is not contemplated that the Enviro shares will be sold under these exemptions. Enviro has registered all Enviro Shares to be issued in the amalgamation on a Form S-4 Registration Statement (the "Registration Statement") with the Securities and Exchange Commission ("SEC") on or about the closing date of its acquisition of Hedman ("Closing Date"). It is the opinion of Bondy & Schloss, Enviro's counsel, that the Shares registered on Form S-4 and issued in connection with the amalgamation will be freely tradable.

STOCK OPTION PLAN

     Hedman has a stock option plan, but no options are outstanding thereunder. Upon completion of the Amalgamation, the existing stock option plan of Hedman shall be cancelled. It is a condition to completion of the Amalgamation in accordance with the terms of the Arrangement Agreement, that Enviro US will establish a new stock option plan, in form and substance satisfactory to Hedman, prior to the Amalgamation

TREATMENT OF OUTSTANDING WARRANTS

     Hedman has outstanding warrants. Pursuant to the Amalgamation Agreement, Enviro US and Hedman have agreed that it is a condition precedent to completion of the Amalgamation that each Hedman warrant outstanding immediately prior to the Amalgamation becoming effective will entitle the holder thereof to purchase Enviro US shares at the same exercise price and on the same terms and conditions applicable to the Hedman warrants except that such warrants shall be exercisable on a two-for-one basis, that is only one Enviro US share shall be issued in respect of Hedman warrants exercised for every two Hedman shares.

FRACTIONAL SHARES

     No fractional common shares of Enviro US will be issued. If a shareholder of Hedman would otherwise be entitled to receive a fractional Enviro US common share as a result of the Amalgamation, such shareholder will be paid by cheque for any such fractional interest in an amount determined on the basis that one common share of Enviro US has a value equal to the simple average of the closing price for such share on the OTCBB for the first five days upon which such shares are traded on that exchange following the effective date of the Amalgamation. Payment to shareholders for fractional shares will be made in US dollars, based upon the rate of exchange on the Effective Date.

DELIVERY OF ENVIRO US SHARE CERTIFICATES

     If the Amalgamation is completed, certificates representing common shares of Enviro US issued under the Amalgamation will be delivered to each holder of Common Shares of the Corporation as soon as practicable following the surrender to the Corporation's transfer agent, Montreal Trust Company of Canada, of certificates representing such holder's shares.

STOCK EXCHANGE LISTINGS

     AS A CONSEQUENCE OF THE AMALGAMATION, THE COMMON SHARES OF THE CORPORATION WILL BE DELISTED FROM THE TSX VENTURE EXCHANGE. IT IS A CONDITION PRECEDENT TO THE COMPLETION OF THE AMALGAMATION THAT ENVIRO US COMMON SHARES BE APPROVED OR CONDITIONALLY APPROVED FOR TRADING ON THE BBX.

COMPARISON OF SHAREHOLDERS' RIGHTS

     Enviro US is a corporation incorporated in the State of Delaware under the Delaware General Corporation Law, or (DGCL). Hedman is a corporation incorporated under the OBCA.

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

     While the rights and privileges of shareholders of a Delaware corporation are, in many instances, comparable to those of shareholders of an Ontario corporation, there are certain differences. The principal differences, described below, arise from differences between the DCGL and the OBCA and between the Enviro US certificate of incorporation and by-laws and the Hedman articles and by-laws.

  Vote Required for Ordinary Transactions; Quorum

     Under the DGCL, unless the certificate of incorporation or by-laws of a corporation provide otherwise, questions proposed for the consideration of the shareholders generally must be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at a shareholders meeting. Unless the certificate of incorporation or by-laws of a corporation provide otherwise, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum. The by-laws of Enviro US provide that, except as may otherwise be required by statute, the presence at any meeting, in person or by proxy, of the holders of record of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business.

     Under the OBCA, matters which are deemed not to require approval by special resolution by the OBCA or the articles or by-laws of a corporation and are questions proposed for the consideration of the shareholders generally must be approved by the vote of the holders of a majority of the shares present in person or represented by proxy at a shareholders' meeting. The OBCA provides that, unless the by-laws of a corporation otherwise provide, the holders of a majority of shares entitled to vote at a meeting of shareholders, whether present in person or represented by proxy, constitute a quorum. The by-laws of Hedman provide that the quorum required for the transaction of business is the lesser of the number of shareholders or two persons present in person and representing, personally or by proxy, not fewer than 20% of the total number of votes eligible to be cast at the meeting.

  Vote Required for Extraordinary Transactions

     With respect to certain corporate transactions, the DGCL contains special provisions which require the affirmative vote of a majority of the outstanding shares entitled to vote on the matter, regardless of any provisions in the corporation's certificate of incorporation or by-laws which may permit a lesser vote. These include mergers, sale, lease or exchange or all or substantially all of the corporations' property and assets, amendment to the corporation's certificate of incorporation and dissolution.

     The OBCA provides that certain extraordinary corporate actions, such as certain amalgamations, changes of corporate jurisdiction and sales, leases or exchanges of all or substantially all the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by special resolution. Under the OBCA, a special resolution is a resolution passed at a meeting by not less than two-thirds of the votes cast on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders or a class of series of shares.

  Transactions Involving Shareholders, Officers or Directors

     Business Combinations with Shareholders

     Section 203 of the DGCL addresses business combinations with interested shareholders. An interested shareholder means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3 year period immediately prior to the date on which determination is sought as to whether such person is an interested shareholder. Under this section the DGCL provides that a corporation shall not engage in any business combination with any interested shareholder for a period of 3 years following the time that such shareholder became an interested shareholder, subject to the following exceptions:

          1. if the shareholder was an interested shareholder prior to the board of directors of the corporation approving the business combination;

          2. if prior to the business combination, the shareholder owned at least 85% of the outstanding voting stock of the corporation at the consummation of the business combination that resulted in the shareholder becoming an interested shareholder. This excludes directors and officers that own shares and employees that take part in the corporation=s stock option plan; and

          3. if at least 66.67% of the outstanding voting stock that is not owned by the interested shareholders is cast in favor of the business transaction by shareholders and approved by the boards of directors at the annual or special shareholders meetings.

     Furthermore, the restrictions regarding business combinations with interested shareholders will not apply in certain circumstances, including if:

          1. the corporation's original certificate of incorporation contains language that expressly states that it is not to be governed by section 203;

          2. if the board of directors adopts an amendment to its by-laws within 90 days of the effective date of section 203 expressly electing not to be governed by section 203;

          3. if the shareholders approve by a majority of the shares entitled to vote a resolution to amend its certificate of incorporation so as not to be governed by section 203;

          4. the corporation does not have a class of voting stock that is (i) listed on national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market, or (ii) held by more than 2,000 shareholders of record unless, this situation was created directly or indirectly by an interested shareholder or from a transaction where a person becomes an interested shareholder;

          5. a shareholder becomes an interested shareholder inadvertently and, as soon as practicable, divests itself of ownership of sufficient shares so that the shareholder ceases to be an interested shareholder.

     The certificate of incorporation of Enviro US does not contain a provision expressly stating that Enviro US is not governed by Section 203 of the DGCL.

     The OBCA contains provisions requiring preparation of an independent valuation and approval by the minority shareholders of the corporation, by either a simple majority or two-thirds of the votes cast, depending upon the circumstances with respect to business combinations.

     In addition, policies and rules of certain Canadian securities regulatory authorities, including Rule 61-501 of the Ontario Securities Commission and Policy Q-27 of the Quebec Securities Commission, contain requirements regarding "related party transactions". A related party transaction means, generally, any transaction by which the issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Rule 61-501 and Policy Q-27 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     Rule 61-501 and Policy Q-27 require more detailed disclosure in the proxy material sent to securityholders in connection with a related party transaction and, subject to certain exemptions, the preparation by an independent valuer of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Rule 61-501 and Policy Q-27 also require, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction.

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

     Transactions with Interested Directors or Officers

     Under the DGCL, no contract or transaction between a corporation and one or more of its officers or directors (or any other business organization in which such officer or director serves as an officer or director or has a financial interest) will be void or voidable solely because of such officer's or director's interest in the transaction or solely because the officer or director is present at the meeting in which the transaction is discussed or votes in favor of the transaction so long as at least one of the following three conditions is satisfied: (i) the material facts as to the officer's or director's interest are disclosed or known to the board of directors or committee voting on the transaction, and the board or committee in good faith authorizes the transaction by a majority of disinterested directors, even if such disinterested directors are less than a quorum; (ii) the officer's or director's interest in the transaction is either disclosed or known to the shareholders entitled to vote on the transaction (assuming they are entitled to vote thereon), and the transaction is approved in good faith by the shareholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board, a committee or the shareholders. An interested director may be counted toward quorum at a meeting of the board or a committee which authorizes such a transaction.

     Under the OBCA, contracts or transactions in which a director or officer has an interest are not invalid because of such interest provided that the director or officer who is a party to a material contract or transaction discloses his or her interest in writing to the corporation or requests to have entered in the minutes of meetings of directors the nature and extent of his or her interest, the contract or transaction was reasonable and fair to the corporation at the time it was so approved and, in certain cases, the director or officer refrains from voting on any resolution to approve such contract or transaction.

     Where a material contract or transaction is proposed that, in the ordinary course of the corporation's business, would not require approval by the directors or shareholders, the interested director or officer shall disclose in writing to the corporation or request to have entered in the minutes of meetings of directors the nature and extent of his or her interest forthwith after the director or officer becomes aware of the contract or transaction or proposed contract or transaction.

     A director or officer, acting honestly and in good faith, is not accountable to the corporation or to its shareholders for any profit or gain realized from any such contract or transaction by reason only of his or her holding the office of director or officer or by reason only of his or her vote being counted toward a quorum at a meeting of directors. The contract or transaction, if it was reasonable and fair to the corporation at the time it was approved, is not by reason only of the director's or officer's interest therein void or voidable, where (i) the contract or transaction is confirmed or approved by special resolution at a meeting of the shareholders duly called for that purpose and (ii) the nature and extent of the director's or officer's interest in the contract or transaction are disclosed in the information circular prepared for the shareholders' meeting.

     Where a director or officer of a corporation fails to disclose his or her interest in a material contract or transaction, the corporation or a shareholder of the corporation, or, in the case of an offering corporation, the Ontario Securities Commission may apply to the court for an order setting aside the contract or transaction and directing that the director or officer account to the corporation for any profit or gain realized.

  Dissenters' Rights

     Under the DGCL, holders of common stock of a merging or consolidating corporation who follow the procedures set forth in the DGCL will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. Under the DGCL, where a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who held stock on the record date for the special meeting that appraisal rights are available and must include a copy of
Section 262 of the DGCL (the section relating to appraisal rights) in the notice. If a stockholder wishes to exercise appraisal rights such stockholder must: (i) not vote in favor of the merger agreement and the merger; and (ii) deliver to the corporation, before the vote at the special meeting, a written demand for appraisal of such stockholder's shares of common stock. A vote or proxy by a shareholder against the merger agreement and the merger will not, in and of itself, constitute a demand for appraisal. A demand for appraisal must reasonably inform the corporation of the stockholders' identity and that the stockholder intends to demand appraisal of its shares and must be separate from any proxy or vote abstaining from or voting against the approval and adoption of the merger agreement and the merger. If a stockholder wishes to exercise appraisal rights, such stockholder must be the record holder of the shares on the date the written demand for appraisal is made and must continue to hold such shares through the effective time of the merger. A record holder, such as a broker who holds shares as nominee for several beneficial owners, may exercise appraisal rights for shares held on behalf of one or more beneficial owners while not exercising such rights for the shares held on behalf of other beneficial owners.

     Within 10 days after the completion of the merger, each constituent corporation must notify each stockholder who properly asserted appraisal rights under the DGCL and did not vote in favor of the merger agreement and the merger that the merger has been completed. Within 120 days after the effective time of the merger, but not thereafter, either the corporation or any stockholder who complied with the statutory requirements summarized above, may file a petition with the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all such holders. If a petition is not filed, all stockholders who had previously demanded appraisal of their shares will lose their appraisal rights. Within 120 days after the effective time of merger, any stockholder who has complied with the provisions of Section 262 will be entitled, upon written request, to receive from the corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and the merger and for which demands for appraisal were received, and the number of persons holding those shares. The corporation must mail this statement within ten days after it receives any written request of this type.

     If a petition for an appraisal is timely filed and the corporation is served a copy thereof, it will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of the stockholders who have demanded appraisal of their shares and with whom agreements as to the value of their shares have not been reached. Thereafter, the Delaware court is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware court may require the holders who demanded appraisal rights to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any stockholder fails to comply with this direction, the Delaware court may dismiss the proceedings as to that holder. After determining which holders are entitled to appraisal, the Delaware court will appraise the "fair value" of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware court and taxed upon the parties as the Delaware court deems equitable. The Delaware court may also order that all or a portion of the expenses incurred by any holder in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal. If a determination or assessment is not made, each party bears its own expenses.

     At any time within 60 days after the effective time of the merger, any holder will have the right to withdraw his or her demand for appraisal and to accept the merger consideration. After this period, a holder may withdraw a demand only with the corporation's written consent. If a petition for appraisal is not filed with the Delaware court within 120 days after the effective time of the merger, a holder's right to appraisal will cease and the holder will be entitled to receive the merger consideration, without interest, as if the holder had not demanded appraisal of his or her shares. A petition demanding appraisal that is timely filed in the Delaware court, may not be dismissed as to any stockholder without the approval of the Delaware court, and the court may condition the approval on any terms as it deems just. If any stockholder who properly demands appraisal of his or her shares under Section 262 fails to perfect, or effectively withdraws or loses, his or her right to appraisal as provided in the DGCL, the holder's shares will be converted into the right to receive the merger consideration in accordance with the terms of the merger agreement.

     The OBCA provides that the shareholders of an Ontario corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. Such matters include (i) an amendment to its articles to add, remove or change restrictions on the issue, transfer ownership of shares of class or series of the shares of the corporation, (ii) an amendment to its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise, (iii) any amalgamation with another corporation (other than certain affiliated corporations), (iv) a change of corporate jurisdiction, (v) the sale, lease or exchange of all or substantially all its property other than in the ordinary course of business, (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation, or (vii) certain amendments to the articles of a corporation which require a separate class or series vote. A shareholder is not entitle to dissent if an amendment to the articles is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy.

  Directors Liability

     The DGCL does not contain provisions imposing liability upon directors in specific circumstances, although such liability may arise at common law.

     The OBCA imposes joint and several personal liability upon directors who vote for or consent to a resolution authorizing actions that are in violation of provisions of the OBCA relating to the issuance of shares, the purchase, redemption or other acquisition of shares, the commissions paid on the sale of shares, the payment of dividends, the payment of a director's indemnity or payments made to a shareholder. The OBCA further provides that a director cannot contract out of this liability.

  Indemnification and Insurance

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

     Under the OBCA, a corporation may indemnify a director or officer, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives (an "Indemnifiable Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of having been a director or officer of such corporation or body corporate, if (i) he acted honestly and in good faith with a view to the best interests of the corporation and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds to believe that his conduct was lawful.

     Under the OBCA, a corporation may also, with the approval of the court, indemnify an Indemnifiable Person in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he fulfils the conditions set out in clauses (i) and (ii) above. In any event, an Indemnifiable Person is entitled to indemnity from the corporation in respect of all costs, charges, and expenses reasonably incurred by him in connection with the defense of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the corporation or the body corporate, if the Indemnifiable Person was substantially successful on the merits in his defense of the action or proceeding and fulfils the conditions set out in clauses (i) and (ii) above. The Hedman by-laws require indemnification of directors and officers of Hedman to the full extent authorized by the OBCA.

     The OBCA also permits a corporation to purchase and maintain insurance on behalf of directors and officers, a former director or officer or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor against liability incurred by the person in his capacity as a director or an officer, except where the liability relates to the person's failure to act honestly and in good faith with a view to the best interests of the corporation.

  Examination of Corporate Records

     Under the DGCL, any stockholder, in person or by attorney or other agent has the right, upon written demand under oath stating proper purpose thereof, to inspect during usual business hours the corporation's stock ledger, list of stockholders and other books and records. Such a stockholder also has the right to make copies or extracts therefrom. A proper purpose is any purpose reasonably related to such person's interest as a stockholder. If the right to inspect is sought on behalf of a stockholder by an attorney or other agent, it must be accompanied by a power of attorney. The demand must be directed to the corporation at its registered office in Delaware or its principal place of business. If the corporation refuses to permit such an inspection, the stockholder may comply with statutory procedures to seek redress in the Delaware Court of Chancery.

     Under the OBCA, shareholders of a corporation, their agents and legal representatives may examine the articles of the corporation, by-laws of the corporation, minutes of meetings and resolutions of shareholders, a register of directors and a securities register during the usual business hours of the corporation, and may take extracts free of charge. A shareholder of a corporation is entitled, without charge on request, to one copy of the corporation's articles and any unanimous shareholders' agreement.

  Director Qualifications

     Under the DGCL, the board of directors of a corporation shall consist of at least one director. Directors need not be stockholders of the corporation. Qualifications of directors are not addressed by the DGCL but are left to the corporation's certificate of incorporation and/or by-laws.

     Under the OBCA, an offering corporation must have not fewer than three directors. A majority of the directors of an OBCA corporation must be resident Canadians. The OBCA also requires that at least one-third of the directors of an offering corporation must not be officers or employees of the corporation or any of its affiliates. The foregoing provisions apply to Hedman.

  Removal of Directors; Filling Vacancies on the Board of Directors

     Under the DGCL, generally, a director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. However, in cases where the board of directors is classified into staggered terms, stockholders may remove directors only for cause unless the certificate of incorporation provides otherwise. Also, in cases of cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted or, if there are classes of directors, at an election of the class of directors of which he is a part.

     As a general matter, the DGCL provides that vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

     The shareholders of an OBCA corporation may, by resolution passed by a majority of the votes cast thereon at a meeting of shareholders called for that purpose, remove any director before the expiration of such director's term of office and may elect any qualified person in such director's stead for the remainder of such director's term. Generally, under the OBCA, if a vacancy should occur in the board of directors, the remaining directors, if constituting a quorum, may appoint a qualified person to fill the vacancy for the remainder of the vacating director's term. In the absence of a quorum, the remaining directors shall call a meeting of shareholders to fill the vacancy. In addition, if the articles of a corporation so provide, the directors may increase the number of directors within the range provided in the articles and may fill the vacancies thereby created for a term expiring not later than the next annual meeting of shareholders provided that the total number of directors so appointed does not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

  Special Meeting of Shareholders

     The DGCL provides that special meetings of stockholders may be called by the board of directors or by persons authorized in the certificate of incorporation or by-laws.

     The OBCA provides that the board of directors or the holders of not less than 5% of the issued shares of the corporation, that carry the right to vote at a meeting sought to be held, may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

  Amendments to Charter Documents

     The DGCL provides that any amendment to the corporation's certificate of incorporation must be approved by not less than the affirmative vote of a majority of the outstanding shares present in person or represented by proxy at the meeting and entitled to vote on the matter.

     The OBCA provides that any amendment to articles of a corporation generally requires approval by special resolution, which is a resolution passed by a majority of not less than two-thirds of the votes cast by shareholders entitled to vote on the resolution. Unless the articles or by-laws of an OBCA corporation otherwise provide, the OBCA provides that directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the OBCA to submit the by-law, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject or amend the by-law, amendment or repeal by ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders entitled to vote on the resolution.

  Oppression Remedy

     The OBCA provides an oppression remedy that enables the court to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon the application by a complainant (as defined below) or by the Ontario Securities Commission in the case of a corporation whose securities are publicly traded, that (i) any act or omission of the corporation or an affiliate effects or threatens to effect a result, (ii) the business or affairs of the corporation or an affiliate are, have been or are threatened to be carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or an affiliate are, have been or are threatened to be exercised in a manner that is oppressive or unfairly prejudicial to, or unfairly disregards the interest of, any security holder, creditor, director or officer of the corporation. A complainant means (i) a registered holder or beneficial owner, or a former registered holder or beneficial owner, of a security of a corporation or any of its affiliates, (ii) a director or officer or a former director or officer of a corporation or of any of its affiliates, or (iii) any other person who, in the discretion of the court, is a proper person to make such application.

     Because of the breadth of conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is sometimes relied upon to safeguard the interests of shareholders and other complainants with a substantial interest in the corporation. Under the OBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     There are no comparable provisions under the DGCL.

  Fiduciary Duties of Directors

     Under Delaware common law, directors are charged with an unyielding fiduciary duty to the corporation and its stockholders. This duty is two-fold, encompassing a duty of care and a duty of loyalty. The duty of care includes a duty to inform themselves, prior to making a business decision, of all material information reasonably available to them. This also requires that they reasonably inform themselves of alternatives. Based upon such information, directors must then act with requisite care in the discharge of their duties.

     The duty of loyalty embodies both an affirmative duty to protect the interests of the corporation and an obligation to refrain from conduct that would injure the corporation and its stockholders or deprive them of profit or advantage. This includes avoidance of conflicts of interest.

     Directors are protected in making informed judgments by the "business judgment rule" which creates a presumption that in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interest of the company. As a presumption, the business judgment rule provides that the acts of independent directors will be presumed to be taken in good faith and with appropriate care. This shifts the burden of proof to a plaintiff seeking to hold a director liable for acts taken in office. As a substantive rule of law, the rule provides that there is no liability for an injury or loss to the corporation arising from corporate action when the directors, in authorizing such action, proceeded in good faith and with appropriate care.

     Directors of corporations incorporated under the OBCA have fiduciary obligations to the corporation. Pursuant to these fiduciary obligations, the directors must act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

  Derivative Actions

     Under the DGCL, any stockholder instituting a derivative action must allege that he was a stockholder at the time of the challenged transaction or that his shares thereafter devolved upon him by operation of law. Rule 23.1 of the Rules of the Delaware Court of Chancery requires that the plaintiff aver the effect made to obtain action from "the board of directors or comparable authority" with respect to the subject of the suit or otherwise set forth the reasons for not making such an effort. The rule further requires that any dismissal or compromise of the suit must be approved by the court, and adequate notice must be given to other stockholders unless the dismissal is without prejudice or is only directed to the specific plaintiff and there is a showing that no compensation in any form has passed directly or indirectly from any of the defendants to the plaintiff or his attorney and that no promise to give any such compensation has been made.

     Under the OBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or a subsidiary, or to intervene in an existing action to which any such body corporate is a party, for the purpose of persecuting, defending or discontinuing the action on behalf of the body corporate. Under the OBCA, no action may be brought and no intervention in an action may be made unless the complainant gives 14 days' notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action, (ii) the complainant is acting in good faith, and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued. Where a complainant makes an application without having given required notice, the OBCA permits the court to make an interim order pending the complainant giving the required notice, provided that the complainant can establish that at the time of seeking the interim order it was not expedient to give the required notice. The OBCA provides that the court in a derivative action may make any order it thinks fit.

DISSENTING SHAREHOLDERS RIGHTS

     Any holder of Common Shares is entitled to be paid the fair value of such shares in accordance with the provisions in Section 185 of the OBCA if the shareholder dissents to the Amalgamation Resolution and the amalgamation becomes effective. Such payment constitutes consideration for the acquisition for cancellation of the Common Shares of such dissenting shareholder. A dissenting shareholder who has been paid the fair value of such shares will not be entitled to receive any Enviro common shares. The fair value of such common shares will be determined as of the close of business on the business day before the adoption of the Amalgamation Resolution. The payment for such fair value of the common shares shall be made by Enviro.

     Pursuant to the terms of the Amalgamation Agreement, the obligation of Enviro to complete the Amalgamation is subject to Hedman not having received Notices of Dissent in respect of more than 5% of the number of Common Shares which were issued as at the date of this Circular. Should Enviro not complete the Amalgamation, whether as a result of the failure of the Hedman shareholders to approve the Amalgamation Resolution or Hedman receiving Notices of Dissent in excess of 5% of the number of Common Shares which were issued and outstanding as at the date of this Circular, Dissenting Shareholders will not be entitled to receive fair value for their Common Shares.

  Section 185 of the OBCA

     A Dissenting Shareholder is required to send a written objection to the Amalgamation Resolution to the Corporation at or prior to the meeting. A vote against the special resolution or an abstention does not constitute a written objection. Within 10 days after the Amalgamation Resolution is adopted by the shareholders, Hedman must so notify the Dissenting Shareholder who is then required, within 20 days after receipt of such notice (or if such shareholder does not receive such notice within 20 days after learning of the adoption of the Amalgamation Resolution), to send to Hedman a written notice containing such shareholder's name and address, the number of shares in respect of which such shareholder dissents and a demand for payment of the fair value of such shares and, within 30 days after sending such written notice, to send to the Corporation the share certificate or certificates. If the proposal contemplated in the Amalgamation Resolution becomes effective, the Corporation is required to determine the fair value of the shares and to make a written offer to pay such amount to the Dissenting Shareholder. If such offer is not made or not accepted within 30 days, either party may apply to the Court to fix the fair value of the Common Shares. There is no obligation on the Corporation to apply to the Court. If an application is made by any party, the Dissenting Shareholder will be entitled to be paid the amount fixed by the Court.

     All notices in accordance with the provisions of section 185 of the OBCA should be addressed to the President of the Corporation at 3875 Keele Street, Suite 400, North York, Ontario, M3J 1N6.

     The foregoing summary does not purport to be a comprehensive statement of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of such shareholder's Common Shares of Hedman and is qualified in its entirety by reference to the Amalgamation Agreement and Section 185 of the OBCA, the full texts of which are attached to this Circular as Schedules "E" and "F". The provisions of section 185 of the OBCA require strict adherence to the procedures established therein and failure to do so may result in the loss of dissent rights. Accordingly, each shareholder who might desire to exercise dissent rights should carefully consider and comply with the provisions of those sections and should consult a legal adviser.

                    AMALCO AND ENVIRO AFTER THE AMALGAMATION

     Upon the completion of the amalgamation, Hedman and Enviro (Canada) will amalgamate to become a wholly-owned subsidiary of Enviro. It is Enviro's intention to continue the business and operations of Hedman and of Enviro and to continue to develop the Hedman "Superfil" product and its commercial applications. Hedman staff will be encouraged to continue to work in their present roles and locations. Following completion of the amalgamation, Enviro intends to consolidate the administrative activities of Enviro and Amalco in the New York office of Enviro.

     Shareholders should refer to "INFORMATION CONCERNING HEDMAN" and "INFORMATION CONCERNING ENVIRO" for a discussion of the business, operations and affairs of Hedman and Enviro, respectively, and for a discussion regarding Enviro's business plans following the amalgamation.

DIRECTORS AND EXECUTIVE OFFICERS OF AMALCO

     The directors and executive officers of Amalco following the amalgamation shall be the following:

NAME                              AGE                POSITION
----                              ---                --------
Teodosio V. Pangia..............  42       Chief Executive Officer and
                                                     Director
Thomas Franzone.................  44         Secretary, Treasurer and
                                                     Director

     Teodosio V. Pangia has been a Director and Chief Executive Officer of Enviro since July 2000. Since April 2000, Mr. Pangia has been Chairman, CEO and a Director of Diamond Discoveries International Corp., a junior exploration company whose primary focus is development of certain mining claims. He is the Chairman of TVP Capital Corp., a U.S. based venture capital company which he founded in April 2000 and which has provided consulting services to the Company since April 2000. From June 1997 to present, Mr. Pangia has been President of Tyler Dylan Corp., an Ontario, Canada based investment company. Mr. Pangia is the only employee of Tyler Dylan Corp. From June 1997 to July 1999, Mr. Pangia was a co-founder and consultant of Environmental Solutions Worldwide, a company with five employees that is involved in the research and development of new products for the environmental sector, with an emphasis on catalytic emission control products. From 1995 through 1997, Mr. Pangia was Director and Chief Executive Officer of Ecology Pure Air International, a Canadian company with five employees engaged in developing an automobile fuel catalyst. From 1992-1995, Mr. Pangia was a Director and Chief Executive Officer of EPA Enterprises, a Canadian company with five employees engaged in developing pre-combustion fuel technology. In 1997, a petition in bankruptcy was brought against Mr. Pangia in the Ontario Court of Justice. That petition, and a related order, were dismissed. Mr. Pangia anticipates spending approximately one-third of his professional time on the business of Enviro. Mr. Pangia appeared before the Ontario Securities Commission on December 5, 2001 to set a date for a pre-hearing in a matter in which it has been alleged by the Ontario Securities Commission that, during the period from March 1995 to February 1996, Mr. Pangia traded certain securities in Canada without being registered to do so and also engaged in a distribution of securities without filing a preliminary prospectus or prospectus. A pre-hearing date has been set for April 30, 2002. In addition, Mr. Pangia will appear before the Ontario Securities Commission on May 6, 2002 to set a hearing date.

     Thomas Franzone has been the President of Enviro since its formation in April 2000. Mr. Franzone has been a director and the Secretary and Principal Accounting Officer of Diamond Discoveries International Corp. since July 2000. From 1998 until he joined Enviro, he was the President and sole employee of Franzone Consulting Corp. in New York City, a business and accounting consultant company. From 1996 to 1999, Mr. Franzone held the position of controller at Direct Approach Marketing, a direct marketing company with twenty-two employees. He came to Direct Approach Marketing after spending a year at Patient Education Media Time Life Medical, a company that employed seventy people and produced medical information videos, where he held the position of Accounting Manager. From November 1989 to 1995, he worked as Controller for Empire Diamond Corp. a company with ten employees that bought and sold estate jewelry. Mr. Franzone spends approximately one-third of his professional time on the business of Enviro.

DIRECTORS AND EXECUTIVE OFFICERS OF ENVIRO AFTER THE AMALGAMATION

     Following the amalgamation and in accordance with the terms of the amalgamation agreement, the directors and executive officers of Enviro shall consist of the following:

NAME AND ADDRESS                     AGE                 POSITION
----------------                     ---                 --------
Teodosio V. Pangia
  Kleinberg, Ontario...............  42     Chairman and Director
Thomas Franzone
  Shirley, New York................  44     Secretary, Treasurer and Director
Claude Taillefer
  Thornhill, Ontario...............  51     President, CEO and Director
John Corbani
  New Fairfield, CT................  72     Director
Edward Blanchard
  Lively, Ontario..................  67     Director
David Danziger
  .................................  45     Director

     Teodosio V. Pangia and Thomas Franzone - For biographical information regarding Messrs. Pangia and Franzone, see "Directors and Executive Officers of Amalco" above.

     Claude Taillefer has been President, CEO and a director of Hedman since 1993. He is responsible for the general, financial and manufacturing management of Hedman. Mr. Taillefer was instrumental in the development of Hedman's research and development activities, including its development of the "Superfil" product. From 1989 to 1993, Mr. Hedman was President of Travelway Inns, where he oversaw the company's corporate development and expansion. He was also involved in the development of one of Northern Ontario's most prestigious golf courses.

     John Corbani has been a director of Hedman since 2000. In 1994, he founded Corbani & Partners International, a business consulting firm of which he is currently president. From 1988 to 1993, Mr. Corbani served as managing partner of the Fairfield, Connecticut office of Duraki Associates (then known as Richard Consultants, Ltd.), also a consulting firm. Prior to that time, he was a Vice President, Marketing for R.J. Reynolds/Del Monte Corp. (1981-1988) and of PepsiCo, Inc./Pepsi-Cola Company (1961-1981). Mr. Corbani also serves on the board of directors of PinPoint Research, a San Francisco based marketing research firm.

     Edward Blanchard has been a director of Hedman since 1993. Since 1962, Mr. Blanchard has been President and controlling shareholder of Erana Mines Limited, a private company engaged in mineral property assessment, development of mining lands and plant, construction of stationary and portable mineral process plants and general mineral exploration consulting. For 10 years, Erana Mines Limited owned and operated quartz and marble aggregate quarries in Northern Ontario, shipping throughout Canada and the United States, and oversaw the construction and commissioning of portable and stationary mineral exploration mills in Canada. Mr. Blanchard is a director of Emerald Isle Resources Inc. and Stralak Resources Inc., both public companies in British Columbia.

     David Danziger has been a director of Hedman since December 2001. Mr. Danziger is the management consultant partner for Danziger and Hochman, Chartered Accountants, a firm he helped found in 1987. The Toronto-based company serves clients with multi-million-dollar annual revenues in industries including real estate, hospitality, and construction. He is also a director on the boards of the following privately-owned companies:

EXECUTIVE COMPENSATION

     For disclosure of compensation to directors and officers of Enviro and Hedman see "Information Concerning Enviro" and "Information Concerning Hedman," respectively.

  SHARE CAPITAL OF AMALCO

     The authorized share capital of Amalco will consist of an unlimited number of common shares, of which one share will be issued and outstanding to Enviro immediately following the amalgamation.

PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     Selected unaudited pro forma consolidated financial information is included in this Circular.

     THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF WHAT ENVIRO'S CONSOLIDATED FINANCIAL POSITION AND RESULTS FROM OPERATIONS WOULD HAVE BEEN IF THE EVENTS REFLECTED THEREIN HAD BEEN IN EFFECT ON THE DATES INDICATED, NOR DOES IT PURPORT TO PROJECT ENVIRO'S CONSOLIDATED FINANCIAL POSITION OR RESULTS FROM OPERATIONS FOR ANY FUTURE PERIODS.

     The pro forma consolidated statements have been prepared in accordance with United States generally accepted accounting principles and in management's opinion conform in all material respects with Canadian generally accepted accounting principles.

     The amalgamation agreement is attached hereto as Schedule D and is incorporated by reference into this information circular.

                         INFORMATION CONCERNING ENVIRO

     Enviro was incorporated in the State of Delaware on March 31, 2000 and plans to enter the industrial mining business. We have not generated any revenue to date and, as of December 31, 2000, had an accumulated deficit of ($322,371). Enviro owns a vermiculite property consisting of a contiguous block of three (3) unpatented mining claims in Canada, covering a total of 35 claim units which are in the process of being patented. (Unpatented mining claims enable the holder to perform exploration work and prospecting, but no ore may be removed from the claim sites while patented mining claims enable the holder to process the ore in addition to exploration and prospecting.) Enviro purchased the vermiculite claims from Krystar International Ltd., a company organized under the laws of the Bahamas. Edward Blanchard, a director of Hedman, is employed by Krystar as a geological consultant. As the owner of the claims, Enviro has applied for, but has not yet been granted, patents for these claims.

  The Vermiculite Property

     The vermiculite property recently acquired by Enviro consists of a contiguous block of three unpatented mining claims covering a total of 35 claim units of 16 hectares each. The claim block is situated in Butler township which may be accessed by way of Highway 63 running north from North Bay and then taking Highway 633 towards Matawa for about 8 kilometers. This route runs through the claims.

     Vermiculite in the North Bay-Matawa-Perth area has been documented since 1950. In 1958, Milldale Uranium Mines Limited optioned the claims. Also in 1958, another 148 claims were staked in the Butler and Antoine townships. The claims lapsed, but in December 1960, the original claim holders restaked their various claims. There is no report on the vermiculite property until 1965 when a vertical 104-foot diamond drill hole was drilled. The notes regarding this drilling expedition state that the hole had cut minor mica and vermiculite in a homblendite unit.

     Three additional diamond drill holes were drilled on the property in 1971. Vermiculite was found in two of the holes. There is no record of any drilling between 1971 and 1996 when the former owner of these claims, Krystar, identified three separate areas containing vermiculite deposits.

     Vermiculite is a hydrated mica which displays the basal cleavage of biotite and muscovite. Vermiculite also exhibits thermal, chemical and acoustical insulating characteristics of the mica family. Vermiculite can be formed from other micas, usually through the displacement of the potassium ions by calcium and magnesium. The latter two ions are generally accompanied by water molecules which also occupy central positions within the crystal structure. It is the presence and quantity of interstitial water which, when heated to temperatures between 1100 degrees and 1800 degreesC, promotes rapid exfoliation (expansion) of the vermiculite crystals. Exfoliated material can be in a volume in excess of 20 times the original volume. Original mica shows little propensity to exfoliate while vermiculite exfoliates rapidly and completely.

     Vermiculite is a secondary mineral in nature usually formed from primary micas. Thus, it is usually found in altered zones together with serpentine, chlorite, talc or hematite. Since most primary micas are really an alteration of clay sediments, the host rock is usually a paragneiss of original clay-rich sediments. Hydration of micas usually results from retrograde metamorphism and the completeness of hydration varies from site to site.

     Enviro's vermiculite claims were acquired from Krystar pursuant to an option agreement entered into May 8, 2000. Pursuant to the option agreement, Enviro was permitted to conduct certain due diligence. During the three month period allowed for due diligence, (which was later extended by an additional 60 days), Enviro engaged Erana Mines Limited to drill and otherwise conduct geological exploration activities (the "Year 2000 Drill Program") in order to determine the extent of vermiculite deposits. Mr. Blanchard, a consultant to Krystar, has also been president and a controlling shareholder of Erana for 40 years.

     In June and July of 2000, Erana put down 31 drill holes on two zones of the vermiculite property, involving 8 claim units. The vermiculite sections were treated to calculate recovered grades, each section crushed and blended and a set weight exfoliated. From the weight of vermiculite obtained and residual unexfoliated material, the grade of vermiculite was calculated as a percentage. Drill holes were logged and sections made out of approximately 55 foot intervals to establish blocks of grades to facilitate reserve calculations. A preliminary reserve report on the June/July 2000 drilling program was prepared by P.A.R. Brown Mining Geologist B.Sc. A.R.S.M. RR#1 Corbeil, Ontario which showed proven reserves in the main zone of 83,762 tons at 53.2%. The 33 E zone has proved reserves of 20,025 tons at 34.7%. The combined total of proved vermiculite reserves is 103,787 tons at 49.63%.

     The preliminary reserve report proposes that there are three additional bodies with potential to host vermiculite that lie a short distance to the south of the three zones explored to date. Prospecting and excavator trenching may be carried out here to determine if sufficient vermiculite is present and warrants drilling in those areas. Also, prospecting in the general area may lead to additional vermiculite showings requiring staking.

     While the claims are held under the Mining Act of Ontario, any production or development must be pursued under the Aggregate Resources Act of Ontario ("ARA"). The ARA captures all surfaces industrial, mineral and sanding gravel operations in Ontario, except those on private land and areas undesignated by the ARA. The only exceptions are listed in the definition of "rock" in the ARA and vermiculite is not excepted. The ARA legislation requires the application for an aggregate permit or licence, including a surveyed site plan, details of production and submission of a rehabilitation plan. Under the ARA, a royalty of at least $0.25 per ton is payable on product removed from the site plus a refundable rehabilitation fee of $0.08 per ton up to a maximum of $6,000 per hectare. Finally, a $0.06 per ton tax is due, which is divided between the local, municipal and provincial governments. The fees are payable annually and annual production statistics must be submitted to provincial authorities. The ARA is only a permit, it does not grant land tenure. Land tenure comes from Mining Act claims. The Ministry of Natural Resources administers the ARA, while the Ministry of Northern Development of Mines administers the Mining Act. Crown land in Butler Township includes both the surface and mining rights, and the vermiculite property is on Crown land.

     In addition to becoming a supplier of vermiculite, Enviro also plans to become a supplier of a high heat industrial mineral and a manufacturer of a high performance filler for most industries. We believe that with only nominal market penetration, it can achieve its immediate capacity utilization.

     After the amalgamation, Enviro and Hedman plan to combine their respective organizations in order to jointly market their products "Superfil," Superfil 100 and Superfil 200 which has been shown to contain no asbestos or other toxins or known hazardous materials. We also plan to market the vermiculite as a stand alone product in four separate grades. As a high heat industrial filer, we believe Superfil has the ability to replace asbestos completely. Currently, Superfil is the only product Hedman has in production, which is still currently in test mode. Sample materials have been sent to Hedman's customers to enable them to integrate Superfil into their own processing and to test the results therefrom. The initial tests have been positive and larger bulk samples are being prepared in order for the clients to produce batch runs and compare "Superfil" to the products they used to buy from Hedman. We fully anticipate that Superfil growth will be a significant aspect of our overall business as well as the vermiculite sales. For an expanded discussion of Superfil, see "INFORMATION CONCERNING HEDMAN -- Superfil/Lizardite."

     Enviro and Hedman believe that environmentally safe products will ultimately replace most currently manufactured asbestos products. This prediction is based on recent events within the European Union. On July 26, 1999, the legislative adjustment of Annex 1, Directive 76/769/EEC on hazardous substances and preparations marked the end to the marketing and use of chrysotile asbestos, or "white" asbestos, throughout the member states of the European Union. The amended directive specifically prohibits the use of chrysotile asbestos in cement pipes and roofing, brake and clutch linings, friction products, seals and gaskets beginning Jan. 1, 2005. Under the legislation, member states are free to enforce bans prior to the 2005 target date, and, in fact, bans have already been implemented in Austria, Belgium, Denmark, Finland, France, Germany, Italy, the Netherlands, Sweden and Great Britain.

     With the initiation of the EU ban, the development and implementation of asbestos substitutes have become a worldwide priority. Jeff Waterhouse of Ferodo, West Yorkshire, England, Britain's largest manufacturer of brake linings, says that considering the substantial consequences of asbestos use, Ferodo has been researching asbestos-free alternatives for several years and is aware it must be "completely asbestos-free" in the very near future.

     In the case of chrysotile (as compared with the other types of asbestos), developing a safe and appropriate substitute has been more complicated, and consequently more time-consuming. Fortunately, the advent of accepted substitutes potentially offering the same level of performance as chrysotile further catalyzed the EU decision.

     In September 1998, the Scientific Committee on Toxicity, Ecotoxicity and the Environment released a statement confirming the existence of safe substitutes appropriate for almost every purpose and application of chrysotile asbestos. This was the conclusion following their comparative risk assessment of white asbestos and its potential alternatives.

     "The old industrial hygiene axiom of 'first try safer substitutes' is best illustrated by asbestos," states international asbestos specialist Barry Castleman of Baltimore, Md. However, although the introduction of asbestos substitutes and alternatives enables manufacturers to avoid contact with asbestos, many of these surrogates may pose occupational health hazards of varying degrees. There are several alternatives available, yet the research assessing their potential dangers and confirming their safety is premature. "It is unknown whether some of the asbestos substitutes are 'safe' to use in all circumstances, such as fiberglass as insulation," says Weekes. He believes that there may be inhalation hazards associated with each of these substitute products which are unknown at this time.

     Enviro and Hedman analogize United States regulation to that of the European Union, and presume that a demand for safe substitutes will follow as we have seen above.

     The trend in the United States and Canada has been to sharply limit the amount of asbestos that a product may contain. In 1989, the U.S. Environmental Protection Agency (EPA) published Asbestos: Manufacture, Importation, Processing and Distribution in Commerce Prohibitions; Final Rule (40 CFR Part 763, Subpart
I). This rule will eventually ban about 94 percent of the asbestos used in the United States. The federal government has virtually implemented its ban through regulation protecting its citizens from exposure to asbestos.

     First, the EPA has established a very broad ban on the manufacture, processing, importation, and distribution of materials or products that contain asbestos. These regulations were initiated in 1990 and have resulted in elimination of asbestos in insulation, brakes, floor and ceiling tiles, cement, paper, and nearly all other asbestos-containing materials.

     Second, the EPA has established regulations that require school systems to investigate whether asbestos exposure is a problem inside their school buildings, and if so, to reduce or eliminate the exposure, either by removing the asbestos or by covering it up so it cannot get into air. In addition, EPA provides guidance and support for reducing asbestos exposure in other public buildings.

     Third, the EPA regulates the release of asbestos from factories and during building demolition or renovation to prevent asbestos from getting into the environment. EPA also regulates the disposal of waste asbestos materials or products, requiring these to be placed only in approved locations.

     Fourth, the EPA has proposed a limit of 7 million fibers per liter on the concentration of long fibers that may be present in drinking water. Some countries, such as France, have outlawed completely the use of asbestos. Neither Hedman nor Enviro has any reason to believe that this trend will not continue.

     In addition, the Food and Drug Administration (FDA) regulates the use of asbestos in the preparation of drugs, and restricts the use of asbestos in food-packaging materials.

     Finally, the Occupational Safety and Health Administration (OSHA) has established a limit of 200,000 fibers/m3 on the average daily concentration of asbestos allowed in air in the workplace.

     Management of both Hedman and Enviro believe that the synergies between the two companies will result in greater potential in terms of revenue and profitability and that following the acquisition of Hedman, Enviro will become the only commercial producer of vermiculite in North America.

     We intend to apply for the trading of our common stock on the BBX Exchange. No assurance can be given, however, that we will meet the requirements of the BBX Exchange or that its listing application will otherwise be approved by the BBX Exchange to enable its common stock to be traded.

MATERIAL CONTRACTS

     Except as otherwise discussed in this information circular, or as attached as Schedule D to this information circular, Enviro is not a party to any material contracts.

     Enviro does not own any real property. Our corporate headquarters consist of approximately 700 square feet and is leased by us on a month to month basis currently at the rate of $1,000 per month.

     Enviro is not a party to or involved in any material litigation, nor is it aware, to the best of its knowledge, of any pending or contemplated proceedings against it by any third party or any government authorities.

     Enviro's Common Stock is not publicly traded. We intend to apply for listing on the Over-the-Counter Bulletin Board. No assurance can be given that we will have our shares approved for listing.

     On March 31, 2000, Enviro sold an aggregate of 3,750,000 shares of Common Stock to certain investors. The shares were sold pursuant to Section 4(2) of the Securities Act. All offerees and purchasers met the sophistication and access to information tests.

     In September 2000, we closed a private placement offering pursuant to Rule 506 of Regulation D to one accredited investor (Louis Lilling) for 10,000,000 shares of Common Stock at $.10 per share, or a total of $1,000,000. These shares were subsequently resold by Mr. Lilling in accordance with two exemptions: (1) Regulation S wherein the investors were offshore purchasers who purchased the shares in an offshore transaction; and (2) Section 4(2) of the Securities Act of 1933, as amended. It should be noted that the offeree and purchaser who purchased pursuant to the Section 4(2) exemption fully met the sophistication and access to information tests. It should also be noted that it is the view of the Office of Small Business that Rule 144 would not be available for any resale transactions of these shares because the promoters or affiliates of blank check companies, as well as their transferees, are "underwriters" of the securities issued.

     In November, 2001, we sold a Cdn $1,600,000 convertible debenture in a Regulation S offering, wherein the investor was an offshore purchaser in an offshore transaction.

DIRECTORS AND OFFICERS

     The directors of Enviro as at the date of this Circular are:

     Teodosio V. Pangia
     Kleinberg, Ontario, Canada

     Thomas Franzone
     Shirley, New York

     Mr. Franzone is the Secretary and Treasurer of Enviro.

     During fiscal 2000 and 2001, Enviro's directors and officers received no compensation.

AUDITORS/TRANSFER AGENT AND REGISTRAR

     The auditors of Enviro are JH Cohn LLP. Enviro has not yet appointed a transfer agent and registrar for the Enviro shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF ENVIRO

     The following table sets forth, as of July 26, 2002, the number of shares of Enviro's common stock beneficially owned by all persons known to be holders of more than five percent (5%) of the common stock and by all executive officers and directors of Enviro individually and as a group.

                                     NAME AND ADDRESS             AMOUNT AND NATURE      PERCENTAGE
       TITLE OF CLASS              OF BENEFICIAL OWNERS        OF BENEFICIAL OWNERSHIP    OF CLASS
-----------------------------  -----------------------------   -----------------------   ----------
Common Stock                   Romeo DiBattista                5,623,953 shares(1)(2)      40.9%
                               21 Westmount Park Rd.
                               Toronto, ON M9P 1R4
Common Stock                   Teodosia V. Pangia              2,965,641 shares(3)(4)      21.6%
                               119 West 23rd St.
                               New York, NY 10011
Common Stock                   TVP Capital Corp.(1)(3)            1,165,641 shares          8.5%
                               119 West 23rd Street
                               New York, New York 10011
Common Stock                   Thomas Franzone, Director(1)        823,953 shares             6%
                               63 Probst Drive
                               Shirley, New York 11967
Common Stock                   DC Consulting Ltd.                 1,800,000 shares         13.1%
                               3rd Floor Atlantic House
                               Collins Avenue, P.O. N-8198
                               Nassau, The Bahamas
All Officers & Directors                                          3,789,594 shares         27.6%
as a group beneficially
own

(1) The listed beneficial owners have no rights to acquire any shares within 60 days of the date of this information circular from options, warrants, rights, conversion privileges or similar obligations.

(2) Includes 4,623,953 shares held by R. DiBattista Investments Ltd., a Canadian company, and 900,000 shares held by Romway Investment, Ltd, a Bahamian company, both controlled by Mr. DiBattista.

(3) TVP Capital Corp. is controlled by Teodosio V. Pangia.

(4) Also includes 600,000 shares held by each of Altea Investments Limited, Data Investments Limited and Astor Investments Ltd., each of which is controlled by Mr. Pangia.

(5) DC Consulting Ltd. is controlled by Mr. Dominic Valsi.

OTHER INFORMATION CONCERNING ENVIRO

     Any interim financial statements or material change reports (excluding confidential reports) filed by Enviro with the securities regulatory authorities in the US after the date of this information circular and prior to the Meeting shall be deemed to be incorporated by reference in this information circular.

                         INFORMATION CONCERNING HEDMAN

     Hedman Resources Limited was founded in 1956 as an exploration company. Hedman is a publicly traded company incorporated under the laws of Ontario, Canada and is listed on the TSX Venture Exchange with the trading symbol "HDM." Hedman is in the industrial mining business and has 29 lizardite claims in the Canadian Townships of Munro and Warden where it has an "open pit" mining operation, meaning that the ore is removed from the surface of the earth rather than beneath it. Hedman's primary mining property is located in Matheson, Ontario. From 1960 to 1996, Hedman produced Hedmanite and Envirofil from the lizardite ore. In 1969, an 80,500 square-foot full-scale processing mill expected to produce 50,000 tons per year went into production at the mill site in Matheson. In 2000, Hedman discovered a lizardite ore deposit containing almost no asbestos and began to research and develop ways of producing an asbestos-free industrial filler. This led to the development of Superfil and the establishment of a new plant near the Matheson pit. Hedman recently acquired new production equipment at a cost of Cdn $1.3 million affording it the opportunity to produce more finely processed ore. It is in the process of being installed and tested. Hedman's Matheson plant commenced operations in May 2001, and Hedman has begun marketing Superfil as an asbestos-free, heat resistant filler to the building, brake and plastic industries.

     Hedman's mining pit is located 50 miles west of the Matheson plant. The site on which the plant is located is described as parcel 16089, being part of Lot 3, Concession 6, Bowman Twp. in the Town of Matheson, containing 71.03 acres and zoned as General Industrial. The buildings are made of concrete and steel and are in excellent condition. The refurbishment of the milling equipment is underway in order that Hedman may provide products that are -325 mesh, -400 mesh, and -500 mesh sizes in order to service a larger number of industries.

SUPERFIL/LIZARDITE

     Recently, Hedman successfully developed and began sending samples to potential customers of a material called "Superfil," a trade name developed by Hedman and used for lizardite ore after it has been processed. Lizardite ore, derived from the geological serpentine family, was initially discovered on certain of Hedman's mining properties in 1960. In 1959, exploration and investigation on the bodies of various serpentine minerals on the Hedman property had been undertaken. After an area constituting almost 13,000 cubic feet was drilled, a large mineralized zone was found. Samples totaling approximately 15,000 pounds were collected from the mineralized zone and sent to the Quebec Department of Mines for analysis and identification. The Quebec Department of Mines correctly identified the samples to be lizardite. Until recently, Hedman used the lizardite mined to produce certain products it no longer offers. Instead, having developed a new processing methodology for the production of Superfil using lizardite, Hedman has opted to focus its resources primarily on Superfil and is therefore about to begin full production, marketing and distribution of Superfil. While Hedman owns its new processing equipment and the methodology it employs for the extraction and further refinement of lizardite into Superfil may be unique to Hedman, Hedman has no plans to apply for a patent of its processing techniques as they are believed to be too generic to qualify for patent protection.

     According to Natural Resources Canada, Minerals and Metals Sector, Hedman is the only extractor of lizardite ore in Canada and may be the only such extractor in the world. Lizardite is characterized by high tensile strength, flexibility, resistance to thermal, chemical and electrical conditions thereby offering its highly desirable performance benefits when used as a formula component in the production of a wide range of industrial and construction properties. According to Robert A. Younker, a longstanding mining engineer and geologist who conducted various analyses of the Hedman mining property in 1986, Hedman was found to be the only producer at the time in North America of lizardite.

Competing Products

     It should be noted that there are other substitutes for asbestos, however, a perfect substitute has not yet been found. No single substitute was as versatile and as cost effective as asbestos. Below is a list of materials used as substitutes for asbestos that present competition for Superfil:

     - Cellulose, textiles, wood fiber, and resins treated with flame-retardant chemicals such as bromine, phosphorus, and chlorine-based compounds, and metal hydrates such as alumina trihydrate, and antimony oxide;

     - Man-made mineral fiber substitutes, such as fibrous glass, are sometimes perceived as substitutes for the natural mineral fibers but research has shown that the potential health hazards are related in part to the fiber morphology itself. Because of this and therefore the possibility of unwanted health effects in such fibers, producers are wary;

     - Minerals such as gypsum, calcium silicate, perlite, rock wool, mineral wool, diatomaceous earth, vermiculite, graphite, and metal chips;

     - Cement pipe is now being used instead of transite in drinking water systems; and

     - Calcium silicate; carbon fiber; glass fiber; steel fiber; wollastonite; and several organic fibers, such as aramid, polyethylene, polypropylene, and polytetrafluoroethylene

Several types of non-asbestos fibres can also be substituted for asbestos; they have been developed for use in a wide range of products. The main non-asbestos fibres in current use are polyvinyl alcohol (PVA), aramid and cellulose. A considered scientific view on their safety has recently become available. In July 1998, the UK's Department of Health Committee on Carcinogenicity (CoC) concluded that these three asbestos substitutes (PVA, cellulose and aramid) are safer than chrysotile. This view was endorsed by the European Commission Scientific Committee on Toxicity, Ecotoxicity and the Environment in September 1998.

     Additionally, here are many long-established alternatives to chrysotile which do not rely on fibre technology. For example, corrugated polyvinylchloride
(PVC) and steel sheeting can be used instead of asbestos cement sheets.

Product Features

     Lizardite is characterized by high tensile strength, and flexibility, resistance to thermal, chemical and electrical conditions thereby offering its highly desirable performance benefits when used as a formula component in the production of a wide range of industrial and construction properties. Based on the development of the proprietary processing technology discussed earlier, Hedman's Superfil has been designed to be used by manufacturing and original equipment manufacturing ("OEM") customers as an ingredient of such final manufactured products as brake linings, construction materials, plastics/polymers, asphalt, gaskets and more.

     The key features offered by the addition of Superfil to the manufacturer's product mix are:

     - Durability

     - Heat Resistance

     - Strength

     - Flexibility

     - Compatibility with other ingredients/components

     Superfil has been analyzed and tested by Lakefield Research and found not to contain any asbestos and to be environmentally safe, silica free and a non-toxic mineral provider filler. As samples of all Superfil mineral deposits that would be used in producing Superfil were analyzed, Hedman, considers the Superfil it markets to be safer than similar products which contain even trace amounts of asbestos and believes that because it contains no asbestos, it should be considered safer to use than those products because amounts of trace elements in Hedman's Superfil, have been shown to be below the threshold levels set by OSHA and European Directive 98/12/EC.

     Until recently, the type of materials most commonly used by manufacturers in, for example, the construction, automotive, and plastics industries, contained asbestos and were especially favored for use in the production of fire resistant products. The use of products containing asbestos has been reduced significantly because of the health concerns associated with asbestos fibres. Asbestos-free products are being used as replacements. The problem with many of the asbestos-free substitutes is that they do not generate the same kind of durability and performance as asbestos designed or formulated products had. Moreover, with the U.S. Department of Labor's implementation of new OSHA standards, governments worldwide are taking steps to prohibit the use of asbestos in products. Manufacturers are therefore facing an increasing demand for substitute products and are forced to compromise on the performance capabilities of their products. As a result, Hedman no longer manufactures "Hedmanite" and "Envirofil" as demand for these items has declined due to traces of fibre elements.

     We believe Superfil offers excellent heat resistance, strong insulation, and low aggression against metal surfaces. In addition, while providing good stable friction through a wide range of temperatures, it readily combines with phenolic and other binder resins in common use and when used in a friction material, the heat is dissipated at the rubbing surface and does not penetrate to the steel backing plate where the heat could affect the strength of the bond. Superfil also has good flow and mould-ability, and provides uniform density to various compounds.

BUSINESS STRATEGY/CHANGE IN FOCUS

     Hedman has historically been a material processing company pursuing a sales strategy for the primary product "Hedmanite." Approximately five years ago, Hedman ceased producing Hedmanite due to liabilities and changes in environmental regulation relating to asbestos. Hedman has since developed its new processing methodology for Superfil, which is actually processed lizardite. Lizardite is not considered to be found widely in the earth's crust. Hedman believes it is the only company in North America, if not the world, that mines this mineral though there may be deposits of other serpentine minerals in North America such as antigorite which do not have the properties of lizardite.

     Market demand for Hedmanite declined and world markets moved away to alternative products because of technological, regulatory and economic factors. As this change in demand began to impact Hedman's revenues, Hedman decided it was necessary to change its business focus from one that was mining-oriented to one emphasizing product development. Therefore, Hedman transformed its ore products into a processed form that better conforms to current environmental and performance specifications. Hedman has developed new processing technologies which would result in enhanced application formulas offering better performance to manufacturing and OEM customers. It should be noted that processing technology refers to the path the product takes during the milling process.

     In processing the ore, the ore is drilled and blasted and then transported to Hedman's processing facility in Matheson. The ore is then further crushed to a 1/4 inch diameter and is then transported via conveyor belt to a magnetic separator where the magnetite is removed and directed to a storage bin. The ore further moves along the process to a series of screen decks where any further impurities are removed. The ore is transported for further crushing to a fine powder approximately -325 mesh. The product is transported to 20-ton storage bins where the final product is bagged and ready for shipping to Hedman's customers. This final product (Superfil) is used by Hedman's customers in their own application formulas which are determined by the end product they themselves are producing. Thus, we are attempting to reposition Hedman from an ore supplier to a supplier of a processed product ingredient (Superfil) that provides added value for manufactured products.

     The major barrier for Hedman over the years was the slight impurity of chrysotile asbestos in its ore. This barrier was overcome in early 2001 with the discovery of a lizardite deposit containing no fiber traces of chrysotile asbestos. Moreover, Lakefield Research was unable to find any hazardous characteristics associated with lizardite in terms of its intended use as a mineral filler. There is no relationship between chrysotile and Superfil. Superfil is constituted primarily of lizardite, a mineral ore Hedman mines for the production of Superfil. Chrysotile, on the other hand, is a type of asbestos fiber which is light gray in color. It is not used in the production of Superfil or any other products Hedman is presently producing.

USE OF VERMICULITE AND THE RELATIONSHIP BETWEEN HEDMAN AND ENVIRO

     Hedman is pursuing a marketing strategy that includes continued Superfil application research and development, joint venture opportunities and promotion of technical and specification dominance based on the primary fire, heat and abrasion characteristics of Superfil. At the same time, Enviro holds the vermiculite claims in Butler township. Vermiculite has similar properties to lizardite in that it is also heat resistant and can be used to enhance lizardite's natural properties as well as used by itself for certain applications that require different grades of heat resistance from those offered by Superfil such as brake linings for commercial trucks. Because we were aware of the joint marketing capabilities between Enviro and Hedman, given the mining claims they respectively owned, Enviro decided to exercise its option to purchase the vermiculite claims and did so in September 2000 with the payment of $200,000 Canadian to Krystar. At the same time, Hedman believed that a merger with Enviro would be beneficial because Hedman would then be able to create an application formula combining Superfil and the high-grade vermiculite available through the mining claims owned by Enviro to enhance the fire, heat and strength performance of Hedman's existing product. The resulting product would be marketed to Hedman's existing and targeted markets.

PRODUCT APPLICATIONS AND MARKETING

     The three product categories represented by Hedman's targeted industries are as follows:

  Building Products

     - Cement Products (pipes, sheets, shingles, siding, pre-cast products)

     - Insulation & Drywall Products

  Plastics Products

     - Nylon, Polypropylene, PVC plastic products

     - Moulding Compounds used in electronic, automotive, printing industries

  Automotive Brake Products

     - Heavy truck brake shoes

     - Brake linings

     - Clutch Facings & Industrial Linings For Equipment and Appliances

The following table summarizes the particular qualities of Superfil relevant to each of the product categories listed:

PRODUCT CATEGORY                           RELEVANT SUPERFIL QUALITIES
----------------                           ---------------------------
Brake pads & linings       Average brake pads and linings manufacturer up to 14
                           additives to formulate brake pads: Superfil reduces the
                           number of additives needed.
                           There are approximately 300 North American manufacturing
                           facilities of brakes pads and linings to which Hedman will market its Superfil product.

Engineered                 Plastics Superfil contains a resin extender to provide bulk and for reinforcement.

Speciality Rubber and      Superfil does not need chemical pre-treatment.
Elastomer Products         Superfil increases moulding fluidity and eliminates gas
                           formation during moulding.
                           Superfil provides enhanced compression strength as well as providing heat and hardness performance.
                           Superfil generates resin cost savings while simultaneously resulting in production cost savings.

Building Materials         Fire-resistant asbestos not used but performance
                           characteristics are needed for these products therefore
                           creating a target market.
                           Environmentally safe
                           Elimination of health issues.
                           Non-flammable, asbestos-free.
                           No toxins.
                           Excellent insulating properties.
                           Can be used for interior and exterior.

Specialty Rubber and       Does not need chemical pre-treatment.
Elastoner Products         Increases moulding fluidity and eliminates gas formation
                           during moulding.
                           Provides enhanced compression strength.
                           Provides heat and hardness performance.
                           Results in resin cost savings.
                           Generates production cost savings.

PRODUCT CATEGORY                           RELEVANT SUPERFIL QUALITIES
----------------                           ---------------------------
Construction and           Heat and fire resistant.
Specialty Putty, Caulking  Increases body and flow.
and Sealant Products       Inhibits crack, sagging which enhance weathering
                           performance.
                           Annual N.A. filler consumption estimated at 867,000 tons in this market.

Asphalt applications       Reduces final material volume requirements due to enhanced
including building         durability under temperature extremes.
products                   Ultra Violet exposure, stability and crack resistance equals savings of material applications.

  Marketing of Hedman's Line of Products

     Hedman intends to market Superfil through a series of worldwide distributors. We expect that these companies will distribute Superfil to Hedman's current customers as well as to customers in Hedman's target markets. Each distributor is believed to have its own highly skilled technical sales force and compensation will be on a commission basis based on the volume sold.

     More specifically, Hedman has entered into Sales Agency Agreements and/or Distributor Agreements with the following companies: Technology Development Services Ltd., (Bahamas); Alliance Financial, Ltd., (Connecticut); Contemporary Trading and Investments Ltd., (Tortola British Virgin Islands); Recon Industrial Products Ltd., (Ontario); and Village Building Supplies, (Ontario). These agreements provide that the agent-distributors will represent Hedman to solicit orders for Superfil from all segments of the plastic/polymer industries, including, but not limited to producers, manufacturers, compounders, molders and fabricators. The purpose of these agreements is to promote orders and reorders of Hedman's products and services. The agent-distributors agree to work their respective territory in an endeavor to secure business for Hedman and use their best efforts to promote the product. Hedman provides product training to agent-distributors sales force, marketing support and protects and promotes the customers relationships with the agent-distributors. The agent-distributors commission rate is 15% of the net product sold, excluding transportation costs. Five percent of the commission will be held back by Hedman to purchase stock options at a discount not to exceed 25% of the current market value. In addition, the agent-distributors shall receive as bonus company stock options at a discount again not exceeding 25% of the market value. All of these agreements have been entered into in or after 1999, and are all in full force and effect.

     On October 17, 2001, Hedman and Enviro entered into a Distributor Agreement pursuant to which Hedman has agreed to distribute Enviro's products derived from the vermiculite that is the subject of Enviro's mining claims in Butler Township, Ontario. The agreement renews automatically at the end of each calendar year and may be cancelled by either party upon 90 days' written notice. Hedman is to pay a purchase price for the vermiculite based upon Enviro's standard prices to distributors in effect at the time of shipment plus taxes. The quantity of vermiculite product sold under the agreement is to be determined from year to year.

     Hedman entered into a Distributor Agreement, effective January 25, 2002, with CGC Inc. Pursuant to this agreement, CGC is to act as a distributor of Hedman's products including Superfil and vermiculite in Canada and for certain accounts in the United States. The current price under the agreement is Cdn$0.22 per pound, and CGC is to pay all taxes. If CGC finds a better price from a competing supplier, Hedman is required under the agreement to match the better price within 15 days or CGC can purchase the shipment from the competing supplier.

     Hedman has also entered into an agreement with a Toronto-based building supply company for the marketing of Firefelt, its newly developed, non-toxic, environmentally friendly, fire-retardant felt product.

  Market Opportunities

     Market data available on the U.S. industrial consumption of chrysotile filler materials (published by the U.S. Bureau of Mines and Bureau of Census data) is from 1992 and shows a total U.S. market consumption level of 32,000 metric tons. A 1993 Bureau of Mines report indicated that about 68% of total volume was used in construction type products. Hedman believes that with the growth in construction through the early part of the 21st Century in North America and foreign markets, there will be a higher demand for its Superfil. Of this volume, over 31,000 metric tons was imported. Worldwide production was estimated at 3.1 million tons for 1992. Further data from 1992 shows that U.S. export and re-export of products were valued at about $148 million with leading importers being Canada, Japan, Mexico, the United Kingdom and German. We believe this volume level presents a significant opportunity for Superfil with only modest market penetration projected.

     Although the sales opportunities Hedman could pursue for Superfil are significant, Hedman has decided to focus on the three sectors discussed above, building products, plastics products, and automotive brake products, for the sale of its asbestos/chrysotile replacement product.

     Effective January 8, 2002, Hedman entered into a letter agreement with Wertheim & Company for investor and corporate relations services. Pursuant to the agreement, Hedman is to pay Wertheim a retainer fee of $5,000 per month plus tax and disbursements for a minimum of nine months which began in January 2002. Hedman is to pay an hourly rate of between $260-330 plus a 4% administrative fee. Wertheim will also charge Hedman an additional 18% surcharge for work done by outside suppliers such as typography or artwork. Any major projects, such as preparing brochures or speeches, will be done on a separate budget.

COMPETITION -- WOLLASTONITE

     We have researched the recent market developments for another mineral filler product called wollastonite. While it has broader use in the construction and plastics products industries, and only little use in the brake industry, the wollastonite business provides a 'footprint' for Superfil to consider and selectively compete with. Our management expects that because Superfil's economic and high-heat attributes are generally superior to wollastonite, Superfil is likely to capture market share from wollastonite.

     According to the 1998 U.S. Geological Survey Minerals Yearbook, wollastonite imports into the United States in 1998 were estimated to be between 11,000 and 22,000 tons, in addition to the estimated 170,000 tons domestically (U.S.) produced and consumed. Based on survey data prepared by Christopher H. Lindsay in "Wollastonite" published in the 1999 U.S. Geological Survey Minerals Yearbook, the 1999 production of wollastonite worldwide was estimated to be between 575,000 and 625,000 tons with China's production accounting for approximately half or approximately 300,000 tons.

     The Company has also weighed the pricing levels for wollastonite in considering its marketing strategy and based on 1998 data for the U.S. marketplace trade in wollastonite, pricing was reported as follows:

     US$0.097 to $0.112 per pound for 325 mesh wollastonite and

     US$0.282 per pound for ground or 10 micron material.

     Using this data for a U.S. market price guideline for -325 mesh wollastonite, the Company believes it is in an excellent competitive position with Superfil pricing at the Cdn$0.13 per pound level (or US$0.093 per pound at a 1.4 currency conversion rate).

PROPERTY

     Hedman's corporate headquarters consists of 1500 square feet of office space located at 3875 Keele Street, Suite 400B, North York, Ontario, Canada. Hedman has a one-year lease that is renewable for one year terms over the next three years and the rent is $2000 per month. Hedman's telephone number at its corporate headquarters is (416) 630-6991. Hedman has mill operations in Matheson, Ontario, Canada in an 80,500 square foot facility which it owns. The property has insurance coverage with a limit of liability of $4,203,000 and a deductible of $5,000 for each loss.

EXPLORATION STAGE

     Hedman is in its early exploration stage in terms of its sole product, Superfil, and has available net carryforward losses of $5,853,522 which are available to reduce future years earnings for income tax purposes. In addition, Hedman had net losses in each of the last three fiscal years in the amount of $1,851,232,

$1,708,408 and $756,722 for 2001, 2000 and 1999 respectively. Hedman's revenues have declined for each of the past three years. Due to its lack of revenues, accumulated net losses and the need for additional working capital, there is no assurance that Hedman's business plan will be successful or that it will be able to continue as a going concern.

     Hedman had an analysis of the mineralized material of its mining claims conducted by Robert Younker. The Younker report contained the following information regarding mineralized materials:

Block A................................................  372,500 tons
Block B................................................  300,000 tons
Block D................................................  125,000 tons
Total mineralized minerals:............................  797,500 tons

     The Younker report contained information regarding Hedman's mining mineralized materials. In accordance therewith, Hedman has the following mineralized materials:

Block A................................................  125,000 tons
Block B................................................  300,000 tons
Block D................................................  125,000 tons
Total mining mineralized materials:....................  550,000 tons

LEGAL PROCEEDINGS

     Hedman has been named as a co-defendant in a number of class action suits in the United States relative to sales made between 1974 and 1979. These cases are being handled directly by the insurance companies on behalf of Hedman for which detailed information is not available. All seek monetary damages. More than 80% of these cases have been settled. Pursuant to Item 103 of Regulation S-B, below is a list of cases in which Hedman is named which have not yet been settled.

     A lawsuit was commenced in The Court of Common Pleas of Beaver County, Pennsylvania, in May 1999, by Susan Kay Geppert, et al. against A-Best Products Company, et al., where Hedman is named as a co-defendant. The plaintiffs in said suit alleged that during their employment, they were exposed to asbestos dust and fibers which allegedly caused Lung Cancer. It is plaintiffs' contention that all the defendants, including Hedman, engaged in activities involving asbestos and/or silica and other ingredients in their materials and as a direct and proximate cause, plaintiffs inhaled toxins and were injured. The relief sought by plaintiffs is for monetary damages. The largest amount sought in any one cause of action is $1,000,000.

     A lawsuit was commenced in The Court of Common Pleas Allegheny County, Pennsylvania -- Civil Division in 1999, by Ida S. Gill, et al. against A-Best Products Company, et al., where Hedman is named as a co-defendant. The plaintiffs in said suit alleged that during their employment, they were exposed to asbestos dust and fibers which allegedly caused Lung Cancer. It is Plaintiffs contention that all the defendants, including Hedman, engaged in activities involving asbestos and/or silica and other ingredients in their materials and as a direct and proximate cause, Plaintiffs inhaled toxins and were injured. Plaintiffs seek monetary damages with the largest amount in any one suit being $1,000,000.

     A lawsuit was commenced in The Court of Common Pleas of Washington County, Pennsylvania in November 2000, by John F. Rozsas, et al. against A-Best Products Company, et al., where Hedman is named as a co-defendant. The plaintiffs in said suit alleged that during their employment, they were exposed to asbestos dust and fibers which allegedly caused Lung Cancer. It is the contention of the plaintiffs that all the defendants, including Hedman, engaged in activities involving asbestos and/or silica and other ingredients in their materials and as a direct and proximate cause, plaintiffs inhaled toxins and were injured. Relief being sought by plaintiffs consists of monetary damages. The largest amount sought in any one cause of action is $1,000,000.

     A lawsuit was commenced in The Circuit Court of Brook County, West Virginia in October 2000, Leslie Adams, et al. against 20th Century Fox Glove Corporation, et al., where Hedman is named as a co-defendant. The plaintiffs in said suit alleged that during their employment, they were exposed to asbestos dust and fibers which allegedly caused Lung Cancer, Asbestosis, Mesotheliomas, Colon Cancer, and Esophageal Cancer. It is plaintiffs' contention that all the defendants, including Hedman, engaged in activities involving asbestos and/or silica and other ingredients in their materials and as a direct and proximate cause, plaintiffs inhaled toxins and were injured. Relief sought by plaintiffs varies from each cause of action; however, the largest amount sought in any one cause of action is $1,000,000.

     The total relief sought from Hedman in each of these four lawsuits is estimated at $25,000 per lawsuit, and $100,000 in the aggregate. Hedman has 2,455 outstanding claims against it arising out of class action suits, creating for the Company liability exposure in the amount of US$55.8 million. However, historically, since 1979, Hedman has settled 10,599 cases with average payouts of US$1,226 per claim, exclusive of legal costs.

     To date, Hedman has had sufficient liability insurance to cover settlement amounts and legal fees in relation to these matters and continues to believe, based upon historical experience, that the present liability insurance, with reserves of approximately $8,870,000, will cover any additional claims. Canadian insurer reserves may be used for U.S. claims. While it is not possible to estimate the amount, if any, of Hedman's liability, Hedman does not believe that the resolution of the aggregate outstanding claims will have a materially adverse impact on its (and, after the merger, the Company's) short-term or long-term liquidity upon the consummation of the merger.

     A judgment against Hedman has been entered in the State of Florida. Hedman has incurred costs in the amount of Cdn$106,832 and is accounting for the amount of the costs on an accrual basis.

MANAGEMENT

     The following are Hedman's current directors and officers:

NAME              AGE   POSITION
----              ---   --------
Claude Taillefer   51   President & CEO
John Corbani       72   Director
Edward Blanchard   67   Director
David Danziger     45   Director

     For biographical information regarding these directors and officer, see "Enviro and Amalco After the Amalgamation -- Directors and Executive Officers of Enviro After the Amalgamation."

  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS OF HEDMAN RESOURCES LIMITED

                                      NAME AND ADDRESS                 AMOUNT AND NATURE         PERCENTAGE
       TITLE OF CLASS               OF BENEFICIAL OWNERS            OF BENEFICIAL OWNERSHIP       OF CLASS
-----------------------------  -------------------------------  -------------------------------  ----------
Common Shares                  Contemporary Trading and                  2,623,810(4)              16.02%
                               Investments Ltd(3)
                               Trident Trust Company
                               (B.V.I.)
                               Trident Chambers
                               Wickhams Cay Road Town
                               Tortola British Virgin
                               Islands
Common Shares                  European Investment &                     2,568,571(6)               5.90%
                               Trading Ltd.(5)
                               Box 146 Road Town
                               Tortola, British Virgin
                               Islands
Common Shares                  Romeo Di Battista                           3,933,629                9.04%
                               2875 Keele Street
                               Suite 403
                               Toronto, ON

                                      NAME AND ADDRESS                 AMOUNT AND NATURE         PERCENTAGE
       TITLE OF CLASS               OF BENEFICIAL OWNERS            OF BENEFICIAL OWNERSHIP       OF CLASS
-----------------------------  -------------------------------  -------------------------------  ----------
Common Shares                  Seeber Engineering GmbH(7)                  2,666,668                6.37%
                               HaselbackstrBE 1A
                               Frankenbury Austria
Common Shares                  Coval Properties(9)                         2,533,334                6.05%
                               Ste 303
                               Singer Island Florida
                               USQ
Common Shares                  Edward Blanchard                             130,295                    *
                               Director
                               106 Fielding Road
                               Lively, Ontario, Canada
Common Shares                  Claude Taillefer                             265,000                    *
                               President
                               8111 Yonge Street
                               Toronto, Ontario, Canada
Common Shares                  John Corbani                                 395,000                    *
                               Director
Common Shares                  David Danziger                               150,000                    *
                               Director
All Hedman Officers and                                                     420,395                  1.5%
  Directors as a Group

 *  Less than 1%.

(3) Peter Oberwalder, President and Director of Contemporary Trading Investments Ltd., is its controlling shareholder.

(5) Gerhardt Gaddermayer, Chairman and Director of European Investment Trading Ltd., is the controlling shareholder.

(7) Bruno Berger, Chairman and Director of Seeber Engineering, is the sole shareholder.

EXECUTIVE COMPENSATION

     The Summary Compensation Table below shows the compensation for officers and employees of Hedman Resources Limited.

                                                                         LONG TERM COMPENSATION
                                                                  ------------------------------------
                                     ANNUAL COMPENSATION                 AWARDS             PAYOUTS
                              ---------------------------------   ---------------------   ------------
 NAME AND PRINCIPAL                                OTHER ANNUAL        SECURITIES          ALL OTHER
      POSITION         YEAR   SALARY     BONUS     COMPENSATION    UNDERLYING OPTIONS     COMPENSATION
---------------------  ----   -------   --------   ------------   ---------------------   ------------
Claude Taillefer,      1999   $73,968         --           --                        --           --
President & CEO        2000   $80,000         --           --     670,000 common shares           --
                       2001   $80,000         --           --                        --           --

Edward Blanchard,      1999   $ 3,200*        --           --                        --           --
Director

* Paid to Erana Mines of which Mr. Blanchard is the controlling shareholder.

STOCK OPTION PLAN

     Hedman has in existence a stock option plan under which it compensates its directors, officers and employees. Options to purchase 870,000 are currently outstanding under the plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On October 17, 2001, Hedman and Enviro entered into a Distributor Agreement pursuant to which Hedman has agreed to distribute Enviro's products derived from the vermiculite that is the subject of Enviro's mining claims in Butler Township, Ontario. The agreement renews automatically at the end of each calendar year and may be cancelled by either party upon 90 days' written notice. Hedman is to pay a purchase price for the vermiculite based upon Enviro's standard prices to distributors in effect a the time of shipment plus taxes. The quantity of vermiculite product sold under the agreement is to be determined from year to year.

     Edward J. Blanchard, a director of Hedman, is a controlling principal of Erana Mines Limited, a Canadian exploration company. In 2000 and 2001, Erana performed certain physical exploration services for Enviro with respect to Enviro's vermiculite claims in Butler Township. The total invoiced for these services, including applicable taxes, was Cdn$148,382. Erana is not currently performing services for Enviro, but it does provides exploration services for Hedman.

     Mr. Blanchard also serves as a geological consultant to Krystar International Ltd., a Bahamas company, Enviro purchased the Butler Township vermiculite mining claims from Krystar.

                     INFORMATION CONCERNING ENVIRO (CANADA)

GENERAL

     Enviro (Canada) was incorporated under the OBCA on December 13, 2000 for the sole purpose of effecting the Amalgamation. The registered office of Enviro (Canada) is located at Toronto, Ontario. Enviro (Canada) is a wholly-owned subsidiary of Enviro which holds one common share in the capital of Enviro (Canada).

     Enviro (Canada) owns no real property and has no assets, apart from $1 of paid in capital. Enviro (Canada) does not carry on any business.

     The directors and officers of Enviro Canada are:

     Teodosio V. Pangia Kleinberg, Ontario, Canada

     Thomas Franzone Shirley, New York

           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

OVERVIEW

     The following is a discussion of certain factors affecting our results of operations, liquidity and capital resources for both Enviro and Hedman. You should read the following discussion and analysis in conjunction with both companies' condensed financial statements and related notes that are included herein.

OVERVIEW OF OPERATIONS TO DATE AND PLAN OF OPERATIONS OF ENVIRO INDUSTRIAL TECHNOLOGIES

     Enviro was incorporated on March 31, 2000. To date, our operations have been limited to becoming a reporting company and the acquisition of three unpatented mining claims in Ontario, Canada. Further, in our limited operations to date, we have incurred a net loss of approximately $580,000. We have funded our operations principally with proceeds of $970,000 from the sale of common stock, trade payables of approximately $170,000, and advances from certain of our stockholders in the amount of approximately $168,000. However, as of March 31, 2002, Enviro had not generated any revenues from its operations and it had a working capital deficiency of $339,606. Management believes that Enviro will not generate any revenues until the reverse acquisition with Hedman is consummated. However, Hedman has also been sustaining operating losses and, as a result, it also had a working capital deficiency as of March 31, 2002 and needed additional debt or equity financing to be able to continue its operations and Enviro advanced Hedman $755,480 to support its operations which, although due on demand, has been classified as a noncurrent asset in the accompanying condensed balance sheet based on Hedman's financial condition. Although, Enviro has entered into a fixed price contract for $1,009,272 with an unrelated contractor for the construction of its Vermiculite processing plant for a fixed fee and has issued a convertible note payable to the contractor to finance the construction, management believes that Enviro will need additional financing of approximately $300,000 to purchase equipment for the plant and approximately $250,000 for working capital purposes in order to continue to operate as planned during the twelve-month period subsequent to March 31, 2002. These conditions raise substantial doubt about Enviro's ability to continue as a going concern.

     We do not plan to conduct any product research or development during the next 12 months, but plan to further explore certain vermiculite claims we purchased in September 2000 from Krystar International, Ltd., a company organized under the laws of the Bahamas ("Krystar"), with Hedman management overseeing such exploration. Such exploration is expected to consist of drilling of the claim sites to pinpoint the precise location and size of the vermiculite deposits. Drilling will be ongoing and should the amalgamation not occur, we intend, subject to having the requisite capital, for which no assurance can be given, to explore the claims by retaining the services of other companies.

     The mining claims purchased from Krystar by us were transferred to us upon completion of certain administrative procedures at the Mining Recorder's office in Sudbury, Ontario. While the claims are in good standing and are held under the Mining Act of Ontario, any production development must be pursued under the Aggregate Resources Act of Ontario ("ARA"). The ARA pertains to all surface industrial mineral and sand gravel operations in Ontario except those on private land in areas undesignated by the ARA. The ARA requires that an application for an aggregate permit or license including a surveyed site plan, details of production and a rehabilitation plan be submitted. We submitted such an application during the second quarter of 2001. What remains is for us to strip the open pit areas of the vermiculite property, exfoliate it and transport it to the end user. We are in the process of securing the necessary equipment in order to begin processing of the vermiculite. As the claims are unpatented (unpatented mining claims enable the holder to perform exploration work and prospecting, but no ore may be removed from the claim sites while patented mining claims enable the holder to process the ore in addition to exploration and prospecting), we will be required to obtain a bulk sample permit from the Canadian government to remove and process this ore. As such permits are issued routinely, we anticipate that it will obtain the permit well in advance of when we plan to begin processing the ore. Moreover, since we will be able to remove the ore, the fact that the claims are unpatented will have no impact on these activities or our profits. We do not plan to add any significant equipment or to purchase or sell any plant or other operations during the next 12 months, and we intend to maintain our current level of employees.

  Acquisition of Hedman

     As Hedman is a publicly traded company on the TSX Venture Exchange, Hedman is legally required to obtain two-thirds majority shareholder consent in order for it to be acquired by Enviro.

     Additionally, the consummation of the plan of reorganization and amalgamation is subject to regulatory and exchange approvals. These approvals have not yet been obtained. Hedman has made the BBX Exchange listing of Enviro common stock a condition precedent to the companies merging. Therefore, we and Hedman plan to merge as soon as our shares are approved for listing on the BBX Exchange. After the consummation of the Plan, Hedman will cease to exist and thus will not be listed on the TSX Venture Exchange and its shares will not be publicly traded.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

     Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with Canadian generally accepted accounting principles and, except as described in note 21, conform in all material respects with the accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to accounts receivable, inventories, property and equipment, stock based compensation, income taxes and contingencies. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Note 2 of the notes to financial statements included elsewhere in this information circular sets forth the principal accounting policies, assumptions and bases for estimates used in preparing our financial statements and are summarized below.

  Revenue Recognition

     Revenue from sales is recognized when goods are shipped to customers and title transfers. The Company closely monitors the extension of credit to its customers while maintaining appropriate allowances for potential credit losses.

INVENTORIES

     Inventories or processed ore are valued at the lower of average cost and net realizable value. Raw materials are recorded at their direct mining cost.

MINING PROPERTIES

     Mining properties represent the cost of acquisition, less recoveries, of non-producing resource properties. These costs will be charged against income if the properties are brought into commercial production. The carrying values of non-producing properties are periodically assessed by management and if management determines that the carrying values cannot be recovered, the unrecoverable amounts are written-off against current earnings.

RECLAMATION COSTS

     Estimated future reclamation costs, including site restoration where reasonably determinable, will be charged against earnings as incurred.

  Property, Plant and Equipment

     Property, plant and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to twenty-five years. When assets are retired or sold, the resulting gains and losses are reflected in current earnings. Maintenance and repair expenditures are charged to cost of sales. The carrying values or property, plant and equipment are periodically assessed by management and if management determines that the carrying values cannot be recovered, the unrecoverable amounts are written-off against current earnings.

  Income Taxes

     As of December 31, 2001, we had net operating loss carryforwards of approximately $6,256,000 available to reduce future years earnings for income tax purposes which, if not used, will expire at various dates through December 31, 2008. No tax benefit pertaining to the losses has been recognized in the accounts of the Company. The future tax assets are attributable to the following:

Net operating loss carryforwards............................  $ 2,927,000
Differences in depreciation and capital cost allowance on
  plant and equipment.......................................      127,000
Less valuation allowance....................................   (3,054,000)
Total.......................................................  $        --
                                                              ===========

     The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to uncertainties related to the extent and timing of our future taxable income, we offset the future tax assets by an equivalent valuation allowance as of December 31, 2001.

  Advances to Officers

     There were no advances to officers at December 31, 2001.

ADVANCES FROM RELATED PARTY

     As of December 31, 2001, we had received advances from Enviro Industrial Technologies Inc. totalling $1,141,644 that were non-interest bearing, unsecured and have no specified terms of repayment.

RESULTS OF OPERATIONS -- HEDMAN (ALL RESULTS ARE IN CANADIAN DOLLARS)

     Hedman's revenues come from the sale of its products including Superfil. Over 85% of all sales are exported to various countries including Japan, India, South America (Venezuela) and the United States. As of December 31, 2000, no revenue has been generated from the sale of Superfil. Hedman has provided small samples to several potential customers for product analysis evaluations. Certain customers in Canada have expressed interest in receiving larger quantities of Superfil for test runs in their production process. With the opening of its new production plant in March 2001, Hedman expects larger orders to begin shortly.

  Three Months Ended March 31, 2002 Compared to Three Months Ended March 31,
2001

     Sales. Sales revenues were $29,090 for the three months ended March 31, 2002 compared with $165,446 for the three months ended March 31, 2001, a decrease of approximately 82%. This decrease is due to a lack of demand for Hedman's existing products while it continues the transition to its newer line of products such as Superfil, Firefelt and vermiculite.

     Cost of Sales. Cost of sales was $139,507 for the three months ended March 31, 2002 compared with $229,235 for the three months ended March 31, 2001, a decrease of approximately 39%. This disproportionate decrease in cost of sales compared with the decrease in sales resulted from product testing and marketing (including distribution of product samples).

     Expenses. General and administrative expenses were $219,624 for the three months ended March 31, 2002 compared with $195,228 for the three months ended March 31, 2001, an increase of approximately 12%. This increase in expenses resulted primarily from research and development for new products.

     Net Loss. As a result of the foregoing factors, Hedman experienced a net loss of $330,041 during the three months ended March 31, 2002 compared with $259,017 for the three months ended March 31, 2001, an increase of approximately 27%.

  Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

     Sales. Sales revenues totaled $126,783 for the year ended December 31, 2001 compared with $308,496 for the year ended December 31, 2000, a decrease of approximately 59%. This decrease in sales is due to a lack of demand for Hedman's existing products.

     Cost of Sales. The cost of sales increased from $385,894 for the year ended December 31, 2000 to $434,198 for the year ended December 31, 2001, an increase of approximately 13%. This increase resulted from product testing and marketing (including distribution of product samples).

     Expenses. General and administrative expenses increased from $835,024 for the year ended December 31, 2000 to $1,411,536 for the year ended December 31, 2001 a decrease of 69%. The increase is due primarily to an increase in mill maintenance, depreciation and amortization and bank charges and interest in the 2001 period.

     Net Loss. Hedman had a loss of $(1,851,232) for the year ended December 31, 2001 as compared to $(1,708,408) for the year ended December 31, 2000, an increase of approximately 8.4%. The net loss per common share of Hedman's stock, (basic and diluted) was ($0.05) for the year as compared to ($0.06) for the comparable period in 2001. The negative gross margins during the last fiscal periods have been mainly due to low prices charged for Hedmanite. The demand for Hedmanite has been decreasing as manufacturers around the world have been using substitute products, and Hedman has reduced prices in order to generate sales. With the production of Superfil, Hedman projects that there will be significant demand for this product as it is completely free of asbestos.

     Cash Flows. The large increase in accounts payable and accrued liabilities is a result of including the total amount incurred for the new milling system in accounts payable at December 31, 2000. The amount due the equipment supplier was approximately $496,054. The increase in accrued liabilities and accounts payable was also due to amounts advanced to Hedman by Enviro in the amount of $819,812. The Premix-Marbletite Manufacturing lawsuit was settled in the amount of $106,832 during the period.

  Year Ended December 31, 2000 Compared to Year Ended December 30, 1999

     Revenue. Sales revenues totaled $308,496 for the year ended December 31, 2000 as compared to $394,083 for the year ended December 31, 1999, a decrease of 21.7%. This decrease in sales is due to a lack of demand for Hedman's existing products.

     Cost of Sales. The cost of sales decreased commensurately from $471,515 for the year ended December 31, 1999 to $385,894 for the year ended December 31, 2000, a decrease of 18.2%.

     Expenses. General and administrative expenses increased from $679,290 for the year ended December 31, 1999 to $835,024 for the year ended December 31, 2000. The main reason for the increase is due to an increase in professional fees related to the Enviro transaction. Professional fees increased from $32,755 in 1999 to $125,521 in 2000. Hedman wrote off $583,094 in deferred development costs and $104,825 in equipment during the period which pertained to development costs and equipment of the previous mill. With the new mill under construction, Hedman will derive no future benefit from these development costs and equipment. These deferred development costs of $583,094 were previously written off for US GAAP purposes. There is no difference in the treatment of deferred development costs between US and Canadian GAAP after this writeoff. Hedman also settled a longstanding lawsuit filed against the Company in Florida in 1994 for $106,832.

     Interest Expense. Interest expense decreased from $66,734 for the year ended December 31, 1999 to $63,916 for the year ended December 31, 2000.

     Net Loss. Hedman had a loss of $(1,708,408) for the year ended December 31, 2000 as compared to a loss of $(756,722) for the year ended December 31, 1999, an increase of 125.76%. This loss was primarily attributable to the writeoff of deferred development costs, settlement of the judgment against the Company, a writeoff or property, plant and equipment and increases in operating expenses. The net loss per Common Share of the Company's stock, (basic and diluted) was ($0.06) for the year as compared to ($0.04) for the comparable period in 1999. The negative gross margins during the last fiscal periods have been mainly due to low prices charged for Hedmanite. The demand for Hedmanite has been decreasing as manufacturers around the world have been using substitute products and Hedman has reduced prices in order to generate sales. With the production of Superfil, Hedman projects that there will be significant demand for this product as it is completely free of asbestos. Hedman expects that a sales level of $1.5-$1.8 million will be required to break even which is expected to be attained by late 2001.

     Cash Flows. The large increase in accounts payable and accrued liabilities is a result of including the total amount incurred for the new milling system in accounts payable at December 31, 2000. The amount due the equipment supplier was approximately $496,054. The increase in accrued liabilities and accounts payable was also due to amounts advanced to Hedman by Enviro in the amount of $819,812. The Premix-Marbletite Manufacturing lawsuit was settled in the amount of $106,832 during the period.

     The results of operations under US GAAP have been adjusted by $584,123 for the year ended December 31, 2000.

LIQUIDITY AND CAPITAL RESOURCES

     As at March 31, 2001, Hedman had a deficit of $9,494,957 as compared to $7,753,734 for the comparable period ended March 31, 2000. This is attributable to unprofitable operations for the period. The Company's ability to continue as a going concern is dependent upon its ability to obtain additional debt and/or equity financing and to increase the size of its revenues through the sale of its products.

     As of December 31, 2000 Hedman had a deficit of $9,235,940 as compared to $7,527,532 for the comparable period of 1999, an increase of 22.7% mainly attributable to unprofitable operations for the period. Hedman has experienced net operating losses of $912,422 from January 1, 2000 through December 31, 2000 and has also experienced non-operating losses totaling $795,986 for the year ended December 31, 2000 pertaining to writedowns and the settlement of a lawsuit.

     Assets. Hedman's total assets were $10,193,759 at December 31, 2001 compared with $7,584,080 as at December 31, 2000, an increase of 34.4% which was primarily the result of Hedman's continued construction of its new milling system and its Firefelt production plant. Deferred development costs related to prior years were determined to have no value and was written off in 2000, reducing net assets by $584,123.

     Hedman's ability to continue as a going concern is dependant upon its ability to obtain additional debt and/or equity financing and to increase the size of its revenues through products sold domestically and abroad.

     Cash Flows. The large increase in accounts payable and accrued liabilities is a result of including the total amount incurred for the new milling system in accounts payable at December 31, 2000. The amount due the equipment supplier was approximately $496,054. The increase in accrued liabilities and accounts payable was also due to amounts advanced to Hedman by Enviro in the amount of $819,812. The Premix-Marbletite Manufacturing lawsuit was settled in the amount of $106,832 during the period.

CAPITALIZATION

     As of the end of the three months ended March 31, 2001, Hedman had 29,110,576 outstanding shares of common stock. Hedman also had 12,836,112 outstanding warrants with a value of $3,617,445.

     As of the year ended December 31, 2000, Hedman had 28,631,368 issued and outstanding shares of its common shares as compared to 22,667,716 issued and outstanding shares as of December 31, 1999 having issued 5,963,652 shares including 210,000 issued in connection with the exercise of options and warrants during the period. As of the year ended December 31, 2000, Hedman had 10,000 remaining options which had been granted to employees and directors at the fair market value or greater than fair market value as 185,000 options expired during the period and 100,000 were exercised.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Delaware General Corporation Law "DGCL," in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if a person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have no reasonable cause to believe that the person's conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for Enviro by Bondy & Schloss LLP, New York, New York. Bondy & Schloss LLP beneficially owns 412,500 shares of common stock of Enviro.

                                    EXPERTS

     The financial statements of Enviro at and for the years ended December 31, 2001 and 2000, appearing in this prospectus/offering circular have been audited by J.H. Cohn LLP as set forth in their report hereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Hedman at and for the years ended December 31, 2001 and 2000, appearing in this prospectus/offering circular have been audited by KPMG LLP as set forth in their report hereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ELECTION OF DIRECTORS

     The articles of Hedman provide that the number of directors of Hedman shall consist of a minimum of three and a maximum of ten directors, to be elected annually. The board of directors of Hedman is currently fixed at four. At the meeting, shareholders will be asked to elect four directors (the "Nominees"). The following table provides the names of the Nominees and information concerning them. The persons in the accompanying form of proxy intend to vote for the election of the Nominees. Management does not contemplate that any of the Nominees will be unable to serve as a director. Each director elected will hold office until the closing of the amalgamation, upon which Hedman will cease to exist, or until his successor is elected or appointed.

     The text of the resolution which the shareholders of Hedman will be asked to consider is attached hereto as Schedule "B". The affirmative vote of at least a majority of the votes cast in respect thereof by holders of the Common Shares at the shareholders' meeting is required in order to pass such resolution. It is intended that the persons named in the enclosed Form of Proxy will vote the shares represented thereby in favor of such resolution.

                                                                            NUMBER OF COMMON
                                                            PRESENT        SHARES BENEFICIALLY
NAME AND                                  PERIOD OF      OCCUPATION IF        OWNED OR OVER
MUNICIPALITY OF         POSITION WITH     SERVICE IN    DIFFERENT FROM      WHICH CONTROL IS
RESIDENCE                CORPORATION       POSITION       OFFICE HELD      EXERCISED (NOTE 1)
---------------      -------------------  ----------  -------------------  -------------------
Claude Taillefer     Director, President  Since 1993  n/a                     259,732
Thornhill, Ontario   and CEO

John Corbani(2)      Director                2000     President,              252,051
New Fairfield, CT                                     Corbani & Partners
                                                      International
                                                      (1994-present)

Edward Blanchard     Director                1993     Mining Executive        246,502
Lively, Ontario

David Danziger       Director                2001

---------------

NOTES:

1. The information as to shares beneficially owned, directly or indirectly, or over which the above named officers and directors exercise control or direction not being within the knowledge of the Corporation has been furnished by the respective officers and directors individually. Directors also hold stock options as disclosed under "Executive Compensation" elsewhere in this Circular. For complete biographical information with respect to each of the Nominees, see "Amalco and Enviro After the Amalgamation."

2. John Corbani is a Corporate Director and Marketing Consultant, formerly Vice-President of Marketing, Pepsi Co., Inc./Pepsi Cola International and R.J. Reynolds/DelMonte Corporation International.

     IF ANY OF THE ABOVE NOMINEES IS FOR ANY REASON UNAVAILABLE TO SERVE AS A DIRECTOR, PROXIES IN FAVOUR OF MANAGEMENT WILL BE VOTED FOR ANOTHER NOMINEE IN THEIR DISCRETION UNLESS THE SHAREHOLDER HAS SPECIFIED IN THE PROXY THAT HIS/HER SHARES ARE TO BE WITHHELD FROM VOTING IN THE ELECTION OF DIRECTORS.

                            APPOINTMENT OF AUDITORS

     At the meeting, shareholders will be asked to approve the re-appointment of Hedman's Auditors, KPMG, Chartered Accountants, for the current fiscal period and to empower the directors to fix the remuneration of the auditors by passing the resolutions set out in Schedule "C". The resolution must be passed by a majority of the votes cast in respect thereof by the shareholders present in person or represented by proxy at the meeting. It is intended that the persons named in the enclosed Form of Proxy will vote the shares represented thereby in favor of such resolution.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

     No insider of Hedman has any interest in any material transactions involving Hedman.

REGISTRAR AND TRANSFER AGENT

     The Transfer Agent and Registrar for the Common Shares of the Corporation is Montreal Trust Company of Canada, Calgary, Alberta.

                                 BOARD APPROVAL

     The information contained in this Circular with respect to Hedman has been furnished by Hedman.

     The contents and the sending of this Circular have been approved by the board of directors of Hedman.

     The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein not misleading in light of the circumstances in which it was made.

                                          ON BEHALF OF THE BOARD OF DIRECTORS

                                          /s/ CLAUDE TAILLEFER
                                          --------------------------------------
                                          Claude Taillefer
                                          President and Chief Executive Officer

Dated at Toronto, Ontario on August   , 2002.

                         CONSENT OF BONDY & SCHLOSS LLP

     We hereby consent to the reference to our opinions contained under "Resale of Enviro US Shares -- United States Securities Laws" and "Certain United States
Federal Income Tax Consequences" in the Information Circular dated August   ,
2002 of Hedman Resources Inc. ("Hedman") to the holders of common shares of Hedman.

                                                /s/ BONDY & SCHLOSS LLP

New York, New York
July 31, 2002

                             CONSENT OF DONAHUE LLP

     We hereby consent to the reference to our opinion contained under "Certain Income Tax Considerations -- Canada" in the Management Information Circular
dated August   , 2002 of Hedman Resources Inc. ("Hedman") to the holders of common shares of Hedman.

                                          (signed)
                                          DONAHUE LLP

Toronto, Canada
July 31, 2002

                CONSENT OF ENVIRO INDUSTRIAL TECHNOLOGIES, INC.

     The information contained in this Circular with respect to Enviro Industrial Technologies, Inc. ("Enviro US"), Enviro Industrial Technologies (Canada), Inc. ("Enviro Canada") and the discussion of shareholder rights under Delaware General Corporate Law (collectively, the "Enviro Information") has been furnished by Enviro US.

     The Enviro Information contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement contained herein with respect to Enviro US or Enviro Canada not misleading in light of the circumstances in which it was made.

                                          (signed)
                                          ENVIRO INDUSTRIAL TECHNOLOGIES, INC.

New York, New York
July 31, 2002

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Enviro Industrial Technologies Inc.

     We consent to the use of our report dated March 8, 2002, with respect to the balance sheets of HEDMAN RESOURCES LTD. as of December 31, 2001 and 2000, and the related statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2001, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

     The December 31, 2001 financial statements contain a note to the financial statements that states that the Company as experienced several continuous years of operating losses, is in a negative working capital position, has significant capital purchase commitments which will come due within the next year and is co-defendant in a number of class action lawsuits which raise substantial doubt about the Company's ability to continue as a going concern. A failure to continue as a going concern would require the stated amount of assets and liabilities to be reflected on a liquidation basis which could differ from the going concern basis. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.

                                          [KPMG SIG]
                                          KPMG LLP
                                          Chartered Accountants

July 25, 2002
Sudbury, Canada

                   CONSENT OF P.A.R. BROWN MINING GEOLOGISTS

     The preliminary or reserve report quoted in this Information Circular with respect to Enviro Industrial Technologies, Inc. ("Enviro US") and Enviro Industrial Technologies (Canada) Inc. ("Enviro Canada") who are presently owners of the vermiculite claims located in Butler Township has been furnished by P.A.R. Brown Mining Geologists and compiled from results obtained from the June/July 2000 Drill Program and the undersigned consents to the reference to the report in the Circular.

     The references in the Information Circular to the report contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make the statement contained herein with respect to the vermiculite claims not misleading in light of the circumstances in which they were made.

                                          P.A.R. BROWN MINING GEOLOGISTS

RR#1, Corbeil, Ontario
July   , 2002

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We hereby consent to the inclusion in the Information Circular of this Registration Statement on Form S-4 of our report dated May 7, 2002 related to the financial statements of Enviro Industrial Technologies, Inc. (An Exploration Stage Company) as of December 31, 2001, and for the years and periods ended December 31, 2001 and 2000, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern. We also consent to the related reference to our firm under the caption "Experts" in the Information Circular of this Registration Statement.

                                          /s/ J.H. Cohn LLP

                                            Roseland, New Jersey
                                            July 31, 2002

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         INDEX TO FINANCIAL STATEMENTS

                                                               PAGE
                                                              -------
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS....................      F-2
BALANCE SHEET
  DECEMBER 31, 2001.........................................      F-3
STATEMENTS OF OPERATIONS
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31,
  2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001....      F-4
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31,
     2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND
     2001...................................................      F-5
STATEMENTS OF CASH FLOWS
  YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31,
  2000 (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001....      F-6
NOTES TO FINANCIAL STATEMENTS...............................   F-7/11
CONDENSED BALANCE SHEET
  MARCH 31, 2002 (UNAUDITED)................................     F-12
CONDENSED STATEMENTS OF OPERATIONS
  THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
  MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
  (UNAUDITED)...............................................     F-13
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
  (DEFICIENCY)
  THREE MONTHS ENDED MARCH 31, 2002 (UNAUDITED) AND PERIOD
  FROM MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
  (UNAUDITED)...............................................     F-14
CONDENSED STATEMENTS OF CASH FLOWS
  THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
  MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
  (UNAUDITED)...............................................     F-15
NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED).........  F-16/18

                                     * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders
  Enviro Industrial Technologies, Inc.

     We have audited the accompanying balance sheet of ENVIRO INDUSTRIAL TECHNOLOGIES, INC. (An Exploration Stage Company) as of December 31, 2001, and the related statements of operations, changes in stockholders' equity (deficiency) and cash flows for the year ended December 31, 2001 and the periods from March 31, 2000 (date of inception) to December 31, 2000 and 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Enviro Industrial Technologies, Inc. as of December 31, 2001, and its results of operations, changes in stockholders' equity (deficiency) and cash flows for the year ended December 31, 2001 and the periods from March 31, 2000 (date of inception) to December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As further discussed in Note 1 to the financial statements, the Company had not generated any revenues from its operations and it had a working capital deficiency as of December 31, 2001. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in
Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

                                          J.H. COHN LLP

Roseland, New Jersey
May 7, 2002

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 2001

                                 ASSETS
Current assets:
  Cash......................................................  $       55
  Other current assets......................................      13,475
                                                              ----------
          Total current assets..............................      13,530
Construction in progress -- processing plant................   1,013,737
Advances to Hedman Resources Limited........................     755,480
                                                              ----------
          Total.............................................  $1,782,747
                                                              ==========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  161,292
  Advances from stockholders................................     168,524
                                                              ----------
          Total current liabilities.........................     329,816
Convertible note payable....................................   1,009,272
                                                              ----------
          Total liabilities.................................   1,339,088
                                                              ----------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 10,000,000
     shares authorized; none issued.........................          --
  Common stock, par value $.001 per share; 50,000,000 shares
     authorized; 13,750,000 shares issued and outstanding...      13,750
  Additional paid-in capital................................     998,750
  Deficit accumulated during the exploration stage..........    (568,841)
                                                              ----------
          Total stockholders' equity........................     443,659
                                                              ----------
          Total.............................................  $1,782,747
                                                              ==========

                       See Notes to Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                            STATEMENTS OF OPERATIONS
          YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31, 2000
               (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001

                                                                          MARCH 31, 2000 TO
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                            2001          2000         2001
                                                         ----------    ----------    ---------
Revenues...............................................  $       --    $       --    $      --
                                                         ----------    ----------    ---------
Operating expenses:
  Exploration costs....................................       4,144       190,228      194,372
  General and administrative expenses..................     242,326       132,143      374,469
                                                         ----------    ----------    ---------
          Totals.......................................     246,470       322,371      568,841
Net loss...............................................  $ (246,470)   $ (322,371)   $(568,841)
                                                         ==========    ==========    =========
Basic net loss per share...............................  $     (.03)   $     (.09)
                                                         ==========    ==========
Basic weighted average common shares outstanding.......   8,584,375     3,773,000
                                                         ==========    ==========

                       See Notes to Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31, 2000 (DATE OF INCEPTION)
                         TO DECEMBER 31, 2000 AND 2001

                                                                       DEFICIT
                                                                     ACCUMULATED
                                     COMMON STOCK       ADDITIONAL   DURING THE    SUBSCRIPTIONS RECEIVABLE
                                 --------------------    PAID-IN     EXPLORATION   -------------------------
                                   SHARES     AMOUNT     CAPITAL        STAGE        SHARES        AMOUNT        TOTAL
                                 ----------   -------   ----------   -----------   -----------   -----------   ---------
Issuance of shares to founders
  effective as of March 31,
  2000.........................   3,637,500   $ 3,638    $ (3,638)
Issuance of shares as payment
  for legal services...........     112,500       112      12,388                                              $  12,500
Subscription for purchase of
  common stock.................  10,000,000    10,000     990,000                  $10,000,000   $(1,000,000)
Proceeds from issuance of
  common stock.................                                                        (10,000)        1,000       1,000
Net loss.......................                                       $(322,371)                                (322,371)
                                 ----------   -------    --------     ---------    -----------   -----------   ---------
Balance, December 31, 2000.....  13,750,000    13,750     998,750      (322,371)     9,990,000      (999,000)   (308,871)
Proceeds from issuance of
  common stock.................                                                     (9,690,000)      969,000     969,000
Issuance of shares as payment
  for legal services...........                                                       (300,000)       30,000      30,000
Net loss.......................                                        (246,470)                                (246,470)
                                 ----------   -------    --------     ---------    -----------   -----------   ---------
Balance, December 30, 2001.....  13,750,000   $13,750    $998,750     $(568,841)   $        --   $        --   $ 443,659
                                 ==========   =======    ========     =========    ===========   ===========   =========

                       See Notes to Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                            STATEMENTS OF CASH FLOWS
          YEAR ENDED DECEMBER 31, 2001 AND PERIODS FROM MARCH 31, 2000
               (DATE OF INCEPTION) TO DECEMBER 31, 2000 AND 2001

                                                                          MARCH 31, 2000 TO
                                                                             DECEMBER 31,
                                                                        ----------------------
                                                              2001        2000         2001
                                                            ---------   ---------   ----------
Operating activities
  Net loss................................................  $(246,470)  $(322,371)  $ (568,841)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Common stock issued for services.....................     30,000      12,500       42,500
     Changes in operating assets and liabilities:
       Other current assets...............................    (13,475)                 (13,475)
       Accounts payable and accrued expenses..............    106,833      49,994      156,827
                                                            ---------   ---------   ----------
          Net cash used in operating activities...........   (123,112)   (259,877)    (382,989)
                                                            ---------   ---------   ----------
Investing activities -- advances to Hedman Resources
  Limited.................................................   (272,400)   (483,080)    (755,480)
                                                            ---------   ---------   ----------
Financing activities:
  Proceeds from issuance of common stock..................    969,000       1,000      970,000
  Net proceeds (repayments) of advances from
     stockholders.........................................   (579,787)    748,311      168,524
                                                            ---------   ---------   ----------
          Net cash provided by financing activities.......    389,213     749,311    1,138,524
                                                            ---------   ---------   ----------
Net increase (decrease) in cash...........................     (6,299)      6,354           55
Cash, beginning of period.................................      6,354          --           --
                                                            ---------   ---------   ----------
Cash, end of period.......................................  $      55   $   6,354   $       55
                                                            =========   =========   ==========

                       See Notes to Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS:

     Enviro Industrial Technologies, Inc. (the "Company") was incorporated in the State of Delaware on March 31, 2000. The Company is in the process of developing a mineral exploration and industrial mining business. The core of the Company's business will be comprised of the mining of vermiculite from a block of three unpatented mining claims in Canada, covering a total of 25 vermiculite claim units. Vermiculite is the geological name given to a group of minerals which are aluminum iron ore magnesium silicates resembling mica in appearance. Vermiculite is used as a filler in lightweight concrete, agricultural products, insulation, construction, metallurgy, chemistry and ceramics.

     The Company plans to become the legal acquirer of 100% but not less than 80% of the issued and outstanding shares of common stock of Hedman Resources Limited ("Hedman") through a business combination that is expected to be accounted for as a "reverse acquisition" in which Hedman will be the accounting acquirer (see Note 9).

     As of December 31, 2001, the Company's operations had been limited to organizational activities, the acquisition of mining claims and the negotiation of agreements related to the business combination with Hedman and the construction of its Vermiculite plant. It had not generated any revenues from operations as of that date. Accordingly, it is considered a "exploration stage company" for accounting purposes.

     Hedman is a mineral processing company whose principal product had been "Hedmanite," which is a high heat industrial filler similar to asbestos. However, Hedman has been focusing its activities on the development and production of "Superfil," an asbestos-free, high heat industrial mineral filler that blends well with most industrial fillers and is used in manufactured products such as brake linings and construction materials. Superfil is derived from a mineral known as "lizardite." Hedman is believed to be the only producer of lizardite in North America. Hedman intends to enhance the performance of Superfil by creating a formula that combines it with vermiculite.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. However, as of December 31, 2001, the Company had not generated any revenues from operations and it had a working capital deficiency of $316,286. Management believes that the Company will not generate any revenues until the reverse acquisition with Hedman is consummated. However, Hedman has also been sustaining operating losses and, as a result, it also had a working capital deficiency as of December 31, 2001 and needed additional debt or equity financing to be able to continue its operations. The Company had a receivable of $755,480 as of December 31, 2001 arising from advances to Hedman to support its operations which, although due on demand, has been classified as a noncurrent asset in the accompanying balance sheet based on Hedman's financial condition. Although, the Company has entered into a fixed price contract with an unrelated contractor for the construction of its Vermiculite processing plant for a fixed fee and has issued a convertible note payable to the contractor to finance the construction (see Note 4), management believes that the Company will need additional financing of approximately $300,000 to purchase equipment for the plant and approximately $250,000 for working capital purposes in order to continue to operate as planned during the twelve-month period subsequent to December 31, 2001. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need if the reverse acquisition is not consummated, or any or all of the additional financing Hedman and the Company will need if the reverse acquisition is consummated, in order to continue to operate through at least December 31, 2002 or that, ultimately, it will be able to generate any profitable mining operations. If the Company is unable to obtain the required financing, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     The accompanying financial statements do not include any adjustments related to the recoverability and classifications of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of estimates:

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

  Concentrations of credit risk:

     The Company maintains its cash in bank deposit accounts, the balances of which, at times, may exceed Federal insurance limits. Exposure to credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings.

  Exploration costs:

     Exploration and evaluation costs are expensed as incurred. Management's decision to develop or mine a property will be based on an assessment of the viability of the property and the availability of financing. The Company will capitalize mining and other related costs attributable to reserves in the event that a definitive feasibility study establishes proven and probable reserves. Capitalized mining costs will be expensed using the units of production method.

  Foreign currency transactions:

     Amounts arising from transactions denominated in a foreign currency are measured at the transaction date at the foreign exchange rate as of that date. Balance sheet accounts denominated in a foreign currency are translated at the year-end foreign exchange rate. If material, realized and unrealized gains and losses arising from foreign exchange transactions and the translation of year-end balances are included in the results of operations.

  Impairment of long-lived assets:

     The Company has adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets, such as mining claims, are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts.

     On September 27, 2000, the Company acquired certain mining claims at a cost of $135,135 ($200,000 Canadian) which are in the exploration stage. As of December 31, 2000, the Company had not completed its definitive feasibility study and had not established any proven and probable reserves. Based on the uncertainties related to the start-up nature of the Company's business, its inability to established any proven and probable reserves and its financial condition, the Company wrote off the cost of the these mining claims as of December 31, 2000 in accordance with SFAS 121.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

  Income taxes:

     The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

  Net earnings (loss) per share:

     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the conversion of the convertible note payable issued in November 2001, were issued and the interest costs applicable to the convertible note had been added back to the numerator.

     Diluted per share amounts have not been presented in the accompanying statements of operations for the year ended December 31, 2001 and the period from March 31, 2000 to December 31, 2001 because the Company had net losses in those periods and the assumed effects of the conversion of the convertible note payable would have been anti-dilutive. The Company did not have any potentially dilutive common shares outstanding during the period form March 31, 2000 to December 31, 2000.

  Recent accounting pronouncements:

     In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. Among other things, SFAS 144 provides guidance on the implementation of previous pronouncements related to when and how to measure impairment losses and how to account for discontinued operations. Management does not believe that the adoption of SFAS 144 will have a material impact on the Company's consolidated financial position or results of operations.

     The Financial Accounting Standards Board and the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants had issued certain other accounting pronouncements as of December 31, 2001 that will become effective in subsequent periods; however, management of the Company does not believe that any of those pronouncements would have significantly affected the Company's financial accounting measurements or disclosures had they been in effect during the period from March 30, 2001 to December 31, 2001, and it does not believe that any of those pronouncements will have any significant impact on the Company's financial statements at the time they become effective.

NOTE 3 -- ADVANCES TO AND FROM RELATED PARTIES:

     As of December 31, 2001, the Company had a receivable of $755,480 as a result of advances made to Hedman. It also had a payable of $168,524 as a result of advances from stockholders which was reduced by net repayments of $579,787 during the year ended December 31, 2001. Advances of $189,000 made to Hedman were subject to a note receivable that is due on demand and bears interest at the prime rate. The

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

balance of the advances receivable from Hedman of $566,480 and all of the advances payable to stockholders were noninterest bearing and due on demand. As explained in Note 1, based on Hedman's financial condition, the entire receivable from Hedman has been classified as a noncurrent asset in the accompanying condensed balance sheet as of December 31, 2001.

     Although management does not believe that there is a practical method that can be used to specifically determine the fair value of the advances to Hedman and the advances from stockholders because of the relationship of the Company and those related parties, it believes that the advances will be repaid on a short-term basis and, accordingly, the carrying values of the advances approximated their respective fair values as of December 31, 2001.

NOTE 4 -- CONVERTIBLE NOTE PAYABLE TO CONSTRUCTION CONTRACTOR:

     On November 28, 2001, the Company entered into a fixed price contract with a unrelated contractor for the construction of its Vermiculite processing plant for a fixed fee of $1,009,272 ($1,600,000 Canadian). The Company issued a convertible note to the contractor as the consideration for the construction of the processing plant with an original principal balance equal to the fixed fee. The issuance of the convertible note for the construction services was a noncash transaction and, accordingly, it is not reflected in the accompanying 2002 statement of cash flows.

     The convertible note matures on May 31, 2003 and bears interest at the prime rate (4.75% at December 31, 2001). The note and any accrued interest on the note are convertible into shares of the Company's common stock at any time at a conversion price of $.069 per share ($0.11 per share Canadian). Management believes that the carrying value of the convertible note approximated its fair value at December 31, 2001 because the note has a short-term maturity and bears interest at a variable market rate.

     As of December 31, 2001, the Company had capitalized the contractual cost of the processing plant of $1,009,272 plus the interest accrued on the convertible note of $4,465 and, accordingly, it had reserved approximately 14,692,000 common shares for issuance upon the possible conversion of the note and the interest accrued as of that date.

NOTE 5 -- PREFERRED STOCK:

     As of December 31, 2001, the Company was authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. The preferred stock may be issued in one or more series with dividend rates, conversion rights, voting rights and other terms and preferences to be determined by the Company's Board of Directors, subject to certain limitations set forth in the Company's Articles of Incorporation. No shares of preferred stock had been issued by the Company as of December 31, 2001.

NOTE 6 -- COMMON STOCK ISSUED FOR SERVICES:

     The Company also issued 300,000 shares of common stock as payment for legal services during the year ended December 31, 2001. Accordingly, the Company recorded a charge to professional fees and an increase in stockholders' equity of $30,000, which was equal to the estimated fair value of the shares at the date of issuance (see Note 8).

     The Company also issued 112,500 shares of common stock as payment for legal services during the period from March 31, 2000 to December 31, 2000. Accordingly, the Company recorded a charge to professional fees and an increase in stockholders' equity of $12,500, which was equal to the estimated fair value of the shares at the dates of issuance.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

     The issuance of common stock for services were noncash transactions and accordingly, they are not reflected in the accompanying statements of cash flows.

NOTE 7 -- INCOME TAXES:

     As of December 31, 2001, the Company had net operating loss carryforwards of approximately $569,000 available to reduce future Federal taxable income which will expire in 2021. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $228,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2001.

     The Company had also offset the potential benefits from net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2000. As a result of the increases in the valuation allowance of $99,000 for the year ended December 31, 2001 and $129,000 for the period from March 31, 2000 to December 31, 2000, the Company did not recognize any credits for income taxes in the accompanying statements of operations to offset its pre-tax losses.

NOTE 8 -- PRIVATE PLACEMENT:

     On September 2, 2000, the Company entered into agreements to sell a total of 10,000,000 shares of common stock for total consideration of $1,000,000 or $.10 per share through private placements intended to be exempt from registration under the Securities Act of 1933. As of December 31, 2000, it had received aggregate gross proceeds of $1,000 from sales of shares pursuant to the private placements and had issued 10,000 shares. As a result, it had a balance receivable of $999,000 as of that date attributable to subscriptions for the sale of the remaining 9,990,000 shares.

     During the year ended December 31, 2001, the Company received payments from subscribers totaling $969,000 which were attributable to the sale of 9,690,000 shares, and a subscriber provided the Company with legal services in lieu of cash payment of $30,000 for the issuance of 300,000 shares. Accordingly, there was no receivable balance arising from the subscriptions as of December 31, 2001.

NOTE 9 -- PLAN OF REORGANIZATION AND MERGER:

     Pursuant to the terms of a letter of intent dated May 19, 2000 and a proposed plan of reorganization and merger (the "Plan"), the Company will become the legal acquirer of up to 100% but not less than 80% of the issued and outstanding shares of Hedman's common stock by issuing one share of its common stock for every two shares of Hedman's common stock outstanding on the date of consummation. As explained in Note 1, Hedman is a mineral processing company. Its shares are publicly traded in Canada. The consummation of the Plan is subject to, among other things, stockholder, regulatory and exchange approvals. Management expects that after the consummation of the Plan, Hedman will not be listed on the CDNX and its shares will not be publicly traded. However, it also expects that the Company's shares will be publicly traded in the over-the-counter market.

     If the Plan is consummated based on the proposed terms, management expects that the present stockholders of Hedman will own in excess of 50% of the outstanding shares of the combined companies. Since Hedman is an operating company and its stockholders will control the combined companies, the merger will be accounted for as a purchase business combination and a "reverse acquisition" in which the Company will be the legal acquirer and Hedman will be the accounting acquirer. Accordingly, the financial statements of the combined companies will reflect the operations of Hedman before and after the consummation of the Plan, and the accompanying financial statements will not be comparable to the financial statements of the combined companies after the merger.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                            CONDENSED BALANCE SHEET
                                 MARCH 31, 2002
                                  (UNAUDITED)

                                 ASSETS
Current assets -- other current assets......................  $   15,719
Construction in progress -- processing plant................   1,025,722
Advances to Hedman Resources Limited........................     755,480
                                                              ----------
          Total.............................................  $1,796,921
                                                              ==========

                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $  186,801
  Advances from stockholders................................     168,524
                                                              ----------
          Total current liabilities.........................     355,325
Convertible note payable....................................   1,009,272
                                                              ----------
          Total liabilities.................................   1,364,597
                                                              ----------
Stockholders' equity:
  Preferred stock, par value $.001 per share; 10,000,000
     shares authorized; none issued.........................          --
  Common stock, par value $.001 per share; 50,000,000 shares
     authorized; 13,750,000 shares issued and outstanding...      13,750
  Additional paid-in capital................................     998,750
  Deficit accumulated during the exploration stage..........    (580,176)
                                                              ----------
          Total stockholders' equity........................     432,324
                                                              ----------
          Total.............................................  $1,796,921
                                                              ==========

                  See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                       CONDENSED STATEMENTS OF OPERATIONS
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
              MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
                                  (UNAUDITED)

                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -------------------------
                                                           2002           2001       CUMULATIVE
                                                        -----------    ----------    ----------
Revenues..............................................  $        --    $       --    $      --
                                                        -----------    ----------    ---------
Operating expenses:
  Exploration costs...................................                                 194,372
  General and administrative expenses.................       11,335        64,846      385,804
                                                        -----------    ----------    ---------
          Totals......................................       11,335        64,846      580,176
                                                        -----------    ----------    ---------
Net loss..............................................  $   (11,335)   $  (64,846)   $(580,176)
                                                        ===========    ==========    =========
Basic net loss per share..............................           --    $     (.01)
                                                        ===========    ==========
Basic weighted average common shares outstanding......   13,750,000     5,201,594
                                                        ===========    ==========

                  See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

           STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)
               THREE MONTHS ENDED MARCH 31, 2002 AND PERIOD FROM
              MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002

                                                                     DEFICIT
                                                                   ACCUMULATED
                                   COMMON STOCK       ADDITIONAL   DURING THE    SUBSCRIPTIONS RECEIVABLE
                               --------------------    PAID-IN     EXPLORATION   ------------------------
                                 SHARES     AMOUNT     CAPITAL        STAGE        SHARES       AMOUNT        TOTAL
                               ----------   -------   ----------   -----------   ----------   -----------   ---------
Issuance of shares to
  founders effective as of
  March 31, 2000.............   3,637,500   $ 3,638    $ (3,638)
Issuance of shares as payment
  for legal services.........     112,500       112      12,388                                             $  12,500
Subscription for purchase of
  common stock...............  10,000,000    10,000     990,000                  10,000,000   $(1,000,000)
Proceeds from issuance of
  common stock...............                                                       (10,000)        1,000       1,000
Net loss.....................                                       $(322,371)                               (322,371)
                               ----------   -------    --------     ---------    ----------   -----------   ---------
Balance, December 31, 2000...  13,750,000    13,750     998,750      (322,371)    9,990,000      (999,000)   (308,871)
Proceeds from issuance of
  common stock...............                                                    (9,690,000)      969,000     969,000
Issuance of shares as payment
  for legal services.........                                                      (300,000)       30,000      30,000
Net loss.....................                                        (246,470)                               (246,470)
                               ----------   -------    --------     ---------    ----------   -----------   ---------
Balance, December 31, 2001...  13,750,000    13,750     998,750      (568,841)           --            --     443,659
Net loss.....................                                         (11,335)                                (11,335)
                               ----------   -------    --------     ---------    ----------   -----------   ---------
Balance, March 31, 2002......  13,750,000   $13,750    $998,750     $(580,176)           --   $        --   $ 432,324
                               ==========   =======    ========     =========    ==========   ===========   =========

                  See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                       CONDENSED STATEMENTS OF CASH FLOWS
           THREE MONTHS ENDED MARCH 31, 2002 AND 2001 AND PERIOD FROM
              MARCH 31, 2000 (DATE OF INCEPTION) TO MARCH 31, 2002
                                  (UNAUDITED)

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                             --------------------
                                                               2002       2001      CUMULATIVE
                                                             --------   ---------   ----------
Operating activities
  Net loss.................................................  $(11,335)  $ (64,846)  $ (580,176)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Common stock issued for services......................                30,000       42,500
     Changes in operating assets and liabilities:
       Other current assets................................    (2,244)                 (15,719)
       Accounts payable and accrued expenses...............    13,524      13,595      170,351
                                                             --------   ---------   ----------
          Net cash used in operating activities............       (55)    (21,251)    (383,044)
                                                             --------   ---------   ----------
Investing activities -- advances to Hedman Resources
  Limited..................................................              (269,614)    (755,480)
                                                                        ---------   ----------
Financing activities:
  Proceeds from issuance of common stock...................               239,525      970,000
  Net proceeds of advances from stockholders...............                53,475      168,524
                                                                        ---------   ----------
          Net cash provided by financing activities........               293,000    1,138,524
                                                                        ---------   ----------
Net increase (decrease) in cash............................       (55)      2,135           --
Cash, beginning of period..................................        55       6,354           --
                                                             --------   ---------   ----------
Cash, end of period........................................  $     --   $   8,489   $       --
                                                             ========   =========   ==========

                  See Notes to Condensed Financial Statements.

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BUSINESS:

     Enviro Industrial Technologies, Inc. (the "Company") was incorporated in the State of Delaware on March 31, 2000. The Company is in the process of developing a mineral exploration and industrial mining business. The core of the Company's business will be comprised of the mining of vermiculite from a block of three unpatented mining claims in Canada, covering a total of 25 vermiculite claim units. Vermiculite is the geological name given to a group of minerals which are aluminum iron ore magnesium silicates resembling mica in appearance. Vermiculite is used as a filler in lightweight concrete, agricultural products, insulation, construction, metallurgy, chemistry and ceramics.

     In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of the Company as of March 31, 2002, its results of operations and cash flows for the three months ended March 31, 2002 and 2001, its changes in stockholders' equity for the three months ended March 31, 2002 and the related cumulative amounts for the period from March 31, 2000 (date of inception) to March 31, 2002. Pursuant to the rules and regulations of the United States Securities and Exchange Commission (the "SEC"), certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed in or omitted from these financial statements unless significant changes have taken place since the end of the most recent fiscal year. Accordingly, these unaudited condensed financial statements should be read in conjunction with the audited financial statements as of December 31, 2001 and for the periods ended December 31, 2001 and 2000 and the notes thereto (the "Audited Financial Statements") and the other information also included in the Prospectus of this Registration Statement.

     The results of operations for the three months ended March 31, 2002 are not necessarily indicative of the results to be expected for the full year ending December 31, 2002.

     The Company plans to become the legal acquirer of 100% but not less than 80% of the issued and outstanding shares of common stock of Hedman Resources Limited ("Hedman") through a business combination that is expected to be accounted for as a "reverse acquisition" in which Hedman will be the accounting acquirer (see Note 9 to the Audited Financial Statements).

     As of March 31, 2002, the Company's operations had been limited to organizational activities, the acquisition of mining claims and the negotiation of agreements related to the business combination with Hedman and the construction of its Vermiculite plant. It had not generated any revenues from operations as of that date. Accordingly, it is considered an "exploration stage company" for accounting purposes.

     The accompanying condensed financial statements have been prepared assuming the Company will continue as a going concern. However, as of March 31, 2002, the Company had not generated any revenues from its operations and it had a working capital deficiency of $339,606. Management believes that the Company will not generate any revenues until the reverse acquisition with Hedman is consummated. However, Hedman has also been sustaining operating losses and, as a result, it also had a working capital deficiency as of March 31, 2002 and needed additional debt or equity financing to be able to continue its operations. The Company had a receivable of $755,480 as of December 31, 2001 arising from advances to Hedman to support its operations which, although due on demand, has been classified as a noncurrent asset in the accompanying condensed balance sheet based on Hedman's financial condition. Although, the Company has entered into a fixed price contract with an unrelated contractor for the construction of its Vermiculite processing plant for a fixed fee and has issued a convertible note payable to the contractor to finance the construction (see Note 4), management believes that the Company will need additional financing of approximately $300,000 to purchase equipment for the plant and approximately $250,000 for working capital

                      ENVIRO INDUSTRIAL TECHNOLOGIES, INC.
                         (AN EXPLORATION STAGE COMPANY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

purposes in order to continue to operate as planned during the twelve-month period subsequent to March 31, 2002. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

     Management plans to obtain such financing through private offerings of debt and equity securities. However, management cannot assure that the Company will be able to obtain any or all of the additional financing it will need if the reverse acquisition is not consummated, or any or all of the additional financing Hedman and the Company will need if the reverse acquisition is consummated, in order to continue to operate through at least March 31, 2003 or that, ultimately, it will be able to generate any profitable mining operations. If the Company is unable to obtain the required financing, it may have to curtail its operations or terminate its operations and liquidate its remaining assets and liabilities.

     The accompanying condensed financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue its operations as a going concern.

NOTE 2 -- NET EARNINGS (LOSS) PER SHARE:

     The Company presents "basic" earnings (loss) per share and, if applicable, "diluted" earnings per share pursuant to the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings (loss) per share is calculated by dividing net income or loss by the weighted average number of common shares outstanding during each period. The calculation of diluted earnings per share is similar to that of basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if all potentially dilutive common shares, such as those issuable upon the exercise of stock options, were issued during the period. The Company did not have any potentially dilutive common shares outstanding during the three months ended March 31, 2002 and 2001 and the period from March 31, 2000 (date of inception) to March 31, 2002.

NOTE 3 -- ADVANCES TO AND FROM RELATED PARTIES:

     As of March 31, 2002, the Company had a receivable of $755,480 as a result of advances made to Hedman. It also had a payable of $168,524 as a result of advances from stockholders. Advances of $189,000 made to Hedman were subject to a note receivable that is due on demand and bears interest at the prime rate. The balance of the advances receivable from Hedman of $566,480 and all of the advances payable to stockholders were noninterest bearing and due on demand. As explained in Note 1 herein, based on Hedman's financial condition, the entire receivable from Hedman has been classified as a noncurrent asset in the accompanying condensed balance sheet as of March 31, 2002.

NOTE 4 -- INCOME TAXES:

     As of March 31, 2002, the Company had net operating loss carryforwards of approximately $580,000 available to reduce future Federal taxable income which will expire at various dates through 2022. The Company had no other material temporary differences as of that date. Due to the uncertainties related to, among other things, the changes in the ownership of the Company, which could subject those loss carryforwards to substantial annual limitations, and the extent and timing of its future taxable income, the Company offset the deferred tax assets of approximately $232,000 attributable to the potential benefits from the utilization of those net operating loss carryforwards by an equivalent valuation allowance as of March 31, 2002.

     The Company had also offset the potential benefits from net operating loss carryforwards by an equivalent valuation allowance as of December 31, 2001. As a result of the increases in the valuation allowance of $4,000 in the three months ended March 31, 2002, $26,000 in the three months ended March 31, 2001 and $232,000 in the period from March 31, 2000 to March 31, 2002, the Company did not recognize any credits for income taxes in the accompanying condensed statements of operations to offset its pre-tax losses in any of those periods.

                       AUDITORS' REPORT TO THE DIRECTORS

     We have audited the balance sheets of HEDMAN RESOURCES LIMITED as at December 31, 2001 and December 31, 2000 and the statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2001 and December 31, 2000 and the results of its operations and cash flows for each of the years in the three year period ended December 31, 2001 in accordance with Canadian generally accepted accounting principles.

     Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected results of operations for the years December 31, 2001, 2000 and 1999 and shareholders' equity as at December 31, 2001 and 2000 to the extent summarized in note 21 to the financial statements.

[KPMG SIG]
Chartered Accountants

Sudbury, Canada
March 8, 2002

    COMMENTS BY AUDITOR FOR U.S. READERS ON CANADA-U.S. REPORTING DIFFERENCE

     In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the company's ability to continue as a going concern, such as those described in note 1 to the financial statements. Our report to the directors dated March 8, 2002 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when they are adequately disclosed in the financial statements.

[KPMG SIG]
Chartered Accountants

Sudbury, Canada
March 8, 2002

                            HEDMAN RESOURCES LIMITED

                                 BALANCE SHEETS
                    DECEMBER 31, 2001 AND DECEMBER 31, 2000
                               (IN CANADIAN $'S)

                                                                  2001           2000
                                                              ------------    ----------
ASSETS
Current assets:
  Cash......................................................  $     27,036        44,644
  Accounts receivable.......................................       121,359        37,515
  Inventory (notes 2 and 3).................................       391,924       144,952
  Supplies and prepaid expenses.............................        65,345        87,871
  Insurance proceeds recoverable (note 12)..................     4,795,000     2,736,400
                                                              ------------    ----------
                                                                 5,400,664     3,051,382
Property, plant and equipment (net of depreciation) (note
  4)........................................................     4,738,161     4,345,483
Mining properties (note 5)..................................        54,934       187,215
                                                              ------------    ----------
                                                              $ 10,193,759     7,584,080
                                                              ============    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $  1,169,034     1,340,650
  Due to Enviro Industrial Technologies Inc. (note 7).......     1,141,644       819,812
  Accrued claims liability (note 12)........................     4,795,000     2,736,400
  Advances from shareholders................................            --       390,000
  Current portion of long-term debt (note 9)................       431,200       492,800
                                                              ------------    ----------
                                                                 7,536,878     5,779,662
Long-term debt (note 9).....................................            --            --
Shareholders' equity:
  Share capital (note 10)...................................    11,878,964     9,255,269
  Contributed surplus.......................................     1,785,089     1,785,089
  Shares to be issued (note 10(f))..........................        80,000            --
  Deficit...................................................   (11,087,172)   (9,235,940)
                                                              ------------    ----------
                                                                 2,656,881     1,804,418
Going concern (note 1)......................................
Contingent liabilities (note 12)............................
Subsequent events (note 16).................................
Commitments (note 19).......................................
                                                              ------------    ----------
                                                              $ 10,193,759     7,584,080
                                                              ============    ==========

On behalf of the Board:

------------------ Director

------------------ Director

                See accompanying notes to financial statements.

                            HEDMAN RESOURCES LIMITED

                      STATEMENTS OF OPERATIONS AND DEFICIT
     YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2000 AND DECEMBER 31, 1999
                               (IN CANADIAN $'S)

                                                           2001           2000          1999
                                                       ------------    ----------    ----------
Sales (note 14)......................................  $    126,783       308,496       394,083
Cost of sales........................................       434,198       385,894       471,515
                                                       ------------    ----------    ----------
                                                           (307,415)      (77,398)      (77,432)
Expenses:
  Mill maintenance...................................       325,771        64,220        37,411
  Depreciation and amortization......................       269,281       111,885       175,452
  Administration wages and benefits..................       181,084       174,535       133,837
  Professional fees..................................       105,117       125,521        32,755
  Administration.....................................       140,495       138,766        90,766
  Bank charges and interest..........................       153,752        20,455        35,440
  Interest on long-term debt.........................        73,895        63,916        66,734
  Sales, marketing and research......................        81,043        31,934        20,554
  Municipal taxes (note 18)..........................        48,837        50,311        61,625
  Travel.............................................        27,822        33,481        24,716
  Royalties..........................................         3,427            --            --
  Mine reclamation...................................         1,012        20,000            --
                                                       ------------    ----------    ----------
                                                          1,411,536       835,024       679,290
                                                       ------------    ----------    ----------
Loss before undernoted items.........................    (1,718,951)     (912,422)     (756,722)
Other expenses:
  Write-down of mining properties (note 5)...........       134,281            --            --
  Write-off of deferred development costs (note 6)...            --       583,094            --
  Judgement (note 22)................................            --       106,832            --
  Write-down of equipment............................            --       104,825            --
  Loss (gain) on disposal of equipment...............        (2,000)        1,235            --
                                                       ------------    ----------    ----------
                                                            132,281       795,986            --
                                                       ------------    ----------    ----------
LOSS FOR THE YEAR....................................    (1,851,232)   (1,708,408)     (756,722)
Deficit, beginning of year...........................    (9,235,940)   (7,527,532)   (6,770,810)
                                                       ------------    ----------    ----------
DEFICIT, END OF YEAR.................................  $(11,087,172)   (9,235,940)   (7,527,532)
                                                       ============    ==========    ==========
LOSS PER SHARE (note 15).............................  $      (0.05)        (0.06)        (0.04)
                                                       ============    ==========    ==========

                See accompanying notes to financial statements.

                            HEDMAN RESOURCES LIMITED

                            STATEMENTS OF CASH FLOWS
     YEARS ENDED DECEMBER 31, 2001, DECEMBER 31, 2000 AND DECEMBER 31, 1999
                               (IN CANADIAN $'S)

                                                            2001           2000         1999
                                                         -----------    ----------    ---------
Cash flows from operating activities:
  Loss for the year....................................  $(1,851,232)   (1,708,408)    (756,722)
  Adjustments for:
     Depreciation and amortization.....................      269,281       111,885      175,452
     Loss (gain) on disposal of equipment..............       (2,000)        1,235           --
     Write-down of mining properties (note 5)..........      134,281            --           --
     Write-off of deferred development costs (note
       6)..............................................           --       583,094           --
     Write-down of equipment...........................           --       104,825           --
  Change in non-cash working capital:
     Accounts receivable...............................      (83,844)       24,703      (26,600)
     Inventory.........................................     (246,972)      (53,183)      14,779
     Supplies and prepaid expenses.....................       22,526        (8,591)      19,508
     Insurance proceeds recoverable....................   (2,058,600)     (704,900)     231,700
     Accounts payable and accrued liabilities..........      181,010       103,668     (422,062)
     Accrued claims liability..........................    2,058,600       704,900     (231,700)
                                                         -----------    ----------    ---------
                                                          (1,576,950)     (840,772)    (995,645)
Cash flows from financing activities:
  Issue of share capital...............................    2,623,695     1,949,323    1,302,934
  Shares to be issued..................................       80,000            --           --
  Payments on long-term debt...........................      (61,600)      (79,200)          --
  Due from Enviro Industrial Technologies Inc..........      321,832       819,812           --
  Advances from shareholders...........................     (390,000)      390,000           --
  Subscriptions........................................           --      (882,372)     882,372
  Advances from related parties........................           --       (13,083)    (102,472)
                                                         -----------    ----------    ---------
                                                           2,573,927     3,079,935    1,302,934
Cash flows from investing activities:
  Change in working capital related to investing
     activities........................................     (352,626)      988,357           --
  Purchase of property, plant and equipment............     (661,959)   (2,686,574)    (638,481)
  Proceeds on disposal of property, plant and
     equipment.........................................        2,000         2,000           --
  Purchase of mining properties........................       (2,000)      (52,933)          --
                                                         -----------    ----------    ---------
                                                          (1,014,585)   (1,749,150)    (638,481)
                                                         -----------    ----------    ---------
NET INCREASE (DECREASE) IN CASH........................      (17,608)      490,013     (331,192)
Cash, beginning of year................................       44,644      (329,814)       1,378
                                                         -----------    ----------    ---------
CASH, END OF YEAR......................................  $    27,036       160,199     (329,814)
                                                         ===========    ==========    =========
Supplemental disclosure of cash flow information:
  Interest paid........................................  $    59,601        84,371       95,112
                                                         ===========    ==========    =========

                See accompanying notes to financial statements.

                            HEDMAN RESOURCES LIMITED

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

     Hedman Resources Limited is an Ontario incorporated public company and its principal business activity is the production of heat resistant fillers.

1. GOING CONCERN:

     These financial statements have been prepared on a going concern basis and do not include any adjustments to the measurement and classification of the recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern. The Company has experienced several continuous years of operating losses, is in a negative working capital position, has significant capital purchase commitments which will come due within the next year and is a co-defendant in a number of class action lawsuits (note 12(a)). The Company's ability to realize its assets and discharge its liabilities in the normal course of business is dependent upon continued support, including new financing from its lenders and creditors. The Company is also dependent on an infusion of equity from potential shareholders. The Company is currently attempting to obtain additional financing from its existing shareholders and other strategic investors to continue its operations. However, there can be no assurance that the Company will obtain sufficient additional funds from these sources.

     These conditions cause substantial doubt about the Company's ability to continue as a going concern. A failure to continue as a going concern would require that stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

     During 2000 the Company entered into a binding letter of intent with Enviro Industrial Technologies Inc. ("Enviro"), a U.S. company. Enviro agreed to acquire up to 100% but not less than 80% of the issued and outstanding common shares of the Company by issuing one share of its common stock for every two shares of the Company's outstanding common stock. Enviro was incorporated in the State of Delaware on March 31, 2000 and plans to enter the mining and industrial mineral processing business. The acquisition is dependent upon approval by United States regulatory authorities.

2. SIGNIFICANT ACCOUNTING POLICIES:

     The financial statements are prepared by management in accordance with Canadian generally accepted accounting principles and, except as described in note 21, conform in all material respects with the accounting principles generally accepted in the United States. This summary of significant accounting policies is a description of the accounting methods and practices that have been used in the preparation of these financial statements and is presented to assist the reader in interpreting the statements contained herein.

  (a) Revenue recognition:

     Revenue from sales is recognized when goods are shipped to customers and title transfers.

  (b) Mining properties:

     Mining properties represent the cost of acquisition, less recoveries, of non-producing resource properties. These costs will be charged against income if the properties are brought into commercial production. The carrying values of non-producing properties are periodically assessed by management and if management determines that the carrying values cannot be recovered, the unrecoverable amounts are written-off against current earnings.

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

  (c) Inventory:

     Inventories of processed ore are valued at the lower of average cost and net realizable value. Raw materials are recorded at their direct mining cost.

  (d) Supplies and prepaid expenses:

     Consumable supplies and spares are valued at the lower of weighted average cost or replacement value.

  (e) Property, plant and equipment:

     Property, plant and equipment are being amortized on a straight-line basis using the following annual rates:

Buildings...................................................    4%
Equipment...................................................    4%
Office equipment............................................   20%
Vehicles....................................................   30%
Computers...................................................   30%

     Assets are carried at cost. Costs of additions and improvements are capitalized. When assets are retired or sold, the resulting gains and losses are reflected in current earnings. Maintenance and repair expenditures are charged to cost of sales. The carrying values of property, plant and equipment are periodically assessed by management and if management determines that the carrying values cannot be recovered, the unrecoverable amounts are written-off against current earnings.

  (f) Foreign currency translation:

     Foreign currencies are translated to Canadian dollars as follows -- monetary assets and liabilities at the rates of exchange prevailing at the balance sheet date, non-monetary assets and liabilities are translated at historical exchange rates and revenue and expenditures at the rate of exchange prevailing on the dates of transactions. The resulting gains and losses are included in income.

  (g) Reclamation costs:

     Estimated future reclamation costs, including site restoration where reasonably determinable, will be charged against earnings as incurred.

  (h) Future income taxes:

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the date of enactment or substantive enactment.

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

  (i) Related party transactions:

     Related party transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

  (j) Use of estimates:

     The preparation of financial statements in accordance with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reported period. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

  (k) Stock option plan:

     The Company has a stock option plan which is described in note 10(c). Compensation expense has not been recognized for this plan when stock options have been issued to employees, officers, directors or service providers. Any consideration paid by employees, officers, directors or service providers on the exercise stock options is credited to share capital.

  (l) Comparative figures:

     Certain of the 2000 and 1999 figures have been reclassified to conform with the presentation adopted in 2001.

3. INVENTORY:

     The inventory consists of:

                                                                2001        2000
                                                              --------    --------
Raw material................................................  $389,180    $144,352
Processed ore...............................................     2,744         600
                                                              --------    --------
                                                              $391,924    $144,952
                                                              ========    ========

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

4. PROPERTY, PLANT AND EQUIPMENT:

                                                       2001                         2000
                                            --------------------------    -------------------------
                                                          ACCUMULATED                   ACCUMULATED
                                               COST       DEPRECIATION       COST       DEPRECATION
                                            ----------    ------------    ----------    -----------
Land......................................  $    5,236     $       --     $    5,236    $       --
Roads.....................................     148,627          7,431             --            --
Buildings.................................   1,034,456        568,387      1,067,624       519,452
Equipment.................................   5,314,375      2,280,632      2,602,542     2,078,955
Office equipment..........................       4,173          4,173          4,173         4,029
Vehicles..................................      21,060         21,060         21,060        15,795
Computers.................................      20,192         16,561         18,677        10,731
Buildings not available for use...........   1,088,286             --      1,088,286            --
Equipment not available for use...........          --             --      2,166,847            --
                                            ----------     ----------     ----------    ----------
                                             7,636,405      2,898,244      6,974,445     2,628,962
                                                           ----------                   ----------
Less accumulated depreciation.............   2,898,244                     2,628,962
                                            ----------                    ----------
                                            $4,738,161                    $4,345,483
                                            ==========                    ==========

5. MINING PROPERTIES:

     The mining properties consist of:

                                                           2001        2000
                                                          -------    --------
Township of Horwood, Ontario -- 2 leased mining
  claims................................................  $54,934    $ 52,933
Township of Warden and Munro, Ontario -- 21 leased
  mining claims.........................................       --     134,282
                                                          -------    --------
                                                          $54,934    $187,215
                                                          =======    ========

     During the year, exploration and development costs on leased mining claims in the Township of Warden and Munro, Ontario, in the amount of $134,282 previously capitalized were charged to income as they were determined to have no value.

6. DEFERRED DEVELOPMENT COSTS:

     The amount previously reported as deferred development costs related to costs incurred to bring the operation into commercial production. Commencing in 1972, the deferred development expenditures were being amortized using a units-of-production method based on tons of product shipped. During 2000, the costs were written-off as they were deemed to have no value with the substantial investment the Company was making in the new mill production system.

7. DUE TO ENVIRO INDUSTRIAL TECHNOLOGIES INC.:

     The amount due to Enviro Industrial Technologies Inc. is unsecured, bears no interest and has no specified terms of repayment. (see note 1)

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

8. CONVERTIBLE DEBENTURE:

     On May 3, 2001, the Company issued convertible debentures to related parties of $1,065,018 bearing interest at prime plus 2%, due April 27, 2003 and convertible into shares of the Company at the rate of 1 common share for each $0.38 of indebtedness.

     Subsequent to the issue, the debentures were converted into 2,802,679 common shares (note 10(b)) in accordance with their original terms.

9. LONG-TERM DEBT:

                                                   INTEREST      DUE
                                                     RATE        DATE      2001        2000
                                                 ------------    ----    --------    --------
                                                   Floating
Business Development Bank of Canada............  Base + 2.50%    2005    $431,200    $492,800
Current portion of long-term debt..............                           431,200     492,800
                                                                         --------    --------
                                                                         $     --    $     --
                                                                         ========    ========

     The loan payable to the Business Development Bank of Canada ("BDC") is secured by a first mortgage on land, buildings and equipment, a first mortgage on the mining leases and by an assignment of $600,000 insurance on the life of the President of the Company.

     At December 31, 2001, the Company was in contravention of the loan covenants imposed by the BDC. The Company was also in arrears on principal payments under the terms of the loan. Consequently, the entire balance outstanding has been classified as a current obligation.

     Principal payments required to retire the outstanding long-term debt are as follows:

2002........................................................  $149,600
2003........................................................   105,600
2004........................................................   105,600
2005........................................................    70,400
                                                              --------
                                                              $431,200
                                                              ========

10. SHARE CAPITAL:

     (a) Authorized:

          Unlimited common shares

          Unlimited special shares

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

     (b) Issued -- common:

                                                     NUMBER OF
                                                       SHARES        AMOUNT
                                                     ----------    -----------
Balance, December 31, 1998.........................  13,834,382    $ 6,003,012
Issued during fiscal year 1999:
  Issued during the year for cash consideration
     (net of issuance costs of $58,706)............   8,608,334      1,269,184
  Options exercised................................     225,000         33,750
                                                     ----------    -----------
Balance, December 31, 1999.........................  22,667,716      7,305,946
Issued during fiscal year 2000:
  Issued during the year for cash consideration
     (net of issuance costs of $50,000)............   5,305,319      1,798,156
  Options exercised................................     210,000         61,500
  Warrants exercised...............................     448,333         89,667
                                                     ----------    -----------
Balance, December 31, 2000.........................  28,631,368      9,255,269
Issued during fiscal year 2001:
  Warrants exercised...............................   7,787,542      1,558,677
  Convertible debenture (note 8)...................   2,802,679      1,065,018
                                                     ----------    -----------
Balance, December 31, 2001.........................  39,221,589    $11,878,964
                                                     ==========    ===========

     (c) The Company has a stock option plan available to its employees, officers and directors. The maximum number of options that can be granted is 1,200,000.

     The number of shares reserved for issuance to any one insider, within a one-year period, pursuant to options must not exceed 5% of the outstanding issue.

     The number of shares reserved for issuance to insiders, within a one year period, pursuant to options must not exceed 10% of the outstanding issue.

     The option price of the shares shall be fixed by the Board but must not be less than the maximum discount permitted by the Canadian Venture Exchange.

     Options have a maximum term of five years and vest immediately.

     The stock options outstanding at December 31, 2001 expire on May 1, 2006.

     A summary of the status of the Plan and changes during the periods then ended is presented below:

                                                            2001                    2000
                                                     -------------------    --------------------
                                                                WEIGHTED                WEIGHTED
                                                                AVERAGE                 AVERAGE
                                                                EXERCISE                EXERCISE
                                                     OPTIONS     PRICE      OPTIONS      PRICE
                                                     -------    --------    --------    --------
Outstanding, beginning of year.....................   10,000     $0.75       405,000     $0.48
Granted during the year............................  870,000      0.37            --        --
Exercised during the year..........................       --        --      (210,000)     0.22
Expired............................................  (10,000)     0.75      (185,000)     0.60
                                                     -------     -----      --------     -----
Outstanding, end of year...........................  870,000     $0.37        10,000     $0.75
                                                     =======     =====      ========     =====

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

     (d) The following table summarizes information about the stock options outstanding at December 31, 2001.

                         WEIGHTED
                          AVERAGE     WEIGHTED
RANGE OF   NUMBER OF     REMAINING    AVERAGE
EXERCISE    OPTIONS     CONTRACTUAL   EXERCISE
 PRICES   OUTSTANDING      LIFE        PRICE
--------  -----------   -----------   --------
 $0.37      870,000      4.3 years     $0.37
            -------      ---------     -----

     (e) As at December 31, 2001, there are 5,105,319 (2000 - 13,465,320) share purchase warrants outstanding as follows:

                                                                     NO. OF
EXPIRY DATE                                                PRICE     SHARES
-----------                                                -----    ---------
February 22, 2002........................................  $0.40    5,105,319
                                                           -----    ---------

     During the year, 572,459 warrants expired (2000 - nil).

     (f) Shares to be issued represents cash received for 400,000 shares to be subscribed for at $0.20 per share subsequent to the end of the year.

11. RELATED PARTY TRANSACTIONS:

     During the year, the Company incurred office expenses of $nil (2000 - $nil, 1999 - $3,000) and also incurred $3,526 (2000 - $52,933, 1999 - $nil) of expenses for site preparation and maintenance with a corporation controlled by a director of Hedman Resources Limited. The Company also incurred $456,113
(2000 - $nil, 1999 - $nil) of costs related to the transportation of raw materials and road construction with a corporation that is a shareholder of the Company.

     At December 31, 2001, the Company was indebted to related parties in the amount of $nil (2000 - $30,000).

     The Company leased its office space from a company controlled by a shareholder of the Company (note 19(b)).

12. CONTINGENT LIABILITIES:

     (a) The Company has been named as a co-defendant in a number of class action suits in the United States relative to sales of product made between 1974 and 1979. At the time Hedman's products contained chrysotile, a type of asbestos, not then known to be a health hazard. To date approximately $16 million has been expended by Hedman's various insurance carriers for the payment of damages associated with claims against Hedman. Legal expenses associated with these particular claims have totalled approximately $10 million. There are an additional 2,455 asbestos claims outstanding filed against the Company. To date, the Company's insurance companies have paid for legal and settlement amounts in relation to these matters. Should the total indemnity limits of the Company's insurance policies become exhausted, it is the position of the insurance company that its defence obligation will come to an end. The total amount of claims outstanding is approximately $84 million. This amount significantly exceeds the remaining insurance coverage which is approximately $10 million.

     The Company has used historical settlement amounts to quantify the estimated potential liability. At year-end, the Company's estimated minimum liability for unresolved claims was approximately $4,795,000

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

(2000 - $2,736,400). This amount has been included in current liabilities and was offset by corresponding estimated insurance proceeds recoverable. There is no effect on the statement of operations.

     (b) The Company has received a statement of claim amounting to $153,100 from a former employee related to an alleged wrongful dismissal. The matter has not been heard in the courts and the consequences of the dispute are not determinable. Accordingly, provision has not been made for losses, if any, in the financial statements as a result of the claim.

13. INCOME TAXES:

     The Company has available non-capital losses for income tax purposes in the aggregate of $6,256,000 which are available to reduce future years earnings for income tax purposes. No tax benefit pertaining to the losses has been recognized in the accounts. These losses will expire, if not utilized, as follows:

2002.............................................  $  511,000
2003.............................................   1,448,000
2004.............................................     933,000
2005.............................................     426,000
2006.............................................     581,000
2007.............................................     907,000
2008.............................................   1,450,000
                                                   ----------
                                                   $6,256,000
                                                   ==========

     The tax effects of temporary differences that give rise to significant portions of the future tax assets at December 31, 2001 and 2000 are presented below.

                                         2001           2000           1999
                                      -----------    -----------    -----------
Future tax assets:
  Net operating loss
     carryforwards..................  $ 2,926,889    $ 2,369,285    $ 1,998,625
  Less valuation allowance..........   (2,799,675)    (2,334,046)    (1,848,695)
  Plant and equipment, principally
     due to differences in
     depreciation...................     (127,214)       (35,239)       (77,829)
  Future development costs, due to
     differences in amortization....           --             --        (72,101)
                                      -----------    -----------    -----------
                                      $        --    $        --    $        --
                                      ===========    ===========    ===========

     In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the future tax asset, the Company will need to generate future taxable income of approximately $6,256,000 prior to the expiration of the net operating loss carryforwards.

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

14. SEGMENTED SALES:

     Details of the Company's financial information segmented geographically is as follows:

                                               2001        2000        1999
                                             --------    --------    --------
Segmented sales:
  Canada...................................  $ 45,141    $ 34,677    $ 25,441
  Other....................................    81,642     273,819     368,642
                                             --------    --------    --------
                                             $126,783    $308,496    $394,083
                                             ========    ========    ========

     All assets of the Company are located in Canada.

15. LOSS PER SHARE AMOUNTS:

     Basic earnings per share are calculated using the weighted average number of common shares outstanding calculated on an annual basis. The effects of the exercise of the options and warrants outstanding at December 31, 2001, 2000 and 1999 are antidilutive; therefore, the diluted loss per share is not presented.

16. SUBSEQUENT EVENTS:

     1) On January 23, 2002, the Company successfully completed a private placement of the Company's securities. The Company issued 1,250,000 common shares and 1,250,000 common share purchase warrants at $0.20 per share. Each common share purchase warrant entitled the holder, at any time during the period commencing 24 months after the date of closing, one share of the common stock at a price of $0.25 per share. As of March 8, 2002, none of the common share purchase warrants had been exercised.

     2) On February 26, 2002, the Company granted 345,000 stock options to employees of the Company exercisable at $0.47 per share and expiring February 26, 2007. As of March 8, 2002, none of the stock options had been exercised.

17. FUTURE SITE RESTORATION AND REMOVALS:

     In 2000, the Company, in conjunction with the Ministry of Northern Development and Mines ("Ministry"), agreed to a future site restoration plan. The plan required the Company to make an initial payment of $20,000, pledge certain equipment assets as security and make payments of $2.25 per ton milled to a maximum of approximately $262,000. During 2001, the Company made payments of $1,012 to the Ministry.

18. MUNICIPAL TAXES:

     The municipal taxes with the Corporation of The Township of Black River Matheson are in arrears. As part of the loan agreement with the Business Development Bank of Canada, ("BDC") property taxes must remain current. At December 31, 2001, the Company was in contravention of the loan covenants imposed by the BDC. As a result, the entire balance outstanding has been classified as a current obligation.

19. COMMITMENTS:

     (a) The Company has signed a contract to acquire a firefelt production plant from an overseas supplier for an estimated cost of $3,200,000. The Company has advanced approximately $900,000 of the estimated cost to the supplier and is awaiting delivery and installation of the plant. The Company has negotiated to finance a maximum of 75%, or $2,250,000 CDN of the sales contract from the supplier. The proposed credit facility is to

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

be repayable in ten equal semi-annual instalments, commencing six months after the plant is put into production. The proposed initial rate is based on a floating interest rate of three month LIBOR plus 1.5% payable quarterly on the drawn-down balance of the credit facility. Upon full drawing of the credit facility, the Company has the option to switch to a fixed interest rate to be negotiated at such time.

     (b) The Company has leased office space in North York, Ontario for a period of five years ending August 2005. The annual rent, excluding common area costs and municipal taxes, is approximately $22,000.

     (c) In January 2002, the Company signed a minimum nine-month contract at $5,000 per month with a company who is to provide investor relation services to the Company.

20. FINANCIAL INSTRUMENTS:

     The fair values of the accounts receivable and accounts payable and accrued liabilities approximate their carrying values due to the short period to maturity. The carrying value of the long-term debt approximates its fair value based on borrowing rates presently available to the Company for loans with similar terms and maturities.

21. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN CANADA AND THE UNITED STATES:

     The financial statements of the Company are expressed in Canadian dollars in accordance with Canadian generally accepted accounting principles (Canadian
GAAP). The following adjustments and disclosures would be required in order to present these financial statements in accordance with accounting principles generally accepted in the United States (US GAAP).

     (a) Reconciliation of loss in accordance with Canadian GAAP to loss determined in accordance with US GAAP.

                                           2001           2000          1999
                                        -----------    -----------    ---------
Net loss under Canadian GAAP..........  $(1,851,232)   $(1,708,408)   $(756,722)
Add (deduct) adjustments for:
  Amortization of deferred
     developments costs...............           --          1,029        1,633
  Write-off of deferred developments
     costs............................           --        583,094           --
                                        -----------    -----------    ---------
Net loss under US GAAP................  $(1,851,232)   $(1,124,285)   $(755,089)
                                        ===========    ===========    =========
Net loss per share under US GAAP......  $     (0.05)   $     (0.04)   $   (0.04)
                                        ===========    ===========    =========

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

     (b) Comparison of balance sheet items determined in accordance with Canadian GAAP to balance sheet items determined in accordance with US GAAP.

                                          2001                           2000
                                        CANADIAN           US          CANADIAN          US
                                          GAAP            GAAP           GAAP           GAAP
                                      ------------    ------------    -----------    -----------
Current assets......................  $    605,664    $    605,664    $   314,982    $   314,982
Insurance proceeds recoverable......     4,795,000       4,795,000      2,736,400      2,736,400
Property, plant and equipment.......     4,738,161       4,738,161      4,345,483      4,345,483
Mining properties...................        54,934          54,934        187,215        187,215
                                      ------------    ------------    -----------    -----------
          Total assets..............  $ 10,193,759    $ 10,193,759    $ 7,584,080    $ 7,584,080
                                      ------------    ------------    -----------    -----------
Current liabilities.................  $  2,741,878    $  2,741,878    $ 3,043,262    $ 3,043,262
Accrued claims liability............     4,795,000       4,795,000      2,736,400      2,736,400
                                      ------------    ------------    -----------    -----------
                                         7,536,878       7,536,878      5,779,662      5,779,662
Shareholders' equity:
  Share capital.....................    11,878,964      11,878,964      9,255,269      9,255,269
  Contributed surplus...............     1,785,089       1,785,089      1,785,089      1,785,089
  Shares to be issued...............        80,000          80,000             --             --
  Deficit...........................   (11,087,172)    (11,087,172)    (9,235,940)    (9,235,940)
                                      ------------    ------------    -----------    -----------
                                         2,656,881       2,656,881      1,804,418      1,804,418
                                      ------------    ------------    -----------    -----------
Total liabilities and shareholders'
  equity............................  $ 10,193,759    $ 10,193,759    $ 7,584,080    $ 7,584,080
                                      ============    ============    ===========    ===========

     (c) Recent United States accounting standards:

     During 2001, the Financial Accounting Standards Board has issued four new pronouncements:

     - Statement 141, "Business Combinations", requires the purchase method of accounting for all business combinations and applies to all business combinations initiated after June 30, 2001 and to all business combinations accounted for by the purchase method that are completed after June 30, 2001.

     - Statement 142, "Goodwill and Other Intangible Assets", requires that goodwill as well as other intangible assets be tested annually for impairment and is effective for fiscal years beginning after December 15, 2001.

     - Statement 143, "Accounting for Asset Retirement Obligations", requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred and a corresponding increase in the carrying amount of the related long-lived asset and is effective for fiscal years beginning after June 15, 2002.

     - Statement 144, "Accounting for the Impairment or Disposal of Long-lived Assets", provides that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations, and broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. Statement 144 is effective for fiscal years beginning after December 15, 2001.

     The adoption of Statements 141, 142 and 144 will not impact the current financial statements or historically reported results of operations. The Company has not yet determined the impact of Statement 143.

                            HEDMAN RESOURCES LIMITED

                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                               (IN CANADIAN $'S)

     (d) The statement of operations and deficit under Canadian GAAP presents certain items in other expenses that would be included in operating expenses under US GAAP.

     (e) Write-down of mining properties:

     Under both Canadian and US GAAP, property, plant and equipment must be assessed for potential impairment. Under Canadian GAAP, the impairment loss is the difference between the carrying value of the asset and its recoverable amount calculated as undiscounted estimated future net cash flows. Under US GAAP, if the undiscounted estimated future net cash flows are less than the carrying value of the asset, the impairment loss is calculated as the amount by which the carrying value of the asset exceeds its fair value. Fair value has been calculated as the present value of estimated future net cash flows. The resulting difference in the write-down between US and Canadian GAAP causes a change in the amount of depreciation, depletion and reclamation costs charged to earnings. During fiscal 2000, the deferred development costs were written-off which eliminated any difference between US and Canadian GAAP.

     (f) Stock option plan under US GAAP:

     For the stock option plan described in note 10, for US GAAP purposes the Company has elected to follow the intrinsic value method of accounting as permitted by SFAS 123. Had these options been accounted for by the fair value method, an amount equal to the fair value of the options on the grant date would have been recorded as compensation cost over the vesting period calculated using Black Scholes Value. Using this method the net loss and basic loss per share would have been increased by:

Net loss....................................................    $ 15,030
Basic loss per share........................................    $(0.0004)
                                                                --------

     The compensation cost to the Company of the stock options issued on February 26, 2002 is $4,800.

22. JUDGEMENT:

     A judgement was issued against the Company in the state of Florida regarding a lawsuit filed against the Company in 1994. The Company incurred costs in the amount of $106,832 to settle the claim.

                            HEDMAN RESOURCES LIMITED

                              COMPANY INFORMATION
                                 JULY 29, 2002

Trading Symbol (TSX):             HDM
Outstanding Shares:
Close Price September 30, 2001    ($0.31)
Directors & Officers:             Claude G. Taillefer, President & C.E.O.
                                  John Corbani, Director
                                  Edward Blanchard, Director
                                  David M. Houle, Treasurer
                                  Anthony Kramreither, Secretary
Transfer Agent:                   Montreal Trust, Calgary, Alberta, Canada
Legal Firm:                       Donahue LLP, Toronto, Ontario, Canada
Auditors:                         KPMG, Sudbury, Ontario, Canada
Email:                            Hedman@on.aibn.com

                        INTERIM FINANCIAL STATEMENTS OF

                            HEDMAN RESOURCES LIMITED

                       THREE MONTHS ENDED MARCH 31, 2002
                    (UNAUDITED -- SEE INTERIM REVIEW REPORT)

                             INTERIM REVIEW REPORT

To Members of the Audit Committee

     In accordance with our engagement letter dated June 10, 2002, we have reviewed the balance sheets of HEDMAN RESOURCES LIMITED as at March 31, 2002, the interim statements of operations and deficit and cash flows for the three-month period then ended. These financial statements are the responsibility of the Company's management.

     We performed our review in accordance with Canadian generally accepted standards for a review of interim financial statements by an entity's auditor. Such an interim review consists principally of applying analytical procedures to financial data, and making enquiries of, and having discussions with, persons responsible for financial and accounting matters. An interim review is substantially less in scope than an audit, the objective of which is the expression of an opinion regarding the financial statements; accordingly, we do not express such an opinion. An interim review does not provide assurance that we would become aware of any or all significant matters that might be identified in an audit.

     Based on our review, we are not aware of any material modification that needs to be made for these interim financial statements to be in accordance with Canadian generally accepted accounting principles.

     This report is solely for the use of the audit committee of Hedman Resources Limited to assist in discharging its regulatory obligation to review these financial statements, and should not be used for any other purpose. Any use that a third party makes of this report, or any reliance or decisions made based on it, are the responsibility of such third parties. We accept no responsibility for loss or damages, if any, suffered by any third party as a result of decisions made or actions taken based on this report.

     The comparative figures for the interim statements of earnings and deficit and cash flows for the three-month period ended March 31, 2001 have been provided by management and, accordingly, no review has been done thereon.

                                          Chartered Accountants

Sudbury, Canada
June 11, 2002

                            HEDMAN RESOURCES LIMITED

                                 BALANCE SHEETS
                               (IN CANADIAN $'S)

                                                               MARCH 31,      DECEMBER 31,
                                                                  2002            2001
                                                              ------------    ------------
                           ASSETS
Current assets:
  Cash......................................................  $    114,454         27,036
  Accounts receivable.......................................       132,015        121,359
  Inventory.................................................       390,540        391,924
  Supplies and prepaid expenses.............................        68,309         65,345
  Insurance proceeds recoverable............................     4,795,000      4,795,000
                                                              ------------    -----------
                                                                 5,500,318      5,400,664
Property, plant and equipment (net of depreciation).........     4,745,559      4,738,161
Mining properties...........................................        54,934         54,934
                                                              ------------    -----------
                                                              $ 10,300,811     10,193,759
                                                              ============    ===========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued liabilities..................  $    782,508      1,169,034
  Due to Enviro Industrial Technologies Inc.................     1,116,644      1,141,644
  Accrued claims liability..................................     4,795,000      4,795,000
  Current portion of long-term debt.........................       422,400        431,200
                                                              ------------    -----------
                                                                 7,116,552      7,536,878
Long-term debt..............................................            --             --
Shareholders' equity:
  Share capital (note 2)....................................    12,816,383     11,878,964
  Contributed surplus.......................................     1,785,089      1,785,089
  Shares to be issued.......................................            --         80,000
  Deficit...................................................   (11,417,213)   (11,087,172)
                                                              ------------    -----------
                                                                 3,184,259      2,656,881
Future operations (note 1)..................................
Contingencies (note 5)......................................
                                                              ------------    -----------
                                                              $ 10,300,811     10,193,759
                                                              ============    ===========

On behalf of the Board:

----------------------------------------------- Director

----------------------------------------------- Director

                See Accompanying Notes to Financial Statements.

                            HEDMAN RESOURCES LIMITED

                      STATEMENTS OF OPERATIONS AND DEFICIT
                               (IN CANADIAN $'S)

                                                               THREE MONTHS      THREE MONTHS
                                                                  ENDED             ENDED
                                                              MARCH 31, 2002    MARCH 31, 2001
                                                              --------------    --------------
Sales.......................................................   $     29,090          165,446
Cost of sales...............................................        139,507          229,235
                                                               ------------       ----------
                                                                   (110,417)         (63,789)
Expenses:
  Administration wages and benefits.........................         57,581           61,922
  Administration............................................         40,914           42,338
  Sales, marketing and research.............................         37,231            9,687
  Mill maintenance..........................................         35,796               --
  Professional fees.........................................         18,143           71,429
  Municipal taxes...........................................         12,209               --
  Interest on long-term debt................................          8,842            9,852
  Travel....................................................          4,901               --
  Bank charges and interest.................................          4,007               --
                                                               ------------       ----------
                                                                    219,624          195,228
                                                               ------------       ----------
LOSS FOR THE PERIOD.........................................       (330,041)        (259,017)
Deficit, beginning of period................................    (11,087,172)      (9,235,940)
                                                               ------------       ----------
DEFICIT, END OF PERIOD......................................   $(11,417,213)      (9,494,957)
                                                               ============       ==========
LOSS PER SHARE..............................................   $     (0.008)          (0.009)
                                                               ============       ==========

                See Accompanying Notes to Financial Statements.

                            HEDMAN RESOURCES LIMITED

                            STATEMENTS OF CASH FLOWS
                               (IN CANADIAN $'S)

                                                              THREE MONTHS    THREE MONTHS
                                                                 ENDED           ENDED
                                                               MARCH 31,       MARCH 31,
                                                                  2002            2001
                                                              ------------    ------------
Cash flows from operating activities:
  Loss for the period.......................................   $(330,041)       (259,017)
  Adjustments for:
  Change in non-cash working capital:
     Accounts receivable....................................     (10,656)        (49,463)
     Inventory..............................................       1,384         (50,448)
     Supplies and prepaid expenses..........................      (2,964)             --
     Accounts payable and accrued liabilities...............    (386,526)        715,550
                                                               ---------        --------
                                                                (728,803)        356,622
Cash flows from financing activities:
  Issue of share capital....................................     937,419         106,683
  Shares to be issued.......................................     (80,000)             --
  Reduction in long-term debt...............................      (8,800)        (17,600)
  Due from Enviro Industrial Technologies Inc...............     (25,000)             --
  Advances from shareholders................................          --        (390,000)
                                                               ---------        --------
                                                                 823,619        (300,917)
Cash flows from investing activities:
  Purchase of property, plant and equipment.................      (7,398)       (317,113)
  Purchase of mineral properties............................          --          (2,000)
                                                               ---------        --------
                                                                  (7,398)       (319,113)
                                                               ---------        --------
NET INCREASE (DECREASE) IN CASH.............................      87,418        (263,408)
Cash, beginning of period...................................      27,036          44,644
                                                               ---------        --------
CASH, END OF PERIOD.........................................   $ 114,454        (218,764)
                                                               =========        ========
Supplemental disclosure of cash flow information:
  Interest paid.............................................   $  12,849           9,852
                                                               =========        ========

                See Accompanying Notes to Financial Statements.

                            HEDMAN RESOURCES LIMITED

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                       THREE MONTHS ENDED MARCH 31, 2002
           (UNAUDITED -- SEE INTERIM REVIEW REPORT) (IN CANADIAN $'S)

Hedman Resources Limited is an Ontario incorporated public company and its principal business activity is the production of heat resistant fillers.

1. SIGNIFICANT ACCOUNTING POLICIES:

  Future operations:

     (a) These financial statements have been prepared on a going concern basis and do not include any adjustments to the measurement and classification of the recorded asset amounts and classification of liabilities that might be necessary, should the Company be unable to continue as a going concern. The Company has experienced several continuous years of operating losses, is in a negative working capital position, has significant capital purchase commitments which will come due within the next year and is a co-defendant in a number of class action lawsuits. The Company's ability to realize its assets and discharge its liabilities in the normal course of business is dependent upon continued support, including new financing from its lenders and creditors. The Company is also dependent on an infusion of equity from potential shareholders. The Company is currently attempting to obtain additional financing from its existing shareholders and other strategic investors to continue its operations. However, there can be no assurance that the Company will obtain sufficient additional funds from these sources.

     These conditions cause substantial doubt about the Company's ability to continue as a going concern. A failure to continue as a going concern would require that stated amounts of assets and liabilities be reflected on a liquidation basis which could differ from the going concern basis.

     (b) The accompanying unaudited interim financial statements have been prepared in accordance with Canadian generally accepted accounting principals for interim financial information. They do not include all of the information and footnotes required by Canadian generally accepted accounting principals for annual financial statements. In the opinion of management, all adjustments considered necessary for fair presentation have been included in these financial statements. Operating results for the period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2002. These interim financial statements follow the same accounting policies and methods of application described in the Company's most recent audited financial statements at December 31, 2001, and should be read in conjunction with those financial statements and related footnotes.

                            HEDMAN RESOURCES LIMITED

                     NOTES TO INTERIM FINANCIAL STATEMENTS

                       THREE MONTHS ENDED MARCH 31, 2002

2. SHARE CAPITAL:

     The change in share capital since December 31, 2001 is as follows:

                                                                    NUMBER OF
                                                       SHARES        AMOUNT
                                                     ----------    -----------
Authorized:
  Unlimited common shares..........................
  Unlimited special shares.........................
Issued and fully paid -- common shares:
  Balance at December 31, 2001.....................  39,221,589    $11,878,964
  January 23, 2002.................................   1,325,000        270,118
  February 25, 2002................................     282,540        113,016
  March 18, 2002...................................     692,856        277,142
  March 21, 2002...................................     367,857        147,143
  March 26, 2002...................................     135,715         54,286
  March 29, 2002...................................     189,285         75,714
                                                     ----------    -----------
Balance, March 31, 2002............................  42,214,842    $12,816,383
                                                     ==========    ===========

3. SHARES TO BE ISSUED:

     Shares to be issued represents cash received for shares to be subscribed for subsequent to the end of the period.

4. SEASONALITY:

     Due to the nature of operations, results for the period are not subject to the effects of seasonality.

5. CONTINGENCIES:

     The Company was named as a co-defendant in a number of class action suits in the United States relative to sales of product made between 1974 and 1979. There has been no new developments from those described in the financial statements for the year ended December 31, 2001.

     As well, the Company received a statement of claim from a former employee related to an alleged wrongful dismissal. There has been no new developments from those described in the financial statements for the year ended December 31, 2001.

                                  SCHEDULE "A"

                            AMALGAMATION RESOLUTION

RESOLVED THAT, AS A SPECIAL RESOLUTION:

     1. The amalgamation agreement (the "Amalgamation Agreement") dated as of December 13, 2000 among Hedman Resources Limited (the "Corporation"), Enviro Industrial Technologies Inc. and Enviro Industrial Technologies (Canada) Inc., a copy of which is appended as Schedule D to the Information Circular of Hedman dated July 2002, and the same is hereby approved and adopted.

     2. Notwithstanding that this resolution has been duly passed by the shareholders of Hedman, the board of directors of Hedman may revoke this resolution at any time prior to the issuance of a Certificate of Amalgamation giving effect to the amalgamation without further approval of the shareholders.

     3. Any director or officer of Hedman is hereby authorized to take all such actions, do all such things and execute and, if appropriate, deliver all such documents or instruments as such director or officer deems necessary or desirable to give effect to the foregoing resolution, such determination to be conclusively evidenced by the execution and delivery of any such document or instrument or the taking of any such action.

                                  SCHEDULE "B"

                             ELECTION OF DIRECTORS

     RESOLVED THAT Claude Taillefer, John Corbani, David Danziger and Edward Blanchard are hereby elected directors of the Company to hold office for the ensuing year or until their successors are elected or appointed, whichever occurs first.

                                  SCHEDULE "C"

                            APPOINTMENT OF AUDITORS

     RESOLVED THAT KPMG, Chartered Accountants, are re-appointed the auditors of the Company to hold office until the next annual meeting of the shareholders or until their successor is appointed at such remuneration as may be fixed by the directors and the directors are hereby authorized to fix such remuneration.

                                   SCHEDULE D

                             AMALGAMATION AGREEMENT

     THIS AGREEMENT made as of the 13th day of December, 2000.

AMONG:

     HEDMAN RESOURCES LIMITED, a corporation existing under the laws of the Province of Ontario

     (hereinafter referred to as "Hedman")

                                     -and -

     ENVIRO INDUSTRIAL TECHNOLOGIES, INC., a corporation existing under the laws of the State of Delaware

     (hereinafter referred to as "Enviro US")

                                     -and -

     ENVIRO INDUSTRIAL TECHNOLOGIES (CANADA), INC., a corporation existing under the laws of the Province of Ontario

     (hereinafter referred to as "Enviro Canada")

RECITALS:

          1. Hedman and Enviro US are parties to a binding letter of intent (the "Letter of Intent"), dated June 5, 2000, pursuant to which Enviro US and Hedman agreed to the acquisition by Enviro US of Hedman.

          2. The Letter of Intent provides that the transactions contemplated by the Letter of Intent shall be incorporated into a definitive agreement.

          3. The parties have determined that they wish to effect the transaction contemplated by the Letter of Intent by way of amalgamation and therefore propose to amalgamate Hedman and Enviro Canada upon the terms and conditions hereinafter set out.

          4. The authorized capital of Hedman is an unlimited number of common shares, of which 28,283,035 common shares are issued and outstanding.

          5. The authorized capital of Enviro US is 50,000,000 shares of common stock, par value US$0.001, of which stock 13,750,000 shares are issued and outstanding and 10,000,000 shares of preferred stock, par value US$0.001 per share, none of which stock is issued and outstanding.

          6. The authorized capital of Enviro Canada is an unlimited number of common shares, of which one common share is issued and outstanding.

     In consideration of the premises contained herein and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto), the parties hereby agree as follows:

                                   ARTICLE 1

                                 INTERPRETATION

     ARTICLE 1.1  Definitions

     In this agreement and the schedules hereto:

          "ACT" means the Business Corporations Act (Ontario), R.S.O. 1990, c.B.16 as amended;

          "AGREEMENT" means this amalgamation agreement;

          "AMALCO" means the corporation continuing as a result of the Amalgamation;

          "AMALGAMATION" means the amalgamation of Hedman and Enviro Canada as contemplated by this Agreement;

          "ARTICLES OF AMALGAMATION" means articles of amalgamation filed with the Director pursuant to the Act.

          "BUSINESS DAY" means any day other than a Saturday, Sunday or a civic or statutory holiday in the city of Toronto, Ontario;

          "CERTIFICATE OF AMALGAMATION" means a certificate of amalgamation issued by the Director in respect of the Amalgamation;

          "CIRCULAR" means the management information circular of Hedman, which is anticipated to be dated December 19, 2000, to be sent in connection with the Meeting;

          "DIRECTOR" means the Director appointed under Section 278 of the Act;

          "DISSENTING SHAREHOLDER" means a Shareholder of Hedman who, in connection with the special resolution of the Shareholders which approves and adopts this Agreement, has duly exercised the right to dissent pursuant to Section 185 of the Act in strict compliance with the provisions thereof;

          "EFFECTIVE DATE" means the date shown on the Certificate of Amalgamation, which is anticipated to be January 17, 2000.

          "ENVIRO US COMMON SHARES" means the common shares of Enviro US;

          "HEDMAN COMMON SHARES" means the common shares of Hedman;

          "HEDMAN STOCK OPTIONS" means the options issued under the Hedman Stock Option Plan to purchase Hedman Common Shares.

          "HEDMAN STOCK OPTION PLAN" means the Hedman Resources Limited Stock Option Plan, a copy of which is set forth in the Circular as an appendix to Schedule F thereto.

          "HEDMAN WARRANTS" means the warrants issued by Hedman to purchase Hedman Common Shares.

          "MEETING" means the special meeting of Shareholders to be held to consider the approval of the special resolution which approves and adopts this Agreement;

          "OTCBB" means NASD Over-the-Counter Bulletin Board; and

          "SHAREHOLDER" means a registered shareholder of Hedman Common Shares immediately prior to the filing of Articles of Amalgamation pursuant to
     Section 2.3 hereof.

          "VERMICULITE PROPERTY" means the mining claims acquired by Enviro US from Krystar, abstracts of which are annexed to this agreement as Schedule 1.

                                   ARTICLE 2

                                  AMALGAMATION

     ARTICLE 2.1  Agreement to Amalgamation

     Hedman and Enviro Canada hereby agree to amalgamate under the provisions of the Act and to continue as one corporation under the terms and conditions hereinafter set out. On the Effective Date:

          (a) the issued and outstanding Hedman Common Shares shall be converted into issued and fully paid Enviro US Common Shares on the basis of one (1) Enviro US Common Share for every two (2) Hedman Common Shares;

          (b) the one (1) issued and outstanding common share of Enviro Canada shall be converted into one (1) issued and fully paid common share of Amalco; and

          (c) a Dissenting Shareholder will become entitled to be paid the fair value for such shareholder's Hedman Common Shares by Enviro US upon strict compliance with the relevant provisions of the Act.

     ARTICLE 2.2  Fractional Shares

     No fractional shares shall be issued. If any Shareholder would otherwise be entitled to receive a fractional Enviro US Common Share as a result of the Amalgamation, such Shareholder shall receive a cash payment in respect of such fractional share on the basis that one (1) Enviro US Common Share has a value equal to the simple average of the closing price for Enviro US Common Shares on the OTCBB for the first five days which the Enviro US Common Shares are traded on that exchange, following the Effective Date. Payment to Shareholders for fractional shares will be made by Enviro US in US dollars, based upon the rate of exchange on the Effective Date.

     ARTICLE 2.3  Delivery of Articles of Amalgamation

     Upon and subject to the shareholders of each of Hedman, Enviro US and Enviro Canada approving the Amalgamation and adopting this Agreement and subject to Article 7 of this Agreement, Articles of Amalgamation in prescribed form shall be sent to the Director under the Act, together with the documents required by Section 178 of the Act.

     ARTICLE 2.4  Effect of Amalgamation

     Upon the Amalgamation of Hedman and Enviro Canada and their continuance as one corporation becoming effective:

          (a) their respective property(ies) shall be the property(ies) of Amalco;

          (b) Amalco shall be liable for their respective obligations;

          (c) an existing cause of action, claim or liability to prosecution relating to one or both of them shall be unaffected;

          (d) a civil, criminal or administrative action or proceeding pending by or against one or both of them may be continued to be prosecuted by or against Amalco;

          (e) a conviction against, or ruling, order or judgment in favour of or against, one or both of them may be enforced by or against Amalco; and

          (f) Amalco's Articles of Amalgamation shall be deemed to be its articles of incorporation and Amalco's Certificate of Amalgamation shall be deemed to be its certificate of incorporation.

                                   ARTICLE 3

                                     AMALCO

     ARTICLE 3.1  Amalco

     The name of Amalco shall be Enviro Industrial Technologies (Canada), Inc.

     ARTICLE 3.2  Registered Office

     The place in Canada where the registered office of Amalco is to be situated is in the City of Toronto, in the Province of Ontario, until changed in accordance with the Act.

     ARTICLE 3.3  Authorized Capital

     Amalco shall be authorized to issue an unlimited number of common shares without par value. The rights, privileges, restrictions and conditions attaching to each class of share shall be as set forth in Schedule 1 to this Agreement.

     ARTICLE 3.4  Restrictions on Transfer

     Subject to the rights of Dissenting Shareholders, if any, the right to transfer any share or shares of Amalco shall be restricted in that no shareholder of Amalco shall be entitled to transfer any share or shares of Amalco without either:

          (a) the consent of the directors of Amalco, expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by all of the directors; or

          (b) the consent of the holders of at least a majority of the shares of Amalco entitling the holders thereof to vote in all circumstances, expressed by a resolution passed at a meeting of such shareholders or by an instrument or instruments in writing signed by all such shareholders.

     ARTICLE 3.5  Directors

     The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10). The names and residence addresses of the first directors of Amalco are as follows:

NAME                                                              RESIDENCE ADDRESS
----                                                              -----------------
Teodosio V. Pangia........................................    Kleinberg, Ontario, Canada
Thomas Franzone...........................................    Shirley, New York

     The said first directors shall hold office until the first meeting of the shareholders of Amalco or until their successors are elected or appointed in accordance with the Act.

     ARTICLE 3.6  No Restrictions on Business

     There shall be no restrictions on the business that Amalco may carry on.

     ARTICLE 3.7  Other Provisions

     The following provisions shall apply to Amalco:

          (a) the number of shareholders of Amalco exclusive of persons who are in the employment of Amalco and exclusive of persons who, having been formerly in the employment of Amalco, were, while in that employment and have continued after the termination of that employment to be, shareholders of Amalco, is limited to not more than fifty, two or more persons who are joint registered owners of one or more shares being counted as one shareholder;

          (b) any invitation to the public to subscribe for securities of Amalco is prohibited; and

          (c) the directors of Amalco may, without authorization of the shareholders:

             (i)  borrow money upon the credit of Amalco;

             (ii)  issue, reissue, sell or pledge debt obligations of Amalco;

             (iii) give a guarantee on behalf of Amalco to secure performance of an obligation of any person; and

             (iv) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of Amalco, owned or subsequently acquired, to secure any debt obligation of Amalco.

     The words "debt obligation" and "security interest" as used in this paragraph shall have the meanings ascribed thereto subsection 2(1) of the Act.

     ARTICLE 3.8  Issued Capital

     On the Effective Date there shall be one common share in the capital of Amalco issued and outstanding and registered in the name of Enviro US.

     ARTICLE 3.9  Stated Capital

     On the Effective Date, the stated capital account of Amalco shall be equal to the stated capital account for the issued and outstanding shares of Enviro Canada.

     ARTICLE 3.10  Share Certificates

     Following the Amalgamation, Shareholders (other than Dissenting Shareholders) shall, upon request therefor by Amalco, surrender for cancellation the certificates representing the Hedman Shares held by them and shall, where applicable, be entitled to receive, without charge, a certificate for Enviro US Common Shares in accordance with Article 2 of this Agreement.

     ARTICLE 3.11  By-laws

     To the extent the same are not inconsistent with this Agreement, the by-laws of Amalco shall be those of Enviro Canada, until repealed, amended, altered or added to in accordance with the Act.

     ARTICLE 3.12  Officers

     Until changed by the directors, the officers of Amalco shall be as follows:

NAME                                                           OFFICE
----                                                           ------
Claude Taillefer............................................  President
David Houle.................................................  Secretary
Anthony Kramreither.........................................  Treasurer

                                   ARTICLE 4

                                   ENVIRO US

     Enviro US covenants and agrees that, as at the Effective Date, the following provisions shall be applicable in respect of Enviro US:

     ARTICLE 4.1  Registered Office

     The place in the United States where the registered office of Enviro US is to be situated is in the city of New York, in the State of New York, until changed in accordance with the Delaware General Corporate Law.

     ARTICLE 4.2  Authorized Capital

     The authorized capital of Enviro US shall consist of 50,000,000 shares of common stock, par value US$.001 per share and 10,000,000 preferred stock, par value US$.001 per share. The rights, privileges, restrictions and conditions attaching to each class of shares shall be as set forth in Schedule 3 hereto.

     ARTICLE 4.3  Restrictions on Share Transfer

     There shall be no restrictions on the transfer of shares of Enviro US.

     ARTICLE 4.4  Restrictions on Business

     There shall be no restrictions on the business in which Enviro US is authorized to carry on.

     ARTICLE 4.5  By-Laws

     The by-laws of Enviro US shall be in the form of Schedule 4 to this Agreement.

     ARTICLE 4.6  Directors

     The minimum number of directors of Enviro US shall be three (3) and the maximum number of directors of Enviro US shall be 10. The names and residence addresses of the directors as at the Effective Date shall be as follows:

NAME                                                                  ADDRESS
----                                                                  -------
Teodosio V. Pangia........................................  Kleinberg, Ontario, Canada
Thomas Franzone...........................................  Shirley, New York, USA
Claude Taillefer..........................................  Thornhill, Ontario, Canada
John Corbani..............................................  Fairfield, Connecticut, USA
Edward Blanchard..........................................  Lively, Ontario, Canada

     ARTICLE 4.7  Officers

     Until changed by the directors of Enviro US, the officers of Enviro US shall be as follows:

NAME                                                           OFFICE
----                                                           ------
Teodosio V. Pangia..........................................  Chairman
Thomas Franzone.............................................  President

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     ARTICLE 5.1  Mutual Representations and Warranties

     Each of the parties represents and warrants to and in favour of each of the other parties as follows and acknowledges that each of the other parties is relying upon such representations and warranties in connection with the matters contemplated by this Agreement:

          (a) it has been duly formed and is validly existing under the laws of its jurisdiction of incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as conducted at present;

          (b) it has the corporate capacity and power to enter into this Agreement and, subject to obtaining the requisite approvals contemplated hereby, to perform its obligations hereunder;

          (c) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby to which it is a party have been duly approved by its board of directors;

          (d) this Agreement constitutes a valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the availability of equitable remedies and laws affecting the enforceability of creditors' rights generally;

          (e) the execution and delivery of this Agreement and the completion of the transactions contemplated hereby will not result in a violation or breach of or default under any of the terms and provisions of its articles or by-laws or any indenture or another agreement or instrument, written or oral, to which it is a party or by which it is bound or result in the creation of any lien, charge or encumbrance upon any of its material assets under such agreement or instrument and do not breach any provisions of any law or administrative regulation or any judicial or administrative award, judgement or decree applicable to it, the breach of which would have a material adverse effect on it;

          (f) the information (including the financial information) set forth in the Circular relating to it and its subsidiaries and other interests, their respective businesses and properties and the effect of the Amalgamation thereon is true, correct and complete in all material respects as at the date as of which such information is given and does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made; and

          (g) there are no actions, suits, proceedings or investigations commenced, contemplated or threatened against or affecting it at law or in equity, before or by any governmental department, commission, board, bureau, court, agency, arbitrator or instrumentality, domestic or foreign, of any kind nor are there any existing facts or conditions which may reasonably be expected to be a proper basis for any actions, suits, proceedings or investigations which, in any case, would prevent or hinder the consummation of the transactions contemplated by this Agreement.

     ARTICLE 5.2  Representations and Warranties of Enviro US

     Enviro US represents and warrants to and in favour of Hedman as follows and acknowledges that Hedman is relying upon such representations and warranties in connection with the matters contemplated by this Agreement;

          (a) Enviro US is the registered holder and beneficial owner of one common share in the capital of Enviro Canada with good and marketable title thereto, free and clear of all encumbrances;

          (b) the authorized capital of Enviro Canada consists of an unlimited number of common shares;

          (c) the only outstanding share in the capital of Enviro Canada is the one common share held by Enviro US, which has been duly and validly issued and is outstanding as fully paid and non-assessable;

          (d) the authorized capital of Enviro US consists of 50,000,000 common shares, par value US$0.001 and 10,000,000 preferred shares, par value US$0.001;

          (e) the only outstanding shares in the capital of Enviro US are 13,750,000 Enviro US Common Shares, all of which have been duly and validly issued and are outstanding as fully paid and non-assessable shares;

          (f) no person has any agreement, option, warrant, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, allotment or issuance of any unissued shares in the capital of Enviro US or Enviro Canada or any other securities of either of them; and

          (g) neither Enviro US nor Enviro Canada carries on any business and neither has any employees. Enviro Canada has no property or assets or liabilities; Enviro US has no property or assets or material liabilities other than the Vermiculite Property or as disclosed in the Circular, including, for further certainty, all Schedules thereto. Enviro US is the legal and beneficial owner with good and marketable title to the Vermiculite Property, free and clear of all title defects and encumbrances.

     ARTICLE 5.3  Representations and Warranties of Hedman

     Hedman represents and warrants to and in favour of Enviro US as follows and acknowledges that Enviro US is relying on such representations and warranties in connection with the matters contemplated by this Agreement:

          (a) the authorized capital of Hedman consists of an unlimited number of common shares;

          (b) the only outstanding shares in the capital of Hedman are 28,283,035 Common Shares, all of which have been duly and validly issued and are outstanding as fully paid and non-assessable shares;

          (c) except in connection with the Hedman Warrants and the Hedman Stock Options and as otherwise contemplated by this Agreement, no person has any agreement, option, warrant, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement for the purchase, subscription, allotment or issuance of any unissued Hedman Common Shares or any other securities of Hedman;

          (d) there are outstanding Hedman Warrants to purchase 13,465,320 Hedman Common Shares; and

          (e) Hedman has no material property or assets or material liabilities other than as disclosed in the Circular, including for further certainty, all schedules thereto and all documents incorporated by reference therein.

                                   ARTICLE 6

                                   COVENANTS

     ARTICLE 6.1  Covenants of Enviro US, Enviro Canada, Hedman

     Each of the parties covenants and agrees with the other as follows:

          (a) the information set forth in the Circular relating to it and its subsidiaries and other interests, their respective business and property and the effect of the Amalgamation thereon will, at the Effective Date, be true, correct and complete in all material respects and will not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they are made;

          (b) until the Effective Date or the earlier termination of this Agreement in accordance with Article 8, except with the written consent of the other parties hereto or as contemplated hereby, each of the parties shall:

             (i) carry on its business in the ordinary course of substantially the same manner as heretofore conducted and shall preserve in tact its present business organization;

             (ii) not declare any dividends or make any other distribution in respect of any of its outstanding securities;

             (iii) not issue, set aside, reserve or authorize or propose the issuance of, or purchase or redeem or propose a purchase or redemption of any shares of any class or series in its capital or securities convertible into shares, or rights, warrants or options to acquire, any such shares or other convertible securities, except the exercise in the ordinary course in respect of the Hedman Warrants or Hedman Stock Options, respectively;

             (iv) not guarantee the payment of indebtedness or incur indebtedness from money borrowed or issue or sell any debt securities, except in the ordinary course; and

             (v) not amalgamate, merge or consolidate with any corporation or body corporate;

          (c) it shall perform the obligations required to be performed by it under this Agreement and shall do all such acts and things as may be necessary or required in order to give effect to the Amalgamation and, without limiting the generality of the foregoing, it shall use its best efforts to:

             (i) obtain the approvals, including the approval of its shareholders, required for the completion of the Amalgamation;

             (ii) file Articles of Amalgamation in respect of the Amalgamation;

             (iii) obtain such other consents, orders and approvals as counsel may advise are necessary or desirable for the completion of the Amalgamation, including those referred to in section 7.1 hereof.

          (d) give prompt notice to the other parties of the occurrence or failure to occur, at any time prior to the Effective Date of any event, the occurrence or failure to occur of which would, or would be likely to:

             (i) cause any of its representations or warranties contained herein to be untrue or inaccurate in any material respect; or

             (ii) result in its failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder,

     provided, however, that no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

     ARTICLE 6.2  Covenants of Enviro US

     Enviro US covenants and agrees with Hedman as follows:

          (a) it shall use all reasonable commercial efforts to obtain all trading approvals from the OTCBB for the Enviro US shares, including any such approvals as are required to cause the free tradability of the Enviro US Common Shares to be issued in respect of the exercise of Hedman Warrants or Hedman Stock Options following the Amalgamation;

          (b) it shall cause Enviro US to make, in a timely manner, all necessary filings with the United States Securities and Exchange Commission;

          (c) to shall use all reasonable efforts to establish a stock option plan, in form and having such terms and conditions as are satisfactory to Hedman, acting reasonably; and

          (d) it shall obtain such consents, orders and approvals as are necessary to enable the Hedman Warrants and Hedman Stock Options to be exercised for Enviro US Common Shares as contemplated by with section 7.2 of this Agreement.

     ARTICLE 6.3  Covenants of Hedman

     Hedman covenants and agrees with the other parties that it shall expeditiously file and mail the Circular in accordance with all applicable laws and regulatory requirements.

                                   ARTICLE 7

                              CONDITIONS PRECEDENT

     ARTICLE 7.1  Mutual Conditions Precedent

     The obligations of each party hereto to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction, on or before the Effective Date, of the following conditions precedent:

          (a) the Amalgamation, with or without amendment, shall have been approved by the shareholders of each of the parties to the Amalgamation;

          (b) the Articles of Amalgamation shall have been accepted by the Director for filing;

          (c) all consents, order, rulings, approvals and assurances, including any regulatory approvals which are required, necessary or desirable for the completion of the Amalgamation shall have been obtained;

          (d) there shall not be in force any order or decree restraining or enjoining the implementation of the transactions contemplated by this Agreement involving such party and there shall be no proceeding of a judicial or administrative nature or otherwise, in progress or threatened, that relates to or results from the transactions contemplated by this Agreement involving such party that could, if successful, result in an order or ruling that would preclude completion of the transactions contemplated by this Agreement;

          (e) none of the consents, orders or approvals required for the completion of the Amalgamation shall contain terms or conditions that require undertakings or security considered unsatisfactory or unacceptable to such party, acting reasonably;

          (f) all covenants of the other parties hereto under this Agreement to be performed for such party's benefit on or before the Effective Date shall have been duly performed in all material respects;

          (g) all representations and warranties of the other parties hereto in favour of such party under this Agreement shall be true and correct on the date hereof and as of the Effective Date, with the same effect as if such representations and warranties had been made at and as of such date, and such party shall have received certificates, addressed to it and dated the Effective Date, of a senior officer of each of the other corporate parties hereto, confirming the same;

          (h) the board of directors of the other parties hereto shall have passed all necessary resolutions, and all other necessary corporate action shall have been taken by such parties to authorize and complete the transactions contemplated by this Agreement involving such party;

          (i) Hedman shall not have received, collectively, notices of the exercise of rights of dissent under section 185 of the Act in respect of more than 5% of the aggregate number of Hedman Common Shares issued and outstanding as at the date of the Circular; and

          (j) this Agreement shall not have been terminated pursuant to section 8.2.

     ARTICLE 7.2  Conditions Precedent for the Benefit of Hedman

     The obligation of Hedman to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction on or before the Effective Date, of the following conditions precedent:

          (a) Hedman shall be satisfied, in its discretion, with the results of its due diligence investigations of Enviro US and Enviro Canada, including the quality of and title to the Vermiculite Property;

          (b) Enviro US shall have adopted a stock option plan in form and substance satisfactory to Hedman, acting reasonably;

          (c) Hedman shall be satisfied that the holders of outstanding Hedman Warrants shall be entitled to exercise such Hedman Warrants for Enviro US Common Shares, following the Effective Date, on a two-for-one basis and that such Enviro US Common Shares are freely-trading;

     ARTICLE 7.3  Conditions Precedent for the Benefit of Enviro US

     The obligation of Enviro US to complete the transactions contemplated by this Agreement and to file Articles of Amalgamation to give effect to the Amalgamation shall be subject to the satisfaction, in its discretion, on or before the Effective Date, of Enviro US with the results of its due diligence investigations.

     ARTICLE 7.4  Merger of Conditions

     The conditions precedent set forth in this Agreement shall be conclusively deemed to have been satisfied, waived or released when the Certificate of Amalgamation in respect of the Amalgamation is issued by the Director; provided that nothing in this section 7.4 shall relieve any party from its obligations relating to such party's representations and warranties contained herein.

                                   ARTICLE 8

                           AMENDMENT AND TERMINATION

     ARTICLE 8.1  Amendments in Respect of Amalgamation

     Subject as hereinafter provided and to applicable law, the provisions of this Agreement with respect to the Amalgamation may, at any time before or after the holding of the Meeting, be amended without further notice to, or authorization of, the shareholders of any of the parties, by written agreement of the parties hereto, provided that any such amendment does not materially adversely affect the shareholders of any of the parties.

     ARTICLE 8.2  Termination

     (a) If any condition herein for the benefit of a party hereto is not satisfied at or before the Effective Date to the satisfaction of such party, then such party, by notice to the other party hereto, may terminate this Agreement, but without detracting from the rights of such party arising from any breach of covenant by another party hereto but for which the condition would have been satisfied; and

     (b) This Agreement may at any time, before or after the Meeting, be terminated by the mutual agreement of the parties hereto without further action on the part of their respective shareholders.

     ARTICLE 8.3  Effect of Termination

     Upon the termination of this Agreement pursuant to section 8.2, this Agreement shall forthwith terminate and, except in the case of a party hereto that is not in compliance with its obligations hereunder, no party hereto shall have any liability or further obligation to any other party hereto.

                                   ARTICLE 9

                                    GENERAL

     ARTICLE 9.1  Sections and Headings

     The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a Section refers to the specified Section of this Agreement.

     ARTICLE 9.2  Number, Gender and Persons

     In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

     ARTICLE 9.3  Entire Agreement

     This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including for further certainty, the Letter of Intent. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

     ARTICLE 9.4  Time of Essence

     Time shall be of the essence of this Agreement.

     ARTICLE 9.5  Applicable Law

     This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

     ARTICLE 9.6  Severability

     If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision in hereby declared to be separate, severable and distinct.

     ARTICLE 9.7  Successors and Assigns

     This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

     ARTICLE 9.8  Counterparts

     This Agreement may be executed in one or more counterparts by facsimile transmission, each of which shall constitute an original and all of which when taken together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto under their respective seals as of the date first referred to above.

                                          HEDMAN RESOURCES LIMITED

                                          By:
                                          --------------------------------------
                                            Name: Claude Taillefer
                                            Title:

                                          ENVIRO INDUSTRIAL TECHNOLOGIES, INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                          ENVIRO INDUSTRIAL TECHNOLOGIES
                                          (CANADA), INC.

                                          By:
                                          --------------------------------------
                                            Name:
                                            Title:

                                   SCHEDULE 1

COMMON SHARES

     A. PAYMENT OF DIVIDENDS: The holders of the common shares shall be entitled to receive dividends if, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends in such amount and payable at such times and at such place or places in Canada as the board of directors may from time to time determine.

     B. PARTICIPATION UPON LIQUIDATION, DISSOLUTION OR WINDING-UP: In the event of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding-up its affairs, the holders of the common shares shall be entitled to participate rateably in any distribution of the assets of Amalco.

     C. VOTING RIGHTS: The holders of the common shares shall be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each common share held at all such meetings.

                                  SCHEDULE "E"

                               DISSENTERS RIGHTS

             SECTION 185 OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

     185. (1) RIGHTS OF DISSENTING SHAREHOLDERS. -- Subject to subsection (3) to sections 186 and 248, if a corporation resolves to,

          (a) amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

          (b) amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

          (c) amalgamate with another corporation under sections 175 and 176;

          (d) be continued under the laws of another jurisdiction under section 181; or

          (e) sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

     (2) IDEM. -- If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

          (a) clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

          (b) subsection 170(5) or (6).

     (3) EXCEPTION. -- A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

          (a) amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

          (b) deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

     (4) SHAREHOLDER'S RIGHT TO BE PAID FAIR VALUE. -- In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

     (5) NO PARTIAL DISSENT. -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

     (6) OBJECTION. -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

     (7) IDEM. -- The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

     (8) NOTICE OF ADOPTION OF RESOLUTION. -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

     (9) IDEM. -- A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

     (10) DEMAND FOR PAYMENT OF FAIR VALUE. -- A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

          (a) the shareholder's name and address;

          (b) the number and class of shares in respect of which the shareholder dissents; and

          (c) a demand for payment of the fair value of such shares.

     (11) CERTIFICATES TO BE SENT IN. -- Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

     (12) IDEM. -- A dissenting shareholder who fails to comply with subsections
(6), (10) and (11) has no right to make a claim under this section.

     (13) ENDORSEMENT ON CERTIFICATE. -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

     (14) RIGHTS OF DISSENTING SHAREHOLDER. -- On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

          (a) the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

          (b) the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

          (c) the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholder's rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

     (15) OFFER TO PAY. -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

          (a) a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

          (b) if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

     (16) IDEM. -- Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

     (17) IDEM. -- Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

     (18) APPLICATION TO COURT TO FIX FAIR VALUE. -- Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

     (19) IDEM. -- If a corporation fails to apply to the court under subsection
(18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

     (20) IDEM. -- A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

     (21) COSTS. -- If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

     (22) NOTICE TO SHAREHOLDERS. -- Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

          (a) has sent to the corporation the notice referred to in subsection
     (10); and

          (b) has not accepted an offer made by the corporation under subsection
     (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

     (23) PARTIES JOINED. -- All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

     (24) IDEM. -- Upon an application to the court under subsection (18) or
(19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

     (25) APPRAISERS. -- The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

     (26) FINAL ORDER. -- The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

     (27) INTEREST. -- The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

     (28) WHERE CORPORATION UNABLE TO PAY. -- Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

     (29) IDEM. -- Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

          (a) withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

          (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

     (30) IDEM. -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

          (a) the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

          (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

     (31) COURT ORDER. -- Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to the rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance with such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

     (32) COMMISSION MAY APPEAR. -- The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

        HEDMAN RESOURCES LIMITED COMMON SHARES PROXY FOR THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS TO BE HELD ON SEPTEMBER 26, 2002

     The undersigned shareholder of Hedman Resources Limited ("Hedman") hereby appoints Claude Taillefer, President & CEO of Hedman, or failing him, David
Houle, Treasurer of Hedman, OR INSTEAD OF EITHER OF THEM,           as the
proxy, with power of substitution, to attend, vote and act for and on behalf of the undersigned at the annual and special meeting of the shareholders of Hedman
to be held on the           of July, 2002, at the hour of 10:00 a.m. in the
morning (Toronto time) at the Regal Constellation Hotel (Saturn Room), 900 Dixon Road, Toronto, Ontario and at any adjournment or adjournments thereof (the "Meeting"), to the same extent and with the same power as if the undersigned were personally present at the said Meeting. The undersigned shareholder hereby revokes any proxy previously given to attend and vote at the Meeting.

     UNLESS THE UNDERSIGNED DIRECTS OTHERWISE, THE PROXY HOLDER IS HEREBY INSTRUCTED TO:

          1. VOTE FOR -- OR VOTE AGAINST -- the Amalgamation Resolution approving the amalgamation Agreement, the text of which is set out in Schedule A to the Management Information Circular.

          2. VOTE FOR -- WITHHOLD FROM VOTING -- a resolution for the election of directors of Hedman, the text of which is set out in Schedule B to the accompanying Management Information Circular.

          3. VOTE FOR -- VOTE AGAINST -- a resolution for the re-appointment of auditors of Hedman and to authorize the directors to fix the remuneration of the auditors, the text of which is set out in Schedule C to the accompanying Management Information Circular.

     Unless otherwise specified in this proxy, the common shares represented by this proxy will be voted by the management representatives whose names are printed above FOR the Amalgamation Resolution, FOR the election of directors, FOR the appointment of auditors and FOR the change in municipality and location of the registered office of the Corporation, all as more fully described in the Management Information Circular.

     This proxy confers discretionary authority on the person voting the proxy to vote on any amendments or variations to matters identified in the Notice of Meeting and any other matters which may properly come before the Meeting.

     THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF HEDMAN. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER OF HEDMAN) TO REPRESENT HIM/HER AND TO ATTEND AND ACT ON HIS BEHALF AT THE MEETING OR ANY ADJOURNMENT THEREOF OTHER THAN THE NOMINEES DESIGNATED ABOVE AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF HIS NOMINEE IN THE SPACE PROVIDED ABOVE FOR THAT PURPOSE.

DATED the      day of

                                          Name of Shareholders

                                          Signature of Shareholder

                                     NOTES:

INSTRUCTIONS:

     1. This proxy form must be signed and dated by the shareholder or his, her or its attorney authorized in writing, or, if the shareholder is a corporation, by any officer or attorney thereof duly authorized and under seal. If the proxy form is not dated in the space provided it is deemed to bear the date on which it is mailed by management of Hedman. This proxy ceases to be valid one year from its date.

     2. In order to be effective, this form of proxy must be properly executed and returned to the attention of Claude Taillefer, so that it arrives not later than the close of business on January 12, 2001, or if the Meeting is adjourned, 48 hours, (excluding Saturdays, Sundays and holidays), before the commencement of the adjourned Meeting or deposit the signed enclosed form of proxy with the Chairperson of the Meeting on the day of the Meeting or any adjournment thereof prior to commencement of the Meeting.

                                    PART II

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law "DGCL," in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if a person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have no reasonable cause to believe that the person's conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 21.  INDEX TO EXHIBITS

     The following list describes the exhibits filed as part of this Registration Statement on Form S-4:

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
     2.1  Amalgamation Agreement, dated as of January 13, 2000 by and between Enviro Industrial Technologies, Inc. and Hedman
          Resources Ltd. (included as Schedule D to the Prospectus/
          Information Circular)
     3.1  Articles of Incorporation of Enviro Industrial Technologies,
          Inc. as filed on April 27, 2000(1)
     3.2  Bylaws(1)
     4.1  Form of Subscription Agreement(1)
     4.2  Demand Promissory Note dated September 1, 2000 with Louis
          Lilling as Maker and Enviro Industrial Technologies, Inc. as
          Holder(1)
     4.3  Stock Option Plan of Hedman Resources Limited(1)
     5.1  Opinion and Consent of Bondy & Schloss LLP (to be filed by amendment)
     6.1  Option Agreement by and between Krystar International Ltd.
          and Enviro Industrial Technologies, Inc.(1)
     6.2  Lease by and between Brovi Investments Limited and Hedman
          Resources Limited(2)
     8.1  Letter of Intent -- Acquisition of Hedman Resources
          Limited(1)
    10.1  Form of Subscription Agreement(1)
    10.2  Demand Promissory Note(1)
    10.3  Letter of Intent -- Acquisition of Hedman Resources(1)
    10.4  Option Agreement by and between Enviro Industrial
          Technologies, Inc. and Krystar International Ltd.(1)
    10.5  Sales Agency Agreement by and between Technology Development
          Services Ltd. and Hedman Resources Limited(3)
    10.6  Sales Agency Agreement by and between Alliance Financial,
          Ltd. and Hedman Resources Limited(3)
    10.7  Distribution Agreement by and between Contemporary Trading and Investments Ltd. and Hedman Resources Limited(3)
    10.8  Sales Agency Agreement by and between Recon Industrial
          Products Ltd. and Hedman Resources Limited(3)
    10.9  Distribution Agreement by and between Village Building
          Supplies and Hedman Resources Limited(3)
    12.1  Map of Location of Vermiculite Mining Claims(2)
    12.2  Map of Location of Hedman Mining Claims(2)
    12.3  Press Release of Hedman Resources Limited announcing planned acquisition by Enviro Industrial Technologies, Inc.(2)
    12.4  Press Release of Hedman Resources Limited announcing that its manufacturing facility in Matheson, Ontario is in full production.(4)
    23.1  Consent of J.H. Cohn LLP (included at page 76 of the
          Information Circular)
    23.2  Consent of KPMG LLP (included at page 74 of the Information
          Circular)
    23.3  Consent of Bondy & Schloss LLP (set forth in Exhibit 5.1)
    23.4  Consent of Donahue (included at page 72 of the Information
          Circular)
    23.5  Consent of P.A.R. Brown, Mining Geologist (included at page
          75 of the Information Circular)

---------------

(1) Previously filed with Registration Statement on Form 10-SB (File No. 000-31543) on September 15, 2000.

(2) Previously filed with Amendment No. 1 to Registration Statement on Form 10-SB (File No. 000-31543) on December 13, 2000.

(3) Previously filed with Amendment No. 2 to Registration Statement on Form 10-SB (File No. 000-31543) on January 31, 2001.

(4) Previously filed with Amendment No. 3 to Registration Statement on Form 10-SB (File No. 000-031543) on March 15, 2001.

ITEM 22.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

     We hereby undertake to respond for requests for information that is incorporated by reference into this prospectus, within one business day of such request, and to send the incorporated materials by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post effective amendment all information concerning a transaction, and the company being acquired therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereinto duly authorized, in the City of New York, New York on July 31, 2002.

                                          ENVIRO INDUSTRIAL TECHNOLOGIES, INC.

                                          By:    /s/ TEODOSIO V. PANGIA
                                            ------------------------------------
                                                     Teodosio V. Pangia
                                            Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                   NAME                                      POSITION                        DATE
                   ----                                      --------                        ----
           /s/ THOMAS FRANZONE              Secretary, Treasurer (Principal Financial    July 31, 2002
------------------------------------------     and Accounting Officer) and Director
             Thomas Franzone




          /s/ TEODOSIO V. PANGIA               Chief Executive Officer and Director      July 31, 2002
------------------------------------------
            Teodosio V. Pangia